•   The business combination described in this document involves securities of Japanese companies. The business combination is subject to disclosure requirements of Japan that are different from those of the United States. Financial information included in this document, if any, was excerpted from financial statements prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

•   It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuers are located in Japan and some or all of their officers and directors reside outside of the United States. You may not be able to sue a Japanese company or its officers or directors in a Japanese court for violations of the U.S. securities laws. It may be difficult to compel a Japanese company and its affiliates to subject themselves to a U.S. court’s judgment. You should be aware that the issuer may purchase securities otherwise than under the business combination, such as in the open market or through privately negotiated purchases.

•   This document has been translated from the Japanese original for reference purposes only. In the event of any discrepancy between this translated document and the Japanese original, the original shall prevail. GL Sciences Inc. and Techno Quartz Inc. assume no responsibility for this translation or for direct, indirect or any other forms of damages arising from the translation.

(Stock Exchange Code 7705)

June 7, 2024

(Date of commencement of measures for electronic provision: May 30, 2024)

To Shareholders with Voting Rights:

Yoshihiro Nagami

President

GL Sciences Inc.

6-22-1 Nishi-Shinjuku, Shinjuku-ku, Tokyo

NOTICE OF
THE 57th ANNUAL GENERAL MEETING OF SHAREHOLDERS

Dear Shareholders:

We would like to express our appreciation for your continued support and patronage.

We are pleased to inform you that the 57th Annual General Meeting of Shareholders of GL Sciences Inc. (the “Company”) will be held for the purposes as described below.

In convening this year’s Annual General Meeting of Shareholders, the Company has taken measures for electronic provision and posted matters subject to measures for electronic provision on the websites indicated below. Please access the following website (the section for the fiscal year ended March 31, 2024 under “Annual General Meeting of Shareholders”).

The Company’s website

https://www.gls.co.jp/company/ir/shareholder_meeting.html (in Japanese)

The matters subject to measures for electronic provision are also posted on the Tokyo Stock Exchange (TSE) website in addition to the website indicated above. Access the TSE website (TSE Listed Company Search), enter the Company’s name “GL Sciences” in the “Issue name (company name)” field or the Company’s securities code “7705” in the “Code” field and click “Search,” select “Basic information,” and then “Documents for public inspection/PR information.” Under “Filed information available for public inspection,” click the “Click here for access” button below [Notice of General Shareholders Meeting/Informational Materials for a General Shareholders Meeting] and you can find the notice of convocation.

Tokyo Stock Exchange website

https://www2.jpx.co.jp/tseHpFront/JJK020010Action.do?Show=Show

If you are unable to attend the meeting, you can exercise your voting rights in writing or via the Internet. Please review the Reference Documents for the General Meeting of Shareholders included in the matters subject to measures for electronic provision, and exercise your voting rights no later than 5:15 p.m. Japan time on Monday, June 24, 2024.

1. Date and Time:	Tuesday, June 25, 2024 at 10:30 a.m. Japan time

(Reception starts at 9:50 a.m.)

2. Place:	Bellesalle Shinjuku Grand, Conference Center

5F, Sumitomo Fudosan Shinjuku Grand Tower

8-17-1, Nishi-shinjuku, Shinjuku-ku, Tokyo, Japan

3.	Meeting Agenda:

Matters to be reported: 1. The Business Report, Consolidated Financial Statements for the Company’s 57th Fiscal Year (April 1, 2023 to March 31, 2024) and results of audits by the Accounting Auditor and the Audit and Supervisory Committee of the Consolidated Financial Statements

2.	Non-consolidated Financial Statements for the Company’s 57th Fiscal Year (April 1, 2023 to March 31, 2024)

Proposals to be resolved:

Proposal 1:           Approval of Share Transfer Plan

Proposal 2:           Appropriation of Surplus

Proposal 3:           Election of Six (6) Directors (excluding Directors Who Are Audit and Supervisory Committee Members)

Proposal 4:           Election of One (1) Substitute Director Who Is an Audit and Supervisory Committee Member

Proposal 5:           Presentation of Retirement Benefits to a Retiring Director (excluding a Director Who Is an Audit and Supervisory Committee Member)

4.	Matters Determined for Convocation:
(1)	If neither a vote for nor against a proposal is indicated, it shall be deemed a vote for.
(2)	If you exercise your voting rights in duplicate via the Internet and in writing, the vote via the Internet shall be treated as valid. If you exercise your voting rights more than once via the Internet, the last vote exercised shall be treated as valid.

<Notice on matters subject to measures for electronic provision>

●	Information materials for a general meeting of shareholders (Reference Documents for the General Meeting of Shareholders, Business Report, Consolidated Financial Statements, Non-consolidated Financial Statements, and Audit Reports) were previously sent to shareholders in the form of a paper copy. In line with the introduction of the system for electronic provision pursuant to the amendment of the Companies Act, the Company has changed the method of provision to the posting of the information materials on websites. Please access the websites indicated in this Notice of Convocation to review the information materials. For your convenience, the Reference Documents for the General Meeting of Shareholders are attached to this Notice of Convocation so that you can refer to the proposals submitted to the General Meeting of Shareholders.
●	The paper copy sent to shareholders who have requested it does not include the matters listed below in accordance with the provisions of laws and regulations as well as Article 14 of the Company’s Articles of Incorporation.
1)	Consolidated Statement of Changes in Equity and Notes to Consolidated Financial Statements, which are part of the Consolidated Financial Statements
2)	Non-consolidated Statement of Changes in Equity and Notes to Non-consolidated Financial Statements, which are part of the Non-consolidated Financial Statements
3)	Financial Statements, etc. related to the final fiscal year of the other wholly owned subsidiary in the share transfer (Techno Quartz Inc.) in Proposal 1, “Approval of Share Transfer Plan,” in the Reference Documents for the General Meeting of Shareholders

The above-mentioned documents are part of the documents audited by the Audit and Supervisory Committee in preparing the Audit Report and by the Accounting Auditor in preparing the Accounting Audit Report.

●	Should the matters subject to electronic provision require revisions, the revised versions will be posted on each of the websites indicated above.

<To shareholders attending the meeting>

●	We will neither hold a reception for shareholders nor distribute souvenirs. We appreciate the understanding of our shareholders.
●	We will not hold the briefing session of the Overview of this Year’s Plan we previously held.

The information materials for the briefing on the financial results for the fiscal year ended March 31, 2024 and its video will be made available on the Company’s website as soon as they are ready. Please refer to them.

The Company’s website
https://www.gls.co.jp/company/ir/ir-release.html (in Japanese)

Reference Documents for the General Meeting of Shareholders

Proposals and References

Proposal 1:        Approval of Share Transfer Plan

The details of the Proposal are as stated in “Reference Documents for the General Meeting of Shareholders, Supplement to Proposal 1.”

Proposal 2:        Appropriation of Surplus

The Company intends to distribute profits by comprehensively taking into consideration its financial position, profit level, dividend payout ratio, and other factors, while securing internal funds for future business expansion and ensuring stable dividends to shareholders over the long term. Our policy is to maintain stable dividends from a long-term perspective while making capital investments in response to rapid technological innovation and to maintain and enhance competitiveness.

Based on the above policy, it is proposed that the year-end dividend for the fiscal year ended March 31, 2024 be paid as follows.

1.	Matters concerning year-end dividends
(1)	Type of dividend property

Cash

(2)	Matters related to the allotment of dividend property to shareholders and the total amount thereof

70 yen per share of common stock of the Company

Total amount: 718,181,800 yen

(3)	Effective date of distribution of surplus

June 26, 2024

2.	Other matters concerning appropriation of surplus

Not applicable

Proposal 3:        Election of Six (6) Directors (excluding Directors Who Are Audit and Supervisory Committee Members)

The terms of office of all four (4) Directors (excluding Directors who are Audit and Supervisory Committee Members) will expire at the conclusion of this year’s Annual General Meeting of Shareholders. Accordingly, the election of six (6) Directors (excluding Directors who are Audit and Supervisory Committee Members) is proposed.

The Audit and Supervisory Committee comprehensively reviewed the status of execution of duties, performance, and other matters during the fiscal year under review for each of the candidates to be re-elected, and past performance as an Operating Officer, managerial knowledge, and other matters for new candidates. As a result, the Committee judged that the candidates are suitable for serving as the Company’s Directors.

The candidates for Directors are as follows.

No.	Name (Date of birth)	Career summary, positions, responsibilities and significant concurrent positions		Number of shares of the Company held
1	Yoshihiro Nagami (August 12, 1959) [Reappointment]	April 1982	Joined the Company	36,860 shares
		April 2006	Manager, Sales Section 2, Osaka Branch Office
		April 2007	Manager attached to Sales Division
		October 2007	Seconded overseas; Executive Vice President, SHIMADZU-GL SCIENCES (SHANGHAI) LABORATORY SUPPLIES CO., LTD.
		July 2012	Operating Officer, in charge of overseas, the Company
		October 2012	Operating Officer; Deputy Executive Senior Manager, Sales Division
		April 2013	Operating Officer; Deputy Executive Senior Manager, Sales Division; Chief Manager, Affiliated-Abroad Company Administrative Office
		June 2013	Director; Executive Senior Manager, Sales Division; Chief Manager, Sales Administration Dept.; Chief Manager, Affiliated-Abroad Company Administrative Office
		July 2013	Director; Executive Senior Manager, Sales Division; Chief Manager, Affiliated-Abroad Company Administrative Office
		April 2015	Director; Chief Manager, Management Planning Office, the Company Director, GL Solutions Inc.
		June 2015	President; Chief Manager, Internal Audit Office; Chief Manager, Management Planning Office, the Company
		July 2015	President; Chief Manager, Internal Audit Office
		April 2018	President
		October 2018	President, GL Sciences (Shanghai) Limited (incumbent)
		June 2019	President; Chief Manager, Management Planning Office, the Company
		July 2019	President (incumbent)
		October 2020	Director, AGI Glass Academy Co., Ltd. (incumbent)
[Significant concurrent positions] President, GL Sciences (Shanghai) Limited Director, AGI Glass Academy Co., Ltd.

[Reason for nomination as candidate for Director]

Mr. Yoshihiro Nagami is responsible for overall management as the Company’s President. He has a wealth of knowledge and insight through his experience in domestic and overseas sales. Therefore, the Company judges that he is capable of appropriately fulfilling duties as a Director of the Company, and thus nominates him as a candidate for Director.

[Special interests between the candidate for Director and the Company] None

No.	Name (Date of birth)	Career summary, positions, responsibilities and significant concurrent positions		Number of shares of the Company held
2	Osamu Serizawa (May 25, 1960) [Reappointment]	April 1983	Joined The Mitsubishi Bank, Ltd. (currently MUFG Bank, Ltd.)	2,943 shares
		May 2009	General Manager, Kanda-Ekimae Branch
		September 2011	General Manager, On-site Credit Supervision Office, Credit Division
		June 2013	Audit & Supervisory Board Member, SEIKAGAKU CORPORATION
		June 2014	Director; General Manager, Business Administration Dept., SEIKAGAKU CORPORATION
		April 2017	Advisor to Administrative Division, the Company
		June 2018	Director; Executive Senior Manager, Administrative Division (incumbent)
		October 2018	Director, GL Sciences (Shanghai) Limited (incumbent)
[Significant concurrent positions] Director, GL Sciences (Shanghai) Limited

[Reason for nomination as candidate for Director]

Mr. Osamu Serizawa worked at listed companies, including a financial institution. He has abundant managerial experience and a wealth of knowledge and experience concerning financial and administrative aspects. The Company judges that he is capable of appropriately fulfilling duties as a Director of the Company, and thus nominates him as a candidate for Director.

[Special interests between the candidate for Director and the Company] None
3	Yoshitaka Honda (August 29, 1963) [Reappointment]	April 1986	Joined the Company	15,081 shares
		April 2010	Manager, Chemical Section 1
		January 2012	Manager, Marketing Section
		April 2014	Manager, Technical Marketing Section
		July 2015	Chief Manager, Marketing and Sales Promotion Dept.
		April 2017	Chief Manager, Manufacturing Dept. 3
		July 2018	Operating Officer; Chief Manager, Manufacturing Dept. 3
		June 2020	Operating Officer; Manager, Fukushima factory; Chief Manager, Manufacturing Dept. 3
		April 2021	Operating Officer; Manager, Fukushima Factory; Chief Manager, Security Trade Control Office; Chief Manager, Manufacturing Dept. 3
		June 2021	Director; Executive Senior Manager; Production Division; Manager, Fukushima Factory; Chief Manager, Security Trade Control Office; Chief Manager, Manufacturing Dept.3
		July 2021	Director; Executive Senior Manager, Production Division
		June 2023	Director in charge of Production Division
		February 2024	Director in charge of Production Division and General Technical Division; Executive Senior Manager, General Technical Division; Chief Manager, Product R&D Dept.
		April 2024	Director in charge of Production Division and General Technical Division; Executive Senior Manager, General Technical Division (incumbent)
[Significant concurrent positions] Director, FLOM, Inc. (scheduled to take office in June 2024)

[Reason for nomination as candidate for Director]

Mr. Yoshitaka Honda has experience in manufacturing and marketing sections. He has in-depth knowledge and experience concerning the Company’s products and the user needs. Currently, he is in charge of the production section and responsible for the technical section. The Company judges that he is capable of appropriately fulfilling duties as a Director of the Company, and thus nominates him as a candidate for Director.

[Special interests between the candidate for Director and the Company] None

No.	Name (Date of birth)	Career summary, positions, responsibilities and significant concurrent positions		Number of shares of the Company held
4	Kyoji Shinkai (June 9, 1964) [New appointment]	April 1983	Joined the Company	5,919 shares
		April 2012	Manager, Production Technology Section
		April 2016	Manager, Quality Assurance Section
		January 2019	Chief Manager, Quality Control Dept.
		April 2019	Chief Manager, Manufacturing Dept. 2
		July 2021	Operating Officer; Manager, Fukushima Factory; Chief Manager, Security Trade Control Office; Chief Manager, Manufacturing Dept. 3
		April 2022	Operating Officer; Manager, Fukushima Factory; Chief Manager, Security Trade Control Office
		June 2023	Operating Officer; Executive Senior Manager, Production Division; Manager, Fukushima Factory; Chief Manager, Security Trade Control Office
		April 2024	Operating Officer; Executive Senior Manager, Production Division; Chief Manager, Security Trade Control Office (incumbent)

[Reason for nomination as candidate for Director]

Mr. Kyoji Shinkai has experience as a person responsible in manufacturing and quality assurance sections and the Fukushima Factory. He has in-depth knowledge and experience concerning the Company’s products. Currently, he is responsible for the production section. The Company judges that he is capable of appropriately fulfilling duties as a Director of the Company, and thus nominates him as a candidate for Director.

[Special interests between the candidate for Director and the Company] None
5	Hideaki Hidaka (November 21, 1966) [New appointment]	October 1998	Joined the Company	13,162 shares
		April 2013	Manager, Sales Section 2, Yokohama Branch Office
		April 2019	Chief Manager, Tokyo Sales Dept.
		July 2021	Operating Officer; Chief Manager, Tokyo Sales Dept.
		April 2022	Operating Officer; Deputy Executive Senior Manager, Sales Division; Chief Manager, Tokyo Sales Dept.
		June 2022	Auditor, FLOM, Inc.
		June 2023	Director, FLOM, Inc.
		April 2024	Operating Officer; Deputy Executive Senior Manager, Sales Division; Chief Manager, International Dept. (incumbent)
		May 2024	Director, GL Sciences (Shanghai) Limited (incumbent)
[Significant concurrent positions] Director, GL Sciences (Shanghai) Limited

[Reason for nomination as candidate for Director]

Mr. Hideaki Hidaka is thoroughly conversant with the market through his many years of experience in domestic sales. He also has in-depth knowledge and experience in sales activities. Currently, as Deputy Executive Senior Manager of the Sales Division, he is spearheading the sales section in Japan and abroad. The Company judges that he is capable of appropriately fulfilling duties as a Director of the Company, and thus nominates him as a candidate for Director.

[Special interests between the candidate for Director and the Company] None

No.	Name (Date of birth)	Career summary, positions, responsibilities and significant concurrent positions		Number of shares of the Company held
6	Taiji Okubo (July 1, 1966) [New appointment]	April 1990	Joined the Company	13,236 shares
		April 2012	Seconded overseas; Executive Vice President, SHIMADZU-GL SCIENCES (SHANGHAI) LABORATORY SUPPLIES CO., LTD.
		April 2016	Manager, Sales Section 3, Osaka Branch Office, the Company
		April 2018	Manager, Sales Section 2, Osaka Branch Office
		April 2019	Chief Manager, Marketing and Sales Promotion Dept.
		April 2021	Chief Manager, General Planning Dept.
		July 2021	Operating Officer; Chief Manager, General Planning Dept. (incumbent)
[Significant concurrent positions] Director, GL Solutions Inc. (scheduled to take office in June 2024)

[Reason for nomination as candidate for Director]

Mr. Taiji Okubo has experience in domestic and overseas sales as well as planning of strategies in the sales section. Currently, as Chief Manager of the General Planning Dept., he is involved in overall management, such as planning medium- to long-term business strategies. The Company judges that he is capable of appropriately fulfilling duties as a Director of the Company, and thus nominates him as a candidate for Director.

[Special interests between the candidate for Director and the Company] None

(Notes)
1.	The numbers of shares of the Company held by candidates for Directors are as of March 31, 2024 and includes the number of shares held in the name of the Company’s Director Shareholding Association. The number of shares of the Company held by the new candidates includes the number of shares held through the GL Sciences Employee Shareholding Association. If this proposal is approved and the new candidates assume the position of Director, they will withdraw from the GL Sciences Employee Shareholding Association and procedures for withdrawal, including withdrawal of their shareholding, will be taken in accordance with the rules of the GL Sciences Employee Shareholding Association.
2.	The Company has entered into a directors and officers liability insurance agreement as stipulated in Article 430-3, Paragraph 1 of the Companies Act with an insurance company. The insurance agreement shall cover compensation for damages, including litigation expenses to be borne by Directors resulting from their duties. Each candidate has already been insured by the said insurance agreement and will continue to be insured after their reelection. Also, the said insurance contract will be renewed in October 20234.

(Reference) Skill Matrix of the Board of Directors

The Company structures the Board of Directors based on the idea of ensuring diversity and balance with a focus on Directors’ knowledge, experience, ability, as well as gender and internationality.

If Proposal 2 is approved as originally proposed at this Annual General Meeting of Shareholders, the expertise and experience of each Director will be shown as follows.

Name	Positions at the Company	Corporate management	ESG SDGs	International business	Industry knowledge and insight/ Marketing	R&D/ Industrial engineering	Finance & accounting/ HR/ Legal affairs	Compliance/ Risk management
Yoshihiro Nagami	President	●		●	●
Osamu Serizawa	Director	●					●
Yoshitaka Honda	Director				●	●
Kyoji Shinkai	Director		●			●
Hideaki Hidaka	Director				●
Taiji Okubo	Director			●	●
Takahiro Saito	Director Full-time Audit and Supervisory Committee Member (Outside Director)	●		●			●	●
Kazuaki Kagohara	Director Audit and Supervisory Committee Member (Outside Director)						●	●
Yumiko Nagasawa	Director Audit and Supervisory Committee Member (Outside Director)		●					●

*	The above table does not represent all of the expertise and experience they possess.

Proposal 4:        Election of One (1) Substitute Director Who Is an Audit and Supervisory Committee Member

In order to ensure that the number of incumbent Audit and Supervisory Committee Members does not fall below that required by laws and regulations, the election of one (1) substitute Director who is an Audit and Supervisory Committee Member is proposed.

The effectiveness of the election in this Proposal may be cancelled by a resolution of the Board of Directors, only before the candidate assumes the position of Director who is an Audit and Supervisory Committee Member.

The Audit and Supervisory Committee has previously given its approval to this proposal.

The candidate for substitute Director who is an Audit and Supervisory Committee Member is as follows.

Name (Date of birth)	Career summary, positions, responsibilities and significant concurrent positions		Number of shares of the Company held
Hideki Yamamoto (August 25, 1958) [Outside]	April 1984	Assistant, Faculty of Engineering, Kansai University	– shares
	April 1996	Assistant Professor, Faculty of Engineering
	April 2004	Professor, Faculty of Engineering
	April 2007	Professor, Faculty of Environmental and Urban Engineering (incumbent)
	October 2008	Director, Admissions Center
	October 2016	Dean, Faculty of Environmental and Urban Engineering
	October 2016	Dean, Graduate School of Science and Engineering
	October 2016	Director, Kansai University
	October 2020	Vice President, Kansai University (incumbent)

[Reason for nomination as candidate for substitute Audit and Supervisory Committee Member (candidate for Outside Director) and expected roles]

With extensive knowledge of main business of the Company, involvement in school management as director and Vice President, and wide range of experience including as a member of committees related to governmental agencies, chairperson of committees composed of external experts, and an advisor to private corporations, Mr. Hideki Yamamoto will provide management supervision and advice from a neutral and objective perspective. The Company judges that he will contribute to the sustainable growth of the Company, and thus nominates him as a candidate for substitute Outside Director who is an Audit and Supervisory Committee Member.

[Special interests between the candidate for Director and the Company] None

(Notes)

1.	Mr. Hideki Yamamoto is a candidate for substitute Audit and Supervisory Committee Member (candidate for Outside Director).
2.	If Mr. Hideki Yamamoto assumes the position of Audit and Supervisory Committee Member, the Company intends to enter into an agreement with him in accordance with the provision of Article 427, Paragraph 1 of the Companies Act to limit his liability for damages pursuant to Article 423, Paragraph 1 of the said act. The amount of liability for damages in accordance with this agreement is limited to the minimum liability amount stipulated in Article 425, Paragraph 1 of the said act.
3.	If Mr. Hideki Yamamoto assumes the position of Audit and Supervisory Committee Member, the Company intends to submit him as an independent director to the Tokyo Stock Exchange. Although the Company recorded sales to Kansai University at which he assumes office as Vice President and Head of collaborative research between the Company and the University, the Company judges that he is independent, since the amount of sales and expenses of collaborative research (shouldered by the Company) combined is marginal at less than 0.1% of the consolidated sales of the Company.
4.	The Company has entered into a directors and officers liability insurance agreement as stipulated in Article 430-3, Paragraph 1 of the Companies Act with an insurance company. The insurance agreement shall cover compensation for damages, including litigation expenses to be borne by Directors who are Audit and Supervisory Committee Members resulting from their duties. If Mr. Hideki Yamamoto assumes office as an Outside Director who is an Audit and Supervisory Committee Member, he will be included in the insured.

Proposal 5:        Presentation of Retirement Benefits to a Retiring Director (excluding a Director Who Is an Audit and Supervisory Committee Member)

Director Mr. Toshio Kurokawa will retire upon expiration of his term of office at the conclusion of this year’s Annual General Meeting of Shareholders. To reward his service during his term of office, the Company proposes to present retirement benefits to him in accordance with the standards determined by the Company. The Company proposes that the amount, time, method, etc. be determined at the sole discretion of the Board of Directors.

The retirement benefits will be presented in appreciation for his efforts in improving performance and corporate value of the Company as well as appropriate execution of his duties as a Director. The amount is determined by a resolution of the Board of Directors, calculated pursuant to the retirement benefits calculation standard for Directors in accordance with his positions held and term of office, etc., based on the “Provisions of Retirement Benefits for Directors (excluding Directors who are Audit and Supervisory Committee Members)” of the Company. The Company has not re-entrusted the matter to the discretion of the Representative Director.

Therefore, the Company judges that the content of the Proposal is reasonable.

The retiring Director’s career summary is as follows.

Name	Career summary
Toshio Kurokawa	June 2013 Director, the Company (incumbent)

Business Report

(April 1, 2023 to March 31, 2024)

I.	Overview of the Corporate Group
1.	Business progress and results

The Japanese economy in the fiscal year under review (April 1, 2023 to March 31, 2024) showed a moderate recovery, thanks to economic activities moving toward normalization as a result of COVID-19 having been reclassified as a Class 5 disease. However, the future prospects remain unclear due to the lasting impact of soaring prices of crude oil and other energy sources and raw materials as well as inflation from the continued weakening of the Japanese yen. These situations have been affected by geopolitical risks such as the prolonged situation in Ukraine and heightened tensions in the Middle East.

Under these economic circumstances, with the aim of achieving the Medium-term Management Plan (from the fiscal year ended March 31, 2022 to the fiscal year ended March 31, 2024), the Analytical Instrument Business has worked on efforts such as the sustainable expansion of the chromatography business and the strengthening of the management foundations under the slogan of “Taking on Challenges.” The Semiconductor Business has also strived to enhance production capacity and sales capabilities, among other efforts, with the aim of establishing its position as one of the world’s leading general manufacturers of semiconductor-related precision parts in the field of quartz glass and silicon processing.

As a result, during the fiscal year under review, net sales decreased by 4.0% year on year to 37,148 million yen. In profit figures, operating profit decreased by 5.3% year on year to 5,714 million yen, ordinary profit decreased by 5.6% year on year to 6,108 million yen, and profit attributable to owners of parent decreased by 2.0% year on year to 3,430 million yen.

The Group’s results by segment in the fiscal year under review are as follows:

(Results by segment)	(Millions of yen)
	Net sales			Operating profit
	Fiscal year ended March 31, 2023	Fiscal year ended March 31, 2024	YoY change (%)	Fiscal year ended March 31, 2023	Fiscal year ended March 31, 2024	YoY change (%)
Analytical Instrument Business	17,163	18,281	6.5	1,888	1,962	3.9
Semiconductor Business	20,003	17,029	(14.9)	4,068	3,615	(11.1)
Automated Recognition Business	1,513	1,836	21.3	67	134	98.5
Subtotal	38,679	37,148	(4.0)	6,024	5,712	(5.2)
Elimination or Company-wide	–	–	–	9	1	(87.8)
Consolidated Total	38,679	37,148	(4.0)	6,034	5,714	(5.3)

Status of individual segments

(Analytical Instruments Business)

In the Analytical Instruments Business, net sales exceeded the previous fiscal year’s result, following easing of global supply shortages of semiconductors and components, which had negatively affected the production.

Net sales in Japan increased due to strong sales of consumables in many areas, including food, the environment, contract analysis, and inorganic chemistry. In particular, columns for liquid chromatography, parts and components, standard reagents, and after-sales services were strong. Sales of instruments exceeded the previous fiscal year’s result as we were able to limit the impact of delayed equipment work at a customer site. The Company’s and other companies’ high performance liquid chromatography-related instruments for water quality analysis and contracted analysis as well as gas chromatography-related products and other companies’ instruments in the areas of carbon neutrality, including customized instruments, were strong, resulting in increased sales of instruments overall.

Overseas net sales exceeded the previous fiscal year’s result in many areas, mainly Asia and North America, despite impacts from the situations in Ukraine and the Middle East. By product, columns for liquid chromatography intended mainly for pharmaceutical companies, consumables for environmental analysis, and OEM products remained strong, resulting in increased sales.

As a result, net sales for the fiscal year under review were 18,281 million yen (up 6.5% from the previous fiscal year) and operating profit was 1,962 million yen (up 3.9% from the previous fiscal year).

(Semiconductor Business)

In the semiconductor industry, though memory inventories continued piling up due to declining demand for personal computers and smartphones, the current situation is recovering modestly. In addition, following an increase in demand in the generative AI field, proactive, far-sighted capital investments have been successively planned and conducted, such as new construction and expansion of cutting-edge semiconductor fabs in and outside Japan. Thus, steady growth continues to be expected.

In the environment as mentioned above, this business will efficiently conduct production activities by uncovering new demand toward the future, making preparations for building a framework for production expansion in Japan and promoting other operational improvements. In addition, the amount of orders received and net sales are on a recovery trend in the near term and the order backlog remains high.

As a result, net sales for the fiscal year under review were 17,029 million yen (down 14.9% from the previous fiscal year) and operating profit was 3,615 million yen (down 11.1% from the previous fiscal year).

(Automated Recognition Business)

In the Automated Recognition Business, net sales increased from the previous fiscal year thanks to steady shipments of products integrated into medical instruments (including vital check systems), products equipped with secure microcomputers that are integrated into entry/exit management systems, and other automated recognition products for housing-related facilities.

By product category, net sales exceeded the previous fiscal year’s results in all subsegments: products integrated into instruments, finished products, and other products for automated recognition.

As a result, net sales for the fiscal year under review were 1,836 million yen (up 21.3% from the previous fiscal year) and operating profit was 134 million yen (up 98.5% from the previous fiscal year).

2.	Status of capital investment and financing

The total amount of capital investment in the fiscal year under review was 1,722 million yen. It was directed mainly toward the replacement of old equipment.

There are no matters requiring a statement regarding financing.

3.	Status of business transfer, absorption-type company split, or incorporation-type company split

There are no matters particularly worthy of note.

4.	Status of acquisition of business of other companies

There are no matters particularly worthy of note.

5.	Succession of rights and obligations concerning the business of other corporations, etc., due to an absorption-type merger or absorption-type company split

There are no matters particularly worthy of note.

6.	Status of acquisition or disposition of shares or other equity interests or share acquisition rights, etc. in other companies

There are no matters particularly worthy of note.

7.	Issues to be addressed

In terms of future economic outlook, it is expected that economic activity will continue its trend toward normality due mainly to a recovery of inbound consumption with the downgrading of COVID-19 to a Class 5 infectious disease in Japan. However, the outlook is likely to remain uncertain due to various factors, including a deteriorating global economic outlook due to the prolonged situation Ukraine and geopolitical risks in the Middle East, and inflation caused by soaring energy prices and the weakening yen.

Amid such circumstances, the Company and Techno Quartz Inc., a subsidiary, executed a management integration agreement concerning the establishment of a joint holding company (joint share transfer) as of May 10, 2024.

The Company and Techno Quartz have, since their foundation, preserved the common basic philosophy: “fully demonstrating their social roles to the public; enhancing the value of their existence; bringing happiness to each of their employees; and maintaining and further developing their companies.” Through this management integration, the two companies will be able to ensure sustainable growth for the group as a whole, and increase their corporate value and further contribute to the development of their stakeholders.

In response to these issues to be addressed, the following provides an outline of the Group’s measures for each segment:

(Analytical Instrument Business)

(i)	Strengthen core products and improve profitability
(ii)	Invest strategically for sustainable growth
(iii)	Expand after-sales services by field engineers
(iv)	Enhance product database
(v)	Enrich the Company’s product lineup available for sale in the overseas market

(Semiconductor Business)

(i)	Build up production capacity
(ii)	Enhance sales capabilities
(iii)	Improve operational efficiency
(iv)	Strengthen business foundations
(v)	Develop human resources

(Automated Recognition Business)

(i)	Promote areas of growth expectations
(ii)	Improve quality
(iii)	Push forward active sales frameworks

We respectfully ask for the continued support of our shareholders going forward.

8.	Trends in assets and profits and losses

(Millions of yen, unless otherwise specified.)

	54th fiscal year ended March 31, 2021	55th fiscal year ended March 31, 2022	56th fiscal year ended March 31, 2023	57th fiscal year ended March 31, 2024 (Fiscal year under review)
Net sales	29,217	33,119	38,679	37,148
Ordinary profit	3,915	4,998	6,468	6,108
Profit attributable to owners of parent	2,257	2,795	3,499	3,430
Profit per share (yen)	220.00	272.45	341.05	334.38
Total assets	38,683	42,975	51,011	55,567
Total net assets	27,756	31,529	35,578	40,209
Net assets per share (yen)	2,328.13	2,612.48	2,913.37	3,279.13
(Notes)
1.	For the 57th fiscal year under review, please refer to “(1) Business progress and results” above.
2.	The Company has applied the Accounting Standard for Revenue Recognition (ASBJ Statement No. 29, March 31, 2020) and other standards since the 55th fiscal year, and figures for assets and profits and losses from the 55th fiscal year onward reflect the application of the Accounting Standard and other standards.

9.	Significant subsidiaries
(i)	Status of significant subsidiaries
Company name	Capital		Voting right ratio	Description of main businesses
FLOM Inc.	50	million JPY	100.00%	Development, manufacture, and sale of scientific and labor-saving devices
GL Sciences (Shanghai) Limited	135	million JPY	100.00%	Sale of analytical instruments
GL Sciences B.V.	1,018	thousand EUR	100.00%	Development and sale of analytical sample pretreatment equipment Sale of analytical instruments
GL Sciences, Inc.	475	thousand USD	100.00%	Sale of analytical instruments
GLOS Co., Ltd.	6	million JPY	100.00%	Processing and assembly of the Company’s products
Techno Quartz Inc.	829	million JPY	65.81%	Processing, manufacture, and sale of quartz and silicon products for semiconductor manufacturing equipment
Hangzhou Techno Quartz INC.	24,100	thousand USD	Techno Quartz Inc. 100.00%	Processing, manufacture, and sale of quartz and silicon products for semiconductor manufacturing equipment
AISINTEC Co., Ltd.	3	million JPY	Techno Quartz Inc. 100.00%	Processing, manufacture, and sale of quartz and silicon products for semiconductor manufacturing equipment
GL TECHNO America, Inc.	100	thousand USD	Techno Quartz Inc. 100.00%	Manufacture, sale, and import/export of components for semiconductor manufacturing equipment and others
GL Solutions Inc.	100	million JPY	100.00%	Development, manufacture, and sale of entry/exit management systems, devices, and integrated management systems for chemical substances

(ii)	Results of business combinations

The Company has 10 consolidated subsidiaries. Net sales for the fiscal year under review after consolidation with subsidiaries amounted to 37,148 million yen (down 4.0% year on year), ordinary profit was 6,108 million yen (down 5.6% year on year), and profit attributable to owners of parent was 3,430 million yen (down 2.0% year on year).

(iii)	Status of specified wholly owned subsidiaries as of the end of the fiscal year
There are no matters particularly worthy of note.

10.	Principal business segments and descriptions of business
Business segment	Business description
Analytical Instruments Business	Development, manufacture, and sale of chromatography equipment, related consumables, etc.
Semiconductor Business	Processing, manufacture, and sale of quartz and silicon products for semiconductor manufacturing equipment
Automated Recognition Business	Development, manufacture, and sale of entry/exit management systems, devices (build-ins into other companies’ devices), and integrated management systems for chemical substances

11.	Principal business locations
Head office:	Shinjuku-ku, Tokyo
Domestic production bases:	General Technical Division (Iruma City, Saitama), Fukushima Factory (Fukushima City, Fukushima), Techno Quartz Inc. (Yamagata City, Yamagata), AISINTEC Co., Ltd. (Kitakata City, Fukushima)
Domestic sales bases:	Tokyo Sales Department (Shinjuku-ku, Tokyo), Osaka Branch Office (Chuo-ku, Osaka), Yokohama Branch Office (Midori-ku, Yokohama)
Overseas production base:	Hangzhou Techno Quartz INC. (China)
Overseas sales bases:	GL Sciences B.V. (Netherlands) GL Sciences, Inc. (USA) GL TECHNO America, Inc. (USA) GL Sciences (Shanghai) Limited (China)

12.	Employees
Number of employees		Change from end of previous fiscal year
Analytical Instruments Business	505	Up 3
Semiconductor Business	544	Down 54
Automated Recognition Business	42	Down 2
Total	1,091	Down 53
(Notes)
1.	The above number of employees does not include 90 part-time employees (76 in the Analytical Instruments Business, 12 in the Semiconductor Business, and 2 in the Automated Recognition Business).
2.	Part-time employees represent the average number of persons employed in the fiscal year under review (converted to 7 hours, 15 minutes per day).

13.	Major lenders
Lender	Outstanding borrowings (Millions of yen)
MUFG Bank, Ltd.	2,265
The Yamagata Bank, Ltd.	1,522
The Yamaguchi Bank, Ltd.	822
The Minato Bank, Ltd.	696

II. Status of Shares

1.	Total number of shares authorized to be issued:	22,380,000 shares
2.	Total number of shares outstanding:	10,259,740 shares (excluding 930,260 shares of treasury stock)
3.	Number of shareholders:	3,999
4.	Major shareholders
Name	Number of shares held (Shares)	Ratio of the shareholding (%)
GL Sciences Employee Shareholding Association	852,872	8.3
Shimadzu Corporation	580,000	5.7
Ms. Reiko Mori	506,094	4.9
MUFG Bank, Ltd.	498,200	4.9
The Yamaguchi Bank, Ltd.	496,000	4.8
The Minato Bank, Ltd.	444,000	4.3
Tokyo Small and Medium Business Investment & Consultation Co., Ltd.	425,700	4.1
WWF Japan	400,000	3.9
YMC Co., Ltd.	337,700	3.3
J.P. Morgan SE – Luxembourg Branch 381639	256,000	2.5
(Note)	The Company holds 930,260 shares of treasury stock but is excluded from the above list of major shareholders. The ratio of shareholding is calculated after deducting the number of treasury stock.

5.	Other important matters concerning shares

Not applicable.

III. Company Officers

1. Directors

Name	Position in the Company	Responsibilities and important concurrent positions
Yoshihiro Nagami	President (Representative Director)	President, GL Sciences (Shanghai) Limited Director, AGI Glass Academy Co., Ltd.
Toshio Kurokawa	Director	Executive Senior Manager, Sales Division Director, GL Sciences (Shanghai) Limited
Osamu Serizawa	Director	Executive Senior Manager, Administrative Division Director, GL Sciences (Shanghai) Limited
Yoshitaka Honda	Director	In charge of Production Division In charge of General Technical Division Executive Senior Manager, General Technical Division Chief Manager, Product R&D Dept.
Takahiro Saito	Director (Full-time Audit and Supervisory Committee Member)	Auditor, FLOM, Inc.
Kazuaki Kagohara	Director (Audit and Supervisory Committee Member)	President, Kagohara Certified Public Accountant Office Representative Director, Corporate Finance Research Institute Co., Ltd. Director, Audit and Supervisory Committee Member, Dualtap Co., Ltd.
Yumiko Nagasawa	Director (Audit and Supervisory Committee Member)	Director, Audit and Supervisory Committee Member, Yamaguchi Financial Group, Inc. Outside Director, Yakult Honsha Co., Ltd. Representative Director, Nagasawa Building Co., Ltd.

(Notes)

1.	Mr. Takahiro Saito, Mr. Kazuaki Kagohara, and Ms. Yumiko Nagasawa are Outside Directors. They are independent directors with no risk of conflicts of interest with general shareholders, whose designation is required by the Tokyo Stock Exchange.
2.	The Company has appointed Mr. Takahiro Saito as a Full-time Audit and Supervisory Committee Member with the aim of further enhancing the effectiveness of audits and supervision and cooperation with the Internal Audit Office, as well as improving communication with Executive Officers. Mr. Takahiro Saito, Audit and Supervisory Committee Member, has a wealth of experience at financial institutions and business corporations and has considerable knowledge of finance and accounting.
3.	Mr. Kazuaki Kagohara, Audit and Supervisory Committee Member, is a certified public accountant and has considerable knowledge of finance and accounting.
4.	Mr. Takahiro Saito, Audit and Supervisory Committee Member, was newly elected and assumed office at the 56th Annual General Meeting of Shareholders held on June 22, 2023.
5.	Mr. Takao Tamura, Director, and Mr. Shoji Takaoka, Audit and Supervisory Committee Member, retired upon expiration of their terms of office at the conclusion of the 56th Annual General Meeting of Shareholders held on June 22, 2023.
6.	Ms. Yumiko Nagasawa, Audit and Supervisory Committee Member, has served as Director and Audit and Supervisory Committee Member of Yamaguchi Financial Group, Inc. since June 28, 2023.
7.	Mr. Takahiro Saito, Audit and Supervisory Committee Member, has served as Auditor of FLOM, Inc. since February 29, 2024.
8.	Changes in the responsibilities and significant concurrent positions of Directors after the end of the fiscal year under review are as follows.
Name	Responsibilities and significant concurrent positions		Date of change
	After change	Before change
Yoshitaka Honda	In charge of Production Division In charge of General Technical Division Executive Senior Manager, General Technical Division	In charge of Production Division In charge of General Technical Division Executive Senior Manager, General Technical Division Chief Manager, Product R&D Dept.	April 1, 2024

2.	Outline of limited liability agreement

The Company has concluded a limited liability agreement with three Directors (Audit and Supervisory Committee Members) to limit their liability for damages under Article 423, Paragraph 1 of the Companies Act, in accordance with Article 427, Paragraph 1 of the same Act.

The maximum amount of liability for damages under the agreement shall be the minimum amount of liability stipulated in Article 425, Paragraph 1 of the same Act.

3.	Outline of directors and officers liability insurance agreement

The Company has entered into a directors and officers liability insurance agreement with an insurance company, as stipulated in Article 430-3, Paragraph 1 of the Companies Act, which covers legal liability for damages and litigation expenses to be borne by Directors as a result of their duties. The outline of the agreement is as follows:

(i)	Scope of insured

Directors (excluding Audit and Supervisory Committee Members), Directors (Audit and Supervisory Committee Members), Executive Officers, employees in management position, outside dispatched officers, and retired officers of the Company

(ii)	Outline of the agreement
×	Substantive premium contribution by the insureds

Insurance premiums are paid by the Company, with no contribution made by the insureds.

×	Insured events to be covered by the agreement

Legal liability for damages and litigation expenses incurred by the insured due to a claim for damages arising from acts committed by the insured based on his/her position (including acts of omission) will be covered.

However, the insured shall not be eligible for compensation where the damages arose from criminal acts committed by the insured, acts committed by the insured while the insured was aware of the violation of laws and regulations, etc.

4.	Compensation of Directors
(i)	Policy for the determination of compensation of individual Directors

The Company has established a policy for the determination of compensation of individual Directors (excluding Audit and Supervisory Committee Members) by resolution of the Board of Directors. The outline of the policy is as follows:

Policy for the Determination of Compensation of Individual Directors (Excluding Audit and Supervisory Committee Members)

Composition, level, and other details of compensation

×	The maximum amount of compensation for Directors (excluding Audit and Supervisory Committee Members) shall be up to 150 million yen per year, as resolved at the 48th Annual General Meeting of Shareholders held on June 24, 2015. If the annual compensation limit is revised in the future, the revised amount shall be the upper limit.
×	For the composition of compensation for Directors (excluding Audit and Supervisory Committee Members), fixed compensation, which is a combination of basic salary and executive allowance according to the positions of individual Directors, shall be the annual compensation and shall be paid in equal monthly installments.
×	The amount of annual compensation shall be determined according to position, with reference to the salary of the highest-ranked employee and the standards of general society.

Compensation determination process

×	In determining the amounts of compensation for Directors (excluding Audit and Supervisory Committee Members), advice and recommendations are received from the Audit and Supervisory Committee, which has been granted the right to state its opinions at the General Meeting of Shareholders. The amounts are then determined every fiscal year by the Board of Directors, and the determination is not further re-entrusted to the Representative Director.

In determining the amounts of compensation for individual Directors (excluding Audit and Supervisory Committee Members), the Company receives advice and recommendations from the Audit and Supervisory Committee, including regarding the consistency with the policy for determination. The Board of Directors has also deemed that compensation is in line with the policy.

The policy for the determination of compensation of individual Directors (Audit and Supervisory Committee Members) is decided by resolution of the Audit and Supervisory Committee. The outline of the policy is as follows:

Policy for the Determination of Compensation of Individual Directors (Audit and Supervisory Committee Members)

Composition, level, and other details of compensation

×	The maximum amount of compensation for Directors (Audit and Supervisory Committee Members) shall be up to 30 million yen per year, as resolved at the 50th Annual General Meeting of Shareholders held on June 22, 2017. If the annual compensation limit is revised in the future, the revised amount shall be the upper limit.
×	The composition of compensation shall be monthly compensation, namely basic salary, only in light of the contents of their duties.
×	The amounts of annual compensation for individual Audit and Supervisory Committee Members shall be determined according to full-time/part-time status, the status of the division of duties, with reference to the standards of general society and the compensation levels of Directors who are not Audit and Supervisory Committee Members, among other factors.

Compensation determination process

×	The amounts of annual compensation for individual Audit and Supervisory Committee Members are determined every fiscal year by consultation with all Audit and Supervisory Committee Members.

(ii)	Resolutions at the general meeting of shareholders regarding the compensation of Directors

The 48th Annual General Meeting of Shareholders held on June 24, 2015 resolved the maximum amount of annual compensation for Directors (excluding Audit and Supervisory Committee Members) to be within 150 million yen. There were five Directors (excluding Audit and Supervisory Committee Members) at the conclusion of the said General Meeting.

The 50th Annual General Meeting of Shareholders held on June 22, 2017 resolved the maximum amount of annual compensation for Directors (Audit and Supervisory Committee Members) to be within 30 million yen. There were three Directors (Audit and Supervisory Committee Members) at the conclusion of the said General Meeting.

(iii)	Total amount and other information about compensation for Directors
Officer Category	Total amount (Millions of yen)	Amount by compensation type (Millions of yen)		Number of eligible Directors
		Fixed compensation	Retirement Benefits
Directors (excluding the Audit and Supervisory Committee Members)	114	107	6	5
Directors (Audit and Supervisory Committee Members) (Of which, Outside Directors)	25 (25)	24 (24)	1 (1)	4 (4)

(Notes) 1.   Retirement Benefits refers to the provision for directors’ retirement benefits recorded in the fiscal year under review.

2.	The total amounts, fixed compensations, retirement benefits, and numbers of eligible Directors include those for one Director (not an Audit and Supervisory Committee Member) and one Director (an Audit and Supervisory Committee Member) who retired at the conclusion of the 56th Annual General Meeting of Shareholders held on June 22, 2023.
3.	Other than the above amount of compensation, 6 million yen for one retiring Director (not an Audit and Supervisory Committee Members) and 7 million yen for one retiring Outside Director (an Audit and Supervisory Committee Member) are paid as retirement benefits for directors based on a resolution by the 56th Annual General Meeting of Shareholders held on June 22, 2023.

5.	Outside Officers
(i)	Significant concurrent positions at other corporations and relationships of the Company with the relevant other corporations
Category	Name	Significant concurrent positions
Director (Audit and Supervisory Committee Member)	Takahiro Saito	Auditor, FLOM, Inc.
Director (Audit and Supervisory Committee Member)	Kazuaki Kagohara	President, Kagohara Certified Public Accountant Office Representative Director, Corporate Finance Research Institute Co., Ltd. Director, Audit and Supervisory Committee Member, Dualtap Co., Ltd.
Director (Audit and Supervisory Committee Member)	Yumiko Nagasawa	Director, Audit and Supervisory Committee Member, Yamaguchi Financial Group, Inc. Outside Director, Yakult Honsha Co., Ltd. Representative Director, Nagasawa Building Co., Ltd.
(Notes)
1.	FLOM, Inc. is a wholly owned subsidiary of the Company. Mr. Takahiro Saito is not an executor of business of the said company, and the Company judges that Mr. Takahiro Saito is independent.
2.	Although Yamaguchi Financial Group, Inc. is a financial holding company that holds Yamaguchi Bank, Ltd., a major shareholder of and major lender to the Company, under its umbrella, Ms. Yumiko Yamaguchi is not an executor of business of the said company, and there is no risk of a conflict of interests with general shareholders.
3.	Although the Company recorded sales to Yakult Honsha Co., Ltd., the Company judges that Ms. Yumiko Nagasawa is independent, since the amount of those sales is insignificant at less than 1% of the consolidated sales of the Company.
4.	There are no capital or business relationships or special interests between the Company and any other significant concurrent positions.

(ii)	Outline of major activities and duties performed in relation to expected roles
Position	Name	Major activities in the Company	Duties performed in relation to expected roles
Director (Audit and Supervisory Committee Member)	Takahiro Saito	Mr. Takahiro Saito attended all 11 meetings of the Board of Directors and other management meetings held after his assumption of office on June 22, 2023 as well as 10 Audit and Supervisory Committee meetings held after his assumption of office, and made comments necessary for deliberation on proposals based on his experience as an outside director of business corporations.	Mr. Takahiro Saito, with his extensive experience and broad knowledge of financial institutions, business corporations, and overseas businesses provides oversight and advice on management at the Board of Directors meetings from a neutral and objective standpoint, works to strengthen the functions of the Board of Directors, and fulfills the roles expected of an Outside Director.
Director (Audit and Supervisory Committee Member)	Kazuaki Kagohara	Mr. Kazuaki Kagohara attended all 15 meetings of the Board of Directors and other management meetings, as well as all 14 Audit and Supervisory Committee meetings held during the fiscal year under review, and made comments necessary for deliberation on proposals from his professional viewpoint as a certified public accountant.	Mr. Kazuaki Kagohara, with his advanced expertise and extensive experience as a certified public accountant, provides oversight and advice on management at the Board of Directors meetings from a fair and objective standpoint, works to ensure the effectiveness of audits, and fulfills the roles expected of an Outside Director.
Director (Audit and Supervisory Committee Member)	Yumiko Nagasawa	Ms. Yumiko Nagasawa attended all 15 meetings of the Board of Directors and other management meetings, as well as all 14 Audit and Supervisory Committee meetings held during the fiscal year under review, and made comments necessary for deliberation on proposals based on her experience as an outside director of business corporations.	Ms. Yumiko Nagasawa, with her wealth of experience and knowledge of financial institutions and incorporated associations, as well as her experience as an outside director of business corporations, provides oversight and advice on management from an objective standpoint, works to strengthen the functions of the Board of Directors, and fulfills the roles expected of an Outside Director.

IV. Accounting Auditor

1.	Accounting Auditor’s Name

A&A Partners

2.	Overview of contents of limited liability agreement

There are no matters particularly worthy of note.

3.	Accounting Auditor’s compensation for the fiscal year under review

Amount of compensation

(i) Amount of compensation for the fiscal year under review:	32 million yen
(ii) Total amount of money and other economic benefits to be paid by the Company and the Company’s subsidiaries:	53 million yen
(Notes)
1.	As a result of deliberation of the number of audit days, personnel assignments, and other matters contained in the audit plan for the fiscal year under view as explained by the Accounting Auditor, verification and evaluation of the audit results of the previous fiscal year, reasonableness of the state of execution of the audit, appropriateness of the grounds for calculation of estimated compensation, and other considerations, the Audit and Supervisory Committee has given its consent to the Accounting Auditor’s compensation according to Article 399, Paragraph 1 of the Companies Act.
2.	In the audit agreement concluded between the Company and the Accounting Auditor, no distinction is made between audit compensation for audits under the Companies Act and that for audits under the Financial Instruments and Exchange Act. For this reason, the amount in (i) above includes the amount of compensation, for audits under the Financial Instruments and Exchange Act.

4.	Details of non-audit services

There are no matters particularly worthy of note.

5.	Policy for determination of dismissal or non-reappointment of Accounting Auditor

If the Accounting Auditor is deemed to fall under any of the items of Article 340, Paragraph 1 of the Companies Act, the Audit and Supervisory Committee shall dismiss the Accounting Auditor with the unanimous approval of all Audit and Supervisory Committee Members.

In addition, the Audit and Supervisory Committee comprehensively judges the performance and status of the execution of the Accounting Auditor’s duties, such as the standard of quality control, expertise, independence, and other abilities of the Accounting Auditor, and if it finds that the appropriateness and reliability of the audit cannot be ensured, the Audit and Supervisory Committee shall decide the contents of a proposal for dismissal or non-reappointment of the Accounting Auditor to be submitted to the General Meeting of Shareholders.

V. Systems and Policies of the Company

In its Management Philosophy, the Company and its subsidiaries (hereinafter, “the Group”) have declared that “Management will not give in to personal greed (no mixing of business with personal matters), will always think and act with the interests of the organization (corporation) in mind, and will distribute the profits fairly among the company, shareholders, employees, and society (mainly in the form of tax). We have thus established basic management policies of maximizing corporate value while maintaining management transparency and fulfilling the management responsibilities entrusted by our shareholders.

1.	System to ensure the appropriateness of business activities (internal control system)

The Board of Directors of the Company has resolved the following basic policy regarding the establishment of a system to ensure the appropriateness of business operations (internal control system).

(1)	Systems to ensure that the execution of duties by Directors and employees of the Company and its subsidiaries complies with laws, regulations, and the Articles of Incorporation
a)	The group companies of GL Sciences Inc. share a common Management Philosophy and require the directors and employees of the Group to thoroughly follow the GL Sciences Group Corporate Activity Policy and to act with integrity in accordance with high ethical standards and values.
b)	In accordance with the Management Philosophy and the GL Sciences Group Corporate Activity Policy, we have established Compliance Rules and fulfill our social responsibility toward all stakeholders.
c)	The Group has established the Compliance Committee, chaired by a Director, as a system to promote compliance. The Group conducts appropriate training for employees to raise awareness of compliance.
d)	For the development of an organizational structure for compliance, the Group has established a Whistleblowing Desk as a contact point for advice and reports regarding compliance in accordance with the Whistleblowing Rules established by the Company and regulations established by individual group companies.

(2)	Systems for the storage and management of information on the execution of duties by Directors
a)	Information on the execution of duties and decision-making by Directors are recorded and saved in written documents or electromagnetic media in accordance with laws and regulations and the Document Management Rules and managed in a state that allows inspection and copying by Directors, Directors who are Audit and Supervisory Committee Members (hereinafter “Audit and Supervisory Committee Members”), Accounting Auditor, and others.
b)	Information shall be strictly managed in accordance with the Document Management Rules and Information Management Rules.

(3)	Regulations concerning the management of the risk of loss of the Company and its subsidiaries and other systems
a)	To appropriately respond to various management risks, we have established the Rules for Risk Management and set forth basic policies and systems to develop and build systems for risk management of the Group.
b)	With respect to significant management risks, we have established the Management Risk Review Committee, comprising Directors, Full-time Audit and Supervisory Committee Members, and Executive Officers, to discuss countermeasures and other matters and give instructions on response measures.
c)	Directors and employees of the Group report to the Audit and Supervisory Committee Members of the Company facts that are likely to cause substantial damage to the Company or individual group companies, such as violations of laws and regulations.
d)	For the continuation of business operations of the Group in the event of unforeseen circumstances or crises, we develop emergency systems, such as by establishing response headquarters, and disseminate them to the Directors and employees of the Group in accordance with the Rules for Disaster Countermeasures.

(4)	Systems to ensure that the duties of Directors are executed efficiently
a)	The Board of Directors rationally clarifies the duties and authorities assigned to Directors to ensure the efficient execution of duties by Directors, establishes authority rules and other regulations with check functions, and implements the development and operation of systems and other measures to ensure effective cooperation among divisions.
b)	Directors set company-wide goals, build information systems using IT technology so that they can make decisions swiftly to achieve those goals, and secure systems for efficient business execution.
c)	The Board of Directors makes use of the executive officer system in its efforts to speed up decision-making by the Board of Directors and improve management efficiency.
d)	The Company holds regular meetings of the Board of Directors once a month and extraordinary meetings as necessary. In addition, the Company convenes management meetings, comprising full-time Directors (including Directors who are Audit and Supervisory Committee Members) and Executive Officers twice a month in principle.

Part-time Directors (including Directors who are Audit and Supervisory Committee Members) may also attend management meetings as members.

(5)	Systems to ensure the appropriateness of business activities in the corporate group consisting of the Company and its subsidiaries
a)	The group companies of GL Sciences Inc. share a common Management Philosophy and require the Directors and employees of the Group to thoroughly follow the GL Sciences Group Corporate Activity Policy and act with integrity in accordance with high ethical standards and values.
b)	With regard to the management of subsidiaries, the division in charge of administration appropriately administers the subsidiaries in accordance with the Rules for Administration of Subsidiaries and other rules, while respecting the independence of the individual subsidiaries; however, certain operations shall be subject to the approval of the Board of Directors of the Company.
c)	The Board of Directors of the Company obliges the directors of subsidiaries to provide regular reports on important information, such as operating results and the financial condition of subsidiaries.
d)	To ensure that corporate activities are conducted legally, properly, and efficiently by the Group, the Internal Audit Office audits the status of business execution and internal control, working closely with the Audit and Supervisory Committee Members and the Accounting Auditor, and reports its results to the Audit and Supervisory Committee and the President.
e)	The Group takes appropriate measures in the event of reports of misconduct or other harmful behavior in accordance with the Whistleblowing Rules established by the Company and other rules established by individual subsidiaries.

(6)	Systems to ensure the credibility and appropriateness of financial reporting
a)	To ensure the credibility of financial reporting, the Group builds systems to develop and operate effective and appropriate internal controls in accordance with the Financial Instruments and Exchange Act and other relevant laws and regulations.
b)	The Internal Audit Office conducts evaluations through the identification and recording of the status of company-wide internal controls and operational processes regarding financial reporting, and reports on the results of improvements.
c)	The Group continuously evaluates whether internal controls regarding financial reporting are functioning properly and takes necessary remedial actions.

(7)	Matters concerning ensuring the independence of employees who are to assist in the duties of the Audit and Supervisory Committee from Directors and the effectiveness of instructions to the employees concerned
a)	When Directors appoint employees to assist in the duties of the Audit and Supervisory Committee at the request of the Audit and Supervisory Committee, Directors assign such employees. Directors consult with the Audit and Supervisory Committee and give due consideration to the opinions of the Audit and Supervisory Committee regarding the specific details of the assignments.
b)	Prior consent of the Audit and Supervisory Committee is required for the appointment, transfer and personnel evaluation, etc. of employees to assist in the duties of the Audit and Supervisory Committee.
c)	An employee to assist in the duties of the Audit and Supervisory Committee conducts his/her duties under the direction of the Audit and Supervisory Committee.

(8)	Systems for reporting to the Audit and Supervisory Committee and the Audit and Supervisory Committee Members
a)	Directors and employees of the Group report on important matters concerning the Company’s management and business operations, as well as the status of the execution of duties, including compliance risk management and internal controls, at important meetings, such as Board of Directors meetings attended by Audit and Supervisory Committee Members.
b)	Directors and employees of the Group report to the Audit and Supervisory Committee and Audit and Supervisory Committee Members without delay on decisions that have a material impact on the business or organization.
c)	Directors and employees of the Group report to the Audit and Supervisory Committee and Audit and Supervisory Committee Members without delay when they become aware of serious violations of laws and regulations or the Articles of Incorporation or facts of misconduct in the execution of duties, or facts that have the potential to cause substantial damage to the Company or individual subsidiaries. In addition, when the Audit and Supervisory Committee and Audit and Supervisory Committee Members request reports on business or conduct investigations of the status of business operations and assets, Directors and employees of the Group respond swiftly and precisely and cooperate with the Audit and Supervisory Committee and Audit and Supervisory Committee Members.
d)	The Group prohibits any unfavorable treatment of Directors and employees who have made reports to the Audit and Supervisory Committee and Audit and Supervisory Committee Members by reason of having made such reports.

(9)	Other systems to ensure the effective execution of audits by the Audit and Supervisory Committee
a)	Directors cooperate with audits conducted by the Audit and Supervisory Committee Members and provide a budget for expenses to be incurred in audits (limited to those expenses related to the execution of duties by the Audit and Supervisory Committee) to ensure the effectiveness of audits. In addition, when requests for advance payments or other similar arrangements are made, the responsible department deals with said expenses or debt promptly after deliberation.
b)	The Representative Director holds meetings with the Audit and Supervisory Committee to the greatest extent possible to exchange opinions and communicate with them regarding the management of the Company. In addition, the Representative Director ensures the attendance of the Audit and Supervisory Committee Members at meetings that are important for ensuring the appropriateness of business operations, such as management meetings.
c)	The Audit and Supervisory Committee receives briefings on annual plans for internal audits conducted by the Internal Audit Office in advance and may request the amendment of such plans. In addition, the Audit and Supervisory Committee receives reports on the status of implementation of internal audits as appropriate and may, when they deem it necessary, request the implementation of additional audits, the formulation of business improvement measures, etc.
d)	The Audit and Supervisory Committee may cooperate with external experts such as attorneys and certified public accountants when they find it necessary for the implementation of audits.

(10)	Development of systems for the elimination of anti-social forces

Directors and employees of the Group thoroughly follow the GL Sciences Group Corporate Activity Policy and the Compliance Rules, resolutely confront anti-social forces and groups that pose a threat to the order and safety of civic society, and cut off any connections with such forces and groups.

2. Overview of the operating status of the internal control system

In accordance with the Basic Policy on Internal Control System Development, we are working to develop systems to ensure the appropriateness of business operations of the Group and operate those systems appropriately. An overview of the operating status of these systems is as follows:

(i)	With regard to compliance, we have established a Compliance Committee chaired by the President to raise compliance awareness. Specifically, we have implemented various initiatives, such as holding meetings of the Committee twice a year, conducting harassment training by organizational level, providing e-learning (IT-based training) six times a year, semi-monthly dissemination of compliance-related information in email newsletters, the display of compliance awareness posters, and the distribution of compliance awareness leaflets to employees. In addition, as a contact point for advice and reports regarding compliance, we have established a Whistleblowing Desk that reports to the Internal Audit Office and Full-time Audit and Supervisory Committee Members and a Harassment Help Desk as an external contact point for seeking advice about harassment.
(ii)	With regard to significant management risks, the Management Risk Review Committee, comprising Directors, Full-time Audit and Supervisory Committee members, and Executive Officers, deliberates on matters such as countermeasures to those risks. For management risks of high-priority importance, the Committee develops action plans to mitigate such risks, and the General Planning Department manages the progress of those plans. Progress of the plans is reported in a timely manner by an appropriate staff member to the monthly management meetings, and responses are considered. In this way, we address significant management risks throughout the Company.
(iii)	With regard to the execution of duties by Directors, 15 Board of Directors meetings and 18 management meetings that included Executive Officers were held in the fiscal year under review, at which important matters for management were considered and decided, and the operational status of internal control systems were followed up as appropriate.
(iv)	With regard to the management of subsidiaries, the subsidiaries are administrated in accordance with the Rules for Administration of Subsidiaries and other rules, while respecting the independence of the individual subsidiaries. Directors of major subsidiaries and Directors of the Company who are in charge of other subsidiaries report on important information, including operating results and the financial condition of relevant subsidiaries, to the Board of Directors of the Company every month.
(v)	The Internal Audit Office conducts internal audits of the Company and its subsidiaries based on annual plans, confirms that corporate activities are being conducted legally, properly, and efficiently, and reports to the Audit and Supervisory Committee and the President.
(vi)	With regard to the internal control of financial reporting, we have established a secretariat and, in accordance with the Financial Instruments and Exchange Act and other relevant laws and regulations, we evaluate the status of development and operation through the identification of the status of internal controls for company-wide financial reporting and the monitoring of operational processes. The results of evaluation and improvement are reported to the Accounting Auditor and disclosed as Internal Control Reports after being reviewed by the Accounting Auditor.
(vii)	Four (4) staff members of the Internal Audit Office work as employees to assist in the duties of the Audit and Supervisory Committee by an order of concurrent service, and they pursue their duties under the direction of the Full-time Audit and Supervisory Committee Members on a daily basis.

(viii)	In terms of systems to ensure effective audits by the Audit and Supervisory Committee, the President, the officer responsible for internal control, and the Audit and Supervisory Committee Members regularly exchange opinions on important audit matters.
(ix)	With regard to the elimination of anti-social forces, we have appointed a staff member in charge of preventing unreasonable demands within the General Affairs Department of the Administrative Division, and we take actions in cooperation with external specialist agencies such as the police and our legal counsel.

~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~

1.	For the figures in this Business Report, monetary amounts are rounded down to the nearest indicated unit, and values per share and other figures are rounded off to the nearest whole number.

Consolidated Balance Sheet

(As of March 31, 2024)

(Thousands of yen)

Assets		Liabilities
Description	Amount	Description	Amount
Current assets	33,350,606	Current liabilities	10,607,773
Cash and deposits	7,451,146	Notes payable - trade	534,097
Notes receivable - trade	495,751	Electronically recorded obligations - operating	1,745,452
Electronically recorded monetary claims - operating	3,906,769	Accounts payable - trade	1,697,187
Accounts receivable - trade	8,348,824	Short-term borrowings	3,276,871
Merchandise and finished goods	2,939,027	Income taxes payable	883,713
Work in process	3,654,685	Provision for bonuses	836,269
Raw materials and supplies	5,855,443	Provision for retirement benefits for directors (and other officers)	24,215
Other	703,610	Other	1,609,966
Allowance for doubtful accounts	(4,652)	Non-current liabilities	4,750,734
Non-current assets	22,216,955	Long-term borrowings	3,431,035
Property, plant and equipment	17,065,845	Deferred tax liabilities for land revaluation	97,024
Buildings and structures	7,391,118	Provision for retirement benefits for directors (and other officers)	104,455
Machinery, equipment and vehicles	3,755,938	Retirement benefit liability	225,701
Land	5,070,837	Other	892,517
Construction in progress	204,456	Total liabilities	15,358,508
Other	643,495	Net assets
Intangible assets	637,627	Shareholders’ equity	31,352,556
Investments and other assets	4,513,482	Share capital	1,207,795
Investment securities	3,382,969	Capital surplus	1,815,038
Retirement benefit asset	518,428	Retained earnings	28,839,443
Other	617,142	Treasury shares	(509,720)
Allowance for doubtful accounts	(5,057)	Accumulated other comprehensive income	2,290,469
		Valuation difference on available-for-sale securities	1,361,945
		Deferred gains or losses on hedges	6,709
		Revaluation reserve for land	(312,234)
		Foreign currency translation adjustment	1,178,581
		Remeasurements of defined benefit plans	55,468
		Non-controlling interests	6,566,026
		Total net assets	40,209,053
Total assets	55,567,561	Total liabilities and net assets	55,567,561

Consolidated Statement of Income

(April 1, 2023 - March 31, 2024)

(Thousands of yen)

Description	Amount
Net sales		37,148,173
Cost of sales		23,660,393
Gross profit		13,487,779
Selling, general and administrative expenses		7,773,647
Operating profit		5,714,132
Non-operating income
Interest income	1,629
Dividend income	63,470
Foreign exchange gains	184,612
Subsidy income	116,487
Rental income from real estate	94,258
Other	59,185	519,644
Non-operating expenses
Interest expenses	52,692
Cost of real estate lease revenue	61,487
Other	10,665	124,844
Ordinary profit		6,108,932
Extraordinary income
Gain on sale of non-current assets	3,041
Gain on sale of investment securities	11,996
Gain on acceptance of national subsidies	153,230	168,268
Extraordinary losses
Loss on retirement of non-current assets	19,950
Loss on valuation of shares of subsidiaries and associates	11,260	31,210
Profit before income taxes		6,245,989
Income taxes-current	1,826,077
Income taxes-deferred	54,182	1,880,260
Profit		4,365,729
Profit attributable to non-controlling interests		935,074
Profit attributable to owners of parent		3,430,655

Consolidated Statement of Changes in Equity

(April 1, 2023 - March 31, 2024)

(Thousands of yen)

	Shareholders' equity
	Share capital	Capital surplus	Retained earnings	Treasury shares	Total shareholders’ equity
Balance at beginning of period	1,207,795	1,815,039	26,075,674	(509,615)	28,588,892
Changes during period
Dividends of surplus	－	－	(666,885)	－	(666,885)
Profit attributable to owners of parent	－	－	3,430,655	－	3,430,655
Purchase of treasury shares	－	－	－	(105)	(105)
Purchase of treasury shares of consolidated subsidiaries	－	(0)	－	－	(0)
Net changes in items other than shareholders’ equity	－	－	－	－	－
Total changes during period	－	(0)	2,763,769	(105)	2,763,663
Balance at end of period	1,207,795	1,815,038	28,839,443	(509,720)	31,352,556

	Accumulated other comprehensive income
	Valuation difference on available-for-sale securities	Deferred gains or losses on hedges	Revaluation reserve for land	Foreign currency translation adjustment	Remeasurements of defined benefit plans	Total accumulated other comprehensive income
Balance at beginning of period	743,973	(8,676)	(312,234)	871,347	7,184	1,301,594
Changes during period
Dividends of surplus	－	－	－	－	－	－
Profit attributable to owners of parent	－	－	－	－	－	－
Purchase of treasury shares	－	－	－	－	－	－
Purchase of treasury shares of consolidated subsidiaries	－	－	－	－	－	－
Net changes in items other than shareholders’ equity	617,972	15,385	－	307,233	48,283	988,875
Total changes during period	617,972	15,385	－	307,233	48,283	988,875
Balance at end of period	1,361,945	6,709	(312,234)	1,178,581	55,468	2,290,469

(Thousands of yen)

	Non-controlling interests	Total net assets
Balance at beginning of period	5,687,894	35,578,381
Changes during period
Dividends of surplus	－	(666,885)
Profit attributable to owners of parent	－	3,430,655
Purchase of treasury shares	－	(105)
Purchase of treasury shares of consolidated subsidiaries	－	(0)
Net changes in items other than shareholders’ equity	878,132	1,867,007
Total changes during period	878,132	4,630,671
Balance at end of period	6,566,026	40,209,053

Notes to Consolidated Financial Statements

(Notes on Significant Accounting Policies for Preparation of Consolidated Financial Statements)

1. Scope of consolidation

Number and names of consolidated subsidiaries

•	Number of consolidated subsidiaries 10 companies
•	Names of consolidated subsidiaries

Japan… FLOM, Inc., GLOS Co., Ltd., Techno Quartz Inc., AISINTEC Co., Ltd., GL Solutions Inc.

Overseas… GL Sciences (Shanghai) Limited, GL Sciences B.V., GL Sciences, Inc., Hangzhou Techno Quartz INC., GL TECHNO America, Inc.

2. Application of equity method

(1)	Number of associates accounted for using equity method and names of major entities accounted for using equity method

Not applicable.

(2)	Names of associates not accounted for using equity method

Kyoto Monotech Co., Ltd., AGI Glass Academy Co., Ltd.

Reason for not applying equity method:
Companies not accounted for using equity method are excluded from the scope of application of equity method because their impacts on profit/loss, retained earnings, etc. are immaterial and importance as a whole is not significant.

3. Fiscal years of consolidated subsidiaries

The consolidated subsidiaries Hangzhou Techno Quartz INC. and GL Sciences (Shanghai) Limited have fiscal years ending on December 31.

The financial statements as of the above date are used in preparing the consolidated financial statements, with necessary adjustments being made for consolidation purposes with regard to important transactions between the said date and the consolidated closing date.

4. Accounting policies

(1)	Valuation standards and methods for significant assets

(i)   Valuation standards and methods for securities

Available-for-sale securities

•	Securities other than shares, etc. that do not have a market price

Stated at fair value (with the entire amount of valuation differences recorded directly into net assets, and the cost of securities sold calculated using the moving-average method)

•	Shares, etc. that do not have a market price

Stated at cost using the moving-average method

(ii)   Valuation standards and methods of net receivables and payables arising from derivative transactions

Stated at fair value

(iii)   Valuation standards and methods of inventories

Merchandise, raw materials and supplies:	Stated at cost using the moving-average method (by writing down the book value based on a decline in profitability)
Finished goods and work in process:	Stated at cost using the specific identification method or the weighted-average method (by writing down the book value based on a decline in profitability)

(2)	Depreciation and amortization of non-current assets

(i)    Property, plant and equipment (excluding leased assets)

The Company and its domestic consolidated subsidiaries adopt the declining balance method and overseas consolidated subsidiaries adopt the straight-line method.

However, the Company and its domestic consolidated subsidiaries adopt the straight-line method for buildings (excluding attached facilities) acquired on or after April 1, 1998 and facilities attached to buildings and structures acquired on or after April 1, 2016.

The major useful lives are as follows:

Buildings and structures	3 to 50 years
Machinery, equipment and vehicles	2 to 15 years
Others	2 to 20 years

(ii)   Intangible assets (excluding leased assets)

Software for internal use is amortized by the straight-line method based on the internal usable period (five years). Software for sale is amortized by the greater of the amount based on the estimated sales quantity or the amount calculated by the straight-line method based on the estimated marketable period (three years).

(iii)  Leased assets

Leased assets related to finance lease transactions with the right of ownership not transferred

Depreciated using the straight-line method over the lease term with zero residual value.

(3)	Recognition of significant allowances and provisions

(i)   Allowance for doubtful accounts

To provide for potential credit losses on receivables, allowance for doubtful accounts is recorded at an estimated amount of uncollectible receivables calculated based on the historical rate of credit loss for general receivables and determined in consideration of collectibility of individual receivables for doubtful accounts and certain other receivables.

(ii)   Provision for bonuses

To provide for the payment of bonuses to employees, provision for bonuses is recorded at an amount accrued for the fiscal year under review out of the estimated amount to be paid.

(iii)  Provision for retirement benefits for directors (and other officers)

To provide for the payment of retirement benefits to officers (including operating officers), the amount required to be paid at the fiscal year-end based on the internal regulations is recorded.

(4)	Recognition of significant revenue and expenses

In recognizing revenue, we identify performance obligations based on contracts with customers regarding sale of products, providing services, and other sale in the Analytical Instruments Business, the Semiconductor Business, and the Automatic Recognition Business which are the Group’s major businesses. Revenue is usually recognized at the following time point on which the Group’s performance obligation is deemed to have been satisfied.

(i)    Analytical Instruments Business and Automatic Recognition Business

The Analytical Instruments Business develops, manufactures, and sells gas chromatography and liquid chromatography instruments, consumables, etc.

The Automatic Recognition Business develops, manufactures, and sells peripheral equipment using non-contact IC cards.

a. Revenue related to sales of products and goods

Regarding sales of products and goods, the performance obligation is deemed to have been satisfied at the time the product or goods are delivered to the customer and the customer acquires control of the product or goods, and revenue is recognized at that time of delivery. For domestic sales, if the period of time from when the product or goods are shipped until control is transferred to the customer is the usual period, revenue is recognized at the time of shipping and for export sales, revenue is recognized at the time the product or goods arrived at a place agreed on with the customer.

b. Revenue related to services and other sales

Revenue related to services and other sales principally includes revenue from inspection, maintenance, repair, relocation, and other operations related to products and the revenue is recognized at the time of completion of service provision.

(ii)  Semiconductor Business

This business manufactures and sells quartz and silicon products, mainly targeting semiconductor manufacturing equipment manufacturers.

The performance obligation is principally to provide products to customers. This obligation is deemed to have been satisfied at the time the products are delivered and control is transferred to the customer, in principle, and revenue is recognized at that time of delivery. For domestic sales, if the period of time from when the product is shipped until control is transferred to the customer is the usual period, revenue is recognized at the time of shipping and for export sales, revenue is recognized at the time the product arrived at a place agreed on with the customer.

Transaction price is calculated by deducting the amount of discount, etc. from consideration promised under contracts with customers.

Considerations for these performance obligations are received within approximately one year after satisfaction of such obligations in accordance with the separately specified payment conditions and do not include significant finance elements.

(5)	Other significant matters for preparation of consolidated financial statements

(i)   Accounting treatment related to retirement benefits

a. Method of attributing estimated retirement benefits to periods

In calculating retirement benefit obligations, the benefit formula basis is used as a method for attributing the estimated retirement benefit payments to the period up to the fiscal year under review.

b. Methods of treating actuarial differences and past service costs as expenses

Actuarial differences are treated as expenses, pro rata based on the straight-line method for a fixed period of years (three years) within the average remaining years of service of employees in the fiscal year when such differences occurred, from the fiscal year following the fiscal year when such differences occurred.

Past service costs are treated as expenses by straight-line method for a fixed period of years (three years) within the average remaining years of service of employees in the fiscal year in which such costs occurred.

c. Adoption of simplified method at small-scale companies, etc.

Certain consolidated subsidiaries determine retirement benefit liability and retirement benefit expenses by adopting the simplified method, which assumes the retirement benefit obligations to be the amount that would be payable if all eligible employees voluntarily terminated their services at the end of the fiscal year.

(ii)   Method of significant hedge accounting

a. Method of hedge accounting

Deferred hedge accounting is applied.

b. Hedged items and hedging instruments

Hedged items are foreign currency denominated transactions and hedging instruments are forward exchange contracts.

c. Policy of hedging transactions

Hedge transactions are used only to cover risks that are based on actual needs and not used as speculative instruments.

(Notes on Accounting Estimates)

Valuation of inventories

(1)	Amount recorded in the fiscal year under review

Inventories (excluding supplies)	12,112,571	thousand yen
Loss on valuation of inventories	166,062	thousand yen

(2)	Information on significant accounting estimates related to identified items

(i)   Calculation method

As stated in the consolidated financial statements “Notes to Consolidated Financial Statements, (Notes on Significant Accounting Policies for Preparation of Consolidated Financial Statements), 4. Accounting policies, (1) Valuation standards and methods for significant assets, (iii) Valuation standards and methods of inventories,” the amount of inventories on the balance sheet is calculated based on the cost method (by writing down the book value based on a decline in profitability).

(ii)   Major assumption

For inventories stored beyond a certain period of time, the book value is written down assuming that their profitability has decreased.

(iii)  Impact on the consolidated financial statements for the following fiscal year

a.	Analytical Instruments Business and Automatic Recognition Business

If the market condition of each business deteriorates and the number of elapsed years and the turnover period of inventories increase, the amount to be recognized in the consolidated financial statements for the following fiscal year may be significantly impacted.

b.	Semiconductor Business

If the semiconductor market condition deteriorates worse than expected in future and the net sale value of inventories significantly declines or the number of elapsed years increases, the amount to be recognized in the consolidated financial statements for the following fiscal year may be significantly impacted.

(Notes on Consolidated Balance Sheet)

1. Accumulated depreciation of property, plant and equipment	16,266,427	thousand yen

2. Revaluation of land

Pursuant to the Act on Revaluation of Land (Act No. 34 of March 31, 1998; last revised on June 29, 2001), the Company revalued its land held for business on March 31, 2002.

Pursuant to the Act for Partial Revision of the Act on Revaluation of Land (Act No. 24 of March 31, 1999), the revaluation amount after deducting deferred tax liabilities for revaluation is recorded as “revaluation reserve for land” in net assets.

Method of revaluation

Calculation is made by applying reasonable adjustments to values computed using the method established and published by the Commissioner of the National Tax Agency for the calculation of land values that serve as the basis for taxable amounts of land-holding tax set forth in Article 16 of the Land-holding Tax Act (Act No. 69 of 1991) as set forth in Article 2, Item 4 of the Order for Enforcement of Act on Revaluation of Land (Cabinet Order No. 119 of March 31, 1998).

Date of the revaluation	March 31, 2002
Difference between fair values at the fiscal year-end and book values after the revaluation of the land revaluated	(109,254)	thousand yen

3. Pledged assets and corresponding liabilities

Pledged assets
Buildings and structures	3,126,101	thousand yen
Land	2,237,387
Total	5,363,488	thousand yen

Liabilities corresponding to pledged assets
Short-term borrowings	562,334	thousand yen
Long-term borrowings	1,531,707
Total	2,094,041	thousand yen

4.	For the previous years, the amount of reduction entry deducted from the acquisition cost of land due to the acceptance of national subsidies, etc. is 300,000 thousand yen.

5. Accumulated depreciation includes accumulated impairment loss.

(Notes on Consolidated Statement of Changes in Equity)

1. Class and total number of issued shares

Class of shares	Number of shares at beginning of period	Increase in number of shares during period	Decrease in number of shares during period	Number of shares at end of period
Common stock (thousand shares)	11,190	－	－	11,190

2. Dividends

(1)	Amount of dividends paid
Resolution	Class of shares	Total dividends (thousands of yen)	Dividend per share (yen)	Record date	Effective date
Annual General Meeting of Shareholders held on June 22, 2023	Common stock	666,885	65	March 31, 2023	June 23, 2023

(2)	Dividends for which the record date is in the fiscal year under review, and the effective date is in the following fiscal year
Resolution	Class of shares	Total dividends (thousands of yen)	Source of dividends	Dividend per share (yen)	Record date	Effective date
Annual General Meeting of Shareholders to be held on June 25, 2024	Common stock	718,181	Retained earnings	70	March 31, 2024	June 26, 2024

(Notes on Financial Instruments)

1. Status of financial instruments

(1)	Policies on financial instruments

The Group limits fund management to highly secure financial assets and principally procures funds by borrowing money from banks. In addition, derivatives are used to avoid risks stated below and not for speculative purposes.

(2)	Contents and risk of financial instruments and risk management system

Notes receivable - trade, electronically recorded monetary claims - operating, and accounts receivable - trade, all of which are trade receivables, are exposed to customers’ credit risk. Regarding such risk, the Group sets up lines of credit for each customer in accordance with the Group’s internal regulations and appropriately controls due dates and balances, while monitoring their credit standing as needed.

Investment securities are exposed to fluctuation risk of market price. However, these are mainly shares of companies with which we have business relationships and we regularly monitor the fair value and conduct the appropriate valuation and management based on the internal regulations.

Most of notes payable - trade and electronically recorded obligations - operating, and accounts payable - trade, all of which are trade payables have a due date within one year.

Out of borrowings, short-term borrowings are mainly for raising funds related to business transactions and long-term borrowings are for raising funds related to capital investments.

Derivative transactions are forward exchange contracts for the purpose of hedging the risk of exchange rate fluctuations regarding foreign currency-denominated trade payables.

The internal regulations stipulate that the status of transactions shall be regularly reported to the relevant officers. In addition, we only have transactions with domestic banks with a high credit standing to reduce credit risk.

(3)	Supplementary explanation on fair value of financial instruments

Regarding the contract amounts, etc. related to derivative transactions in “2. Fair value of financial instruments,” the amounts themselves do not indicate the market risk related to derivative transactions.

2. Fair value of financial instruments

The book value on the consolidated balance sheet and fair value of financial instruments and their difference as of March 31, 2024 (closing date of the fiscal year under review) are as follows.

(Thousands of yen)

	Book value	Fair value	Difference
(1) Securities and investment securities
Available-for-sale securities	3,374,329	3,374,329	－
Total assets	3,374,329	3,374,329	－
(2) Long-term borrowings	3,431,035	3,370,330	(60,704)
Total liabilities	3,431,035	3,370,330	(60,704)

*1 “Cash and deposits,” “notes receivable - trade,” “electronically recorded monetary claims - operating,” “accounts receivable - trades,” “notes payable - trade,” “electronically recorded obligations - operating,” “accounts payable - trade,” “short-term borrowings,” “income taxes payable,” and “derivative transactions” are omitted, because they comprise cash and their fair value approximate their book value as they are settled in a short period of time.

(Note 1) The amount of available-for-sale securities sold for the fiscal year under review is 18,841 thousand yen and the total amount of sales gains is 11,996 thousand yen.

In addition, for available-for-sale securities, acquisition costs or amortized costs, the book value on the consolidated balance sheet, and their differences by category are as follows.

(Thousands of yen)

	Category	Acquisition cost or amortized cost	Book value	Difference
Those for which the book value on the consolidated balance sheet exceeds acquisition cost or amortized cost	(1) Shares	1,384,127	3,322,842	1,938,715
	(2) Others	－	－	－
	Subtotal	1,384,127	3,322,842	1,938,715
Those for which the book value on the consolidated balance sheet does not exceed acquisition cost or amortized cost	(1) Shares	26,780	23,580	(3,200)
	(2) Others	30,310	27,907	(2,403)
	Subtotal	57,090	51,487	(5,603)
Total		1,441,218	3,374,329	1,933,111

(Note 2) Derivative transactions

Those to which hedge accounting is applied

(Thousands of yen)

Method of hedge accounting	Category	Main hedged item	Amount of contract	Over one year	Fair value
Deferred hedge accounting	Forward exchange contracts Long U.S. dollar	Accounts payable - trade	106,840	－	11,315

The fair value is calculated based on the price presented from the partner financial institution.

(Note 3) Shares, etc. that do not have a market price

(Thousands of yen)
Category	Book value
Unlisted stocks, etc.	8,639

The above is not included in “(1) Available-for-sale securities.”

(Note 4) Scheduled redemption amount of monetary receivables after the consolidated balance sheet date

(Thousands of yen)

	Due within 1 year	Due after 1 year through 5 years	Due after 5 years through 10 years	Due after 10 years
Notes receivable - trade	495,751	－	－	－
Electronically recorded monetary claims - operating	3,906,769	－	－	－
Accounts receivable - trade	8,348,824	－	－	－
Total	12,751,346	－	－	－

(Note 5) Scheduled repayment amount of short-term borrowings and long-term borrowings after the consolidated balance sheet date

(Thousands of yen)

	Due within 1 year	Due after 1 year through 2 years	Due after 2 years through 3 years	Due after 3 years through 4 years	Due after 4 years through 5 years	Due after 5 years
Short-term borrowings	3,276,871	－	－	－	－	－
Long-term borrowings	－	895,007	833,034	633,732	503,712	565,550
Total	3,276,871	895,007	833,034	633,732	503,712	565,550

3. Fair value information by level within the fair value hierarchy

The fair value of financial instruments is classified into the following three levels according to the observability and materiality of inputs used to measure fair value.

Level 1: Fair value measured using observable inputs, i.e., quoted prices in active markets for assets or liabilities that are the subject of the measurement

Level 2: Fair value measured using observable inputs other than Level 1 inputs

Level 3: Fair value measured using unobservable inputs

If multiple inputs are used that are significant to the fair value measurement, the fair value measurement is categorized in its entirety in the level of the lowest level input that is significant to the entire measurement.

(1)	Financial assets and financial liabilities with the carrying amount recorded using the fair value

(Thousands of yen)

Category	Fair value
	Level 1	Level 2	Level 3	Total
Securities and investment securities
Available-for-sale securities
Shares	3,346,422	－	－	3,346,422
Others	－	27,907	－	27,907
Total assets	3,346,422	27,907	－	3,374,329

(2)	Financial assets and financial liabilities with the carrying amount not recorded using the fair value

(Thousands of yen)

Category	Fair value
	Level 1	Level 2	Level 3	Total
Long-term borrowings	－	3,370,330	－	3,370,330
Total liabilities	－	3,370,330	－	3,370,330

(Note) A description of the valuation techniques and inputs used in the fair value measurements

Securities and investment securities

Listed stock, etc. are valued using quoted prices. Because listed stock, etc. are traded on active markets, their fair value is classified as Level 1. On the other hand, investment trusts held by the Company are classified as Level 2, because the frequency of transactions in the market is low and they are not recognized as quoted prices in active markets.

Long-term borrowings

The fair value of long-term borrowings is measured at present value by discounting the sum of principal and interest at the interest rate that would be applied to similar new borrowings, and is classified as Level 2.

(Notes on Real Estate for Lease, etc.)

1. Status of real estate for lease, etc.

The Company owns sections of office buildings for lease (including land) in the Tokyo metropolitan area.

2. Fair value of real estate for lease, etc.

(Thousands of yen)
Book value	Fair value
1,643,486	1,407,369
(Notes)	1.	The book value on the consolidated balance sheet is the amount obtained by deducting accumulated depreciation from acquisition cost.

2.  Calculation method of fair value

The fair value is calculated by the Company principally based on the “Japan Real Estate Appraisal Standards” (including those adjusted using indicators, etc.).

(Notes on Revenue Recognition)

1. Disaggregation of revenue from contracts with customers

Disaggregation of revenue by business segment is as follows:

				(Thousands of yen)
	Reportable segment			Total
	Analytical Instruments Business	Semiconductor Business	Automatic Recognition Business
Analytical instruments	6,283,976	－	－	6,283,976
Consumables for analytical equipment	11,997,874	－	－	11,997,874
Quartz products for semiconductor manufacturing	－	14,472,967	－	14,472,967
Silicon products for semiconductor manufacturing	－	2,414,689	－	2,414,689
Others for semiconductor manufacturing	－	142,320	－	142,320
Products integrated into instruments for automatic recognition	－	－	1,081,314	1,081,314
Finished products for automatic recognition	－	－	316,257	316,257
Others for automatic recognition	－	－	438,772	438,772
Revenue from contracts with customers	18,281,851	17,029,977	1,836,344	37,148,173
Other revenue	－	－	－	－
Net sales to external customers	18,281,851	17,029,977	1,836,344	37,148,173

2. Basic information for understanding revenue

Basic information for understanding revenue is presented in “Notes to Consolidated Financial Statements (Notes on Significant Accounting Policies for Preparation of Consolidated Financial Statements), 4. Accounting policies, (4) Recognition of significant revenue and expenses.”

3. Reconciliation of satisfaction of performance obligations within contracts with customers and cash flows arising from such contracts, and the amount and timing of revenue arising from customers existing at the end of the fiscal year under review expected to be recognized in and after the following fiscal year

(1)	Contract asset and contract liability balances

Contract assets and contract liabilities of the Company and its consolidated subsidiaries are omitted as the importance of their balance is immaterial and no significant changes have occurred. In addition, revenue recognized during the fiscal year under review from performance obligations satisfied (or partly satisfied) in the previous years is not significant.

(2)	Transaction price allocated to the remaining performance obligations

The transaction price allocated to the remaining performance obligations is omitted by applying the practical expedient as the Company and its consolidated subsidiaries have no significant contract with an original expected duration exceeding one year. In addition, among consideration arising from contracts with customers, there are no significant amounts not included in transaction price.

(Notes on Per Share Information)

1. Net assets per share	3,279.13 yen
2. Profit per share	334.38 yen

(Notes on Significant Subsequent Events)

(Management integration of the Company and Techno Quartz Inc. by way of share transfer and transition to a holding company structure)

The Company and Techno Quartz Inc. (“Techno Quartz”) have, at the Board of Directors meeting held on May 10, 2024, resolved to establish GLTECHNO HOLDINGS, INC. (the “Joint Holding Company”) as a wholly owning parent company of both companies and integrate their management (the “Management Integration”) by way of a joint share transfer (the “Share Transfer”) as of October 1, 2024 (the “Effective Date”). Both companies executed a management integration agreement and jointly prepared a share transfer plan regarding the Share Transfer (the “Share Transfer Plan”).

1. Purpose of Management Integration

The two companies, namely: (a) the Company, which has a diverse range of customers, is not easily affected by macro trends, and has a solid business foundation of stably supporting the group’s profits; and (b) Techno Quartz, which is expected to achieve further market growth and has established its status in a niche field, will act as the core of the corporate group, and each of these two companies, as well as the group as a whole, will strive to make further leaps forward and achieve increased corporate value. More specifically, the Management Integration is expected to enable the accomplishment of the following measures and effects:

(1)	Capturing growth opportunities through strengthened group strategy functions and optimized management resource allocation

In the ever-changing environment surrounding the Company and Techno Quartz, optimizing the allocation of management resources across the group is considered to be of the utmost importance in achieving a sustainable increase in corporate value continuing into the future. In view of the fact that the Company and Techno Quartz have until now been making decisions on an independent footing, and the structure of the group, which has two mutually different companies as its members, namely, (a) the Company, which has a stable business foundation, and (b) Techno Quartz, which is affected by the economic cycle known as the “silicon cycle,” room for improvement is recognized in terms of investment and optimal resource allocation to be made for the growth of the group as a whole. The Management Integration is therefore considered to enable the allocation of management resources in a manner that can achieve the growth of the group as a whole in line with the business characteristics of the Company and Techno Quartz, as well as active investments in the fields of growth.

(2)	Improving management efficiency through the consolidation of administrative functions

Through the Management Integration, the Company and Techno Quartz will have parallel positions under the umbrella of the Joint Holding Company, and it is considered that this will allow for personnel exchanges, the engagement of various human resources, and career development opportunities, which could not be realized to date, as well as the further permeation of management philosophy, which the companies consider will enable the assignment of the right person to the right position across the group, and the achievement of improved operational efficiency and quality of the two companies as a result of their common functions being consolidated in the Joint Holding Company.

(3)	Maximizing value provided to stakeholders and expediting decision-making processes

Under the Joint Holding Company that has group strategy functions, the Company and Techno Quartz will strive to increase the value to be provided to their stakeholders, including their shareholders, business partners and employees, by demonstrating synergies, and working toward the growth of the group as a whole.

The issue of parent-subsidiary listing, which may create a structural conflict of interest, has been discussed as a corporate governance issue. With regard to the two companies mutually utilizing management resources, there is a recognized risk of certain restrictions or limitations arising in the future in their promoting such mutual utilization in a prompt and smooth manner, due to concerns about possible conflicts of interest between the Company and Techno Quartz’s minority shareholders, as well as from the perspective of the Techno Quartz securing independence. However, as a result of the Share Transfer, by causing the Joint Holding Company to have the function of developing group-wide management strategies and thereby separating the development of management strategies from the execution thereof and delegating decision-making authority to the Company and Techno Quartz concerning their business, as well as aligning interests within and outside the group, the Company and Techno Quartz consider that they can build a structure that allows them to pursue synergy effects through prompt decision-making and group-wide sharing of management resources.

2. Summary of transit to a holding company structure

(1)	Schedule for the Share Transfer
Board of directors meeting to approve the memorandum of understanding on the Management Integration (both companies)	Friday, February 9, 2024
Execution of the memorandum of understanding on the Management Integration (both companies)	Friday, February 9, 2024
Record date for annual meeting of shareholders (both companies)	Sunday, March 31, 2024
Resolution of board of directors meeting to approve the Management Integration Agreement and the Share Transfer Plan (both companies)	Friday, May 10, 2024
Execution of the Management Integration Agreement and preparation of the Share Transfer Plan (both companies)	Friday, May 10, 2024
Annual meeting of shareholders to approve the Share Transfer Plan (Techno Quartz)	Friday, June 21, 2024 (Scheduled)
Annual meeting of shareholders to approve the Share Transfer Plan (the Company)	Tuesday, June 25, 2024 (Scheduled)
Final trading date on the Tokyo Stock Exchange (both companies)	Thursday, September 26, 2024 (Scheduled)
Date of delisting from the Tokyo Stock Exchange (both companies)	Friday, September 27, 2024 (Scheduled)
Scheduled integration date (registration date of establishment of the Joint Holding Company)	Tuesday, October 1, 2024 (Scheduled)
Joint Holding Company listing date	Tuesday, October 1, 2024 (Scheduled)
(Note)	Shown above is the current schedule, and these dates are subject to change through mutual consultation between the Company and Techno Quartz whenever necessary due to the need for such change in carrying out the procedures for the Management Integration and the Share Transfer, or for any other reason.

(2)	Method of the Share Transfer

A joint share transfer will be conducted, pursuant to which the Company and Techno Quartz will both become the “wholly owned subsidiaries in the share transfer,” and the Joint Holding Company to be newly established will become the “wholly owning parent company in the share transfer.”

(3)	Details of allotment pertaining to the Share Transfer
	The Company	Techno Quartz
Share transfer ratios	1.00	2.10

(Note 1)  Detailed matters on the allotment of shares pertaining to the Share Transfer

It is planned that one (1) share of the Joint Holding Company’s common stock will be delivered for each share of the Company’s common stock and that two point one zero (2.10) shares of the Joint Holding Company’s common stock will be delivered for each share of Techno Quartz, respectively. If, as a result of the Share Transfer, there is any fraction of less than one (1) share in the respective numbers of shares of the Joint Holding Company’s common stock that are required to be delivered to the shareholders of the Company or Techno Quartz, the amount corresponding to such fraction of less than one (1) share will be paid to the relevant shareholders in accordance with the provisions of Article 234 of the Companies Act and other related laws and regulations; provided, however, that the share transfer ratios specified above are subject to change through mutual consultation between the two companies, if there is any material change in any of the conditions forming the basis for the calculation thereof.

(Note 2)  Number of new shares to be delivered by the Joint Holding Company (planned):
18,379,715 shares of its common stock

The number of shares specified above is calculated based on the Company’s total number of issued shares of 11,190,000 shares (as of March 31, 2024), and Techno Quartz’s total number of issued shares of 3,900,000 shares (as of March 31, 2024).

As the Company and Techno Quartz are respectively planning that, before the Share Transfer takes effect, they will cancel their treasury shares which are currently held or may hereafter be newly acquired by them, within the range of such treasury shares that can be cancelled in practice, it is not planned that the shares of the Joint Holding Company will be allotted for the treasury shares respectively held by the Company and Techno Quartz as of March 31, 2024 (the Company: 930,260 shares; Techno Quartz: 33,345 shares); provided, however, that, as the numbers of treasury shares to be actually cancelled before the Effective Date of the Share Transfer have not yet been determined, the aforementioned number of new shares to be issued by the Joint Holding Company is subject to change.

(Note 3)  Handling, etc. of shares less than one unit

The number of shares constituting one unit of shares of the Joint Holding Company shall be 100 shares.

The shareholders of the Company and Techno Quartz to whom the shares of the Joint Holding Company are allotted in any number less than one unit (i.e., 100 shares) as a result of the Share Transfer will be unable to sell their allotted shares on the Tokyo Stock Exchange or any other financial instruments exchange. However, it is possible for shareholders who may come to hold such shares less than one unit to demand the Joint Holding Company to purchase such shares less than one unit held by them, in accordance with Article 192, Paragraph 1 of the Companies Act. In addition, since the Joint Holding Company plans to include a provision in its Articles of Incorporation to the effect that the shareholders of the Joint Holding Company who hold shares less than one unit are entitled to demand the Joint Holding Company to sell them such number of the Joint Holding Company’s shares which, together with the number of shares less than one unit held by them will constitute one unit, it is also possible for such shareholders to demand the Joint Holding Company to sell them such number of the Joint Holding Company’s shares which, together with the number of shares less than one unit held by them, will constitute one unit, in accordance with Article 194, Paragraph 1 of the Companies Act and such provision of the Articles of Incorporation.

(4)	Handling of share options and bonds with share options incidental to the Share Transfer

Neither the Company nor Techno Quartz has issued any share options or bonds with share options.

(5)	Handling of expected delisting and the Joint Holding Company’s listing application

The Company and Techno Quartz are planning to conduct a technical listing of the shares of the newly established Joint Holding Company on the Tokyo Stock Exchange. The listing date is scheduled for October 1, 2024. Furthermore, as the Company and Techno Quartz will become wholly owned subsidiaries of the Joint Holding Company upon the Share Transfer, their shares are respectively planned to be delisted from the Tokyo Stock Exchange as of September 27, 2024, prior to the listing of the Joint Holding Company. The actual delisting date will be determined pursuant to the relevant regulations of the Tokyo Stock Exchange.

3. Outline of accounting treatment to be performed

The accounting treatment pertaining to the Share Transfer is expected to fall under a “transaction under common control, etc.,” in accounting standards in connection with business combinations, although the details of the accounting treatment remain undecided as of now.

Figures less than the indicated unit have been rounded down.

Non-consolidated Balance Sheet

(As of March 31, 2024)

(Thousands of yen)

Assets		Liabilities
Description	Amount	Description	Amount
Current assets	13,914,733	Current liabilities	5,402,162
Cash and deposits	2,029,336	Notes payable - trade	42,326
Notes receivable - trade	475,543	Electronically recorded obligations - operating	1,414,691
Electronically recorded monetary claims - operating	2,183,765	Accounts payable - trade	1,218,231
Accounts receivable - trade	4,063,393	Short-term borrowings	735,000
Merchandise and finished goods	1,786,074	Current portion of long-term borrowings	436,920
Work in process	1,612,244	Lease liabilities	13,411
Raw materials and supplies	1,602,219	Accounts payable - other	73,650
Prepaid expenses	44,194	Accrued expenses	300,265
Advance payments to suppliers	93,925	Income taxes payable	186,798
Other	26,135	Advances received	89,879
Allowance for doubtful accounts	(2,100)	Deposits received	310,881
Non-current assets	13,819,380	Unearned revenue	303
Property, plant and equipment	7,721,325	Provision for bonuses	492,967
Buildings	3,548,521	Provision for retirement benefits for directors (and other officers)	16,220
Structures	97,419	Other	70,615
Machinery and equipment	248,356	Non-current liabilities	2,270,174
Tools, furniture and fixtures	190,682	Long-term borrowings	1,528,860
Land	3,572,527	Lease liabilities	24,301
Leased assets	34,314	Deferred tax liabilities	497,563
Construction in progress	29,504	Deferred tax liabilities for land revaluation	97,024
Intangible assets	254,185	Provision for retirement benefits for directors (and other officers)	50,261
Software	63,136	Asset retirement obligations	1,728
Software in progress	186,471	Other	70,435
Other	4,576	Total liabilities	7,672,337
Investments and other assets	5,843,869	Net assets
Investment securities	3,335,164	Shareholders’ equity	19,007,626
Shares of subsidiaries and associates	1,727,835	Share capital	1,207,795
Investments in capital of subsidiaries and associates	135,000	Capital surplus	1,819,711
Long-term prepaid expenses	14,161	Legal capital surplus	1,751,219
Prepaid pension costs	427,164	Other capital surplus	68,492
Long-term loans receivable from employees	12,960	Retained earnings	16,489,840
Distressed receivables	5,057	Legal retained earnings	162,748
Other	191,582	Other retained earnings	16,327,091
Allowance for doubtful accounts	(5,057)	Reserve for tax purpose reduction entry	121,387
		General reserve	7,586,000
		Retained earnings brought forward	8,619,704
		Treasury shares	(509,720)
		Valuation and translation adjustments	1,054,150
		Valuation difference on available-for-sale securities	1,359,675
		Deferred gains or losses on hedges	6,709
		Revaluation reserve for land	(312,234)
		Total net assets	20,061,776
Total assets	27,734,113	Total liabilities and net assets	27,734,113

Non-consolidated Statement of Income

(April 1, 2023 - March 31, 2024)

(Thousands of yen)

Description	Amount
Net sales		16,335,869
Cost of sales		10,351,086
Gross profit		5,984,782
Selling, general and administrative expenses		4,413,536
Operating profit		1,571,245
Non-operating income
Interest income	227
Dividend income	479,030
Foreign exchange gains	49,127
Rental income from real estate	94,258
Other	34,212	656,856
Non-operating expenses
Interest expenses	26,457
Cost of real estate lease revenue	61,487
Other	4,463	92,408
Ordinary profit		2,135,694
Extraordinary income
Gain on sale of investment securities	11,996	11,996
Extraordinary losses
Loss on retirement of non-current assets	426
Loss on valuation of shares of subsidiaries and associates	5,658	6,085
Profit before income taxes		2,141,605
Income taxes-current	416,567
Income taxes-deferred	36,623	453,191
Profit		1,688,414

Non-consolidated Statement of Changes in Equity

(April 1, 2023 - March 31, 2024)

(Thousands of yen)

Shareholders’ equity
	Share capital	Capital surplus
		Legal capital surplus	Other capital surplus	Total capital surplus
Balance at beginning of period	1,207,795	1,751,219	68,492	1,819,711
Changes during period
Dividends of surplus	－	－	－	－
Profit	－	－	－	－
Purchase of treasury shares	－	－	－	－
Net changes in items other than shareholders’ equity	－	－	－	－
Total changes during period	－	－	－	－
Balance at end of period	1,207,795	1,751,219	68,492	1,819,711

	Shareholders’ equity
	Retained earnings
	Legal retained earnings	Other retained earnings			Total retained earnings
		Reserve for tax purpose reduction entry	General reserve	Retained earnings brought forward
Balance at beginning of period	162,748	121,387	7,586,000	7,598,175	15,468,311
Changes during period
Dividends of surplus	－	－	－	(666,885)	(666,885)
Profit	－	－	－	1,688,414	1,688,414
Purchase of treasury shares	－	－	－	－	－
Net changes in items other than shareholders’ equity	－	－	－	－	－
Total changes during period	－	－	－	1,021,528	1,021,528
Balance at end of period	162,748	121,387	7,586,000	8,619,704	16,489,840

(Thousands of yen)

	Shareholders’ equity
	Treasury shares	Total shareholders’ equity
Balance at beginning of period	(509,615)	17,986,203
Changes during period
Dividends of surplus	－	(666,885)
Profit	－	1,688,414
Purchase of treasury shares	(105)	(105)
Net changes in items other than shareholders’ equity	－	－
Total changes during period	(105)	1,021,423
Balance at end of period	(509,720)	19,007,626

	Valuation and translation adjustments				Total net assets
	Valuation difference on available-for-sale securities	Deferred gains or losses on hedges	Revaluation reserve for land	Total valuation and translation adjustments
Balance at beginning of period	748,793	(8,676)	(312,234)	427,882	18,414,085
Changes during period
Dividends of surplus	－	－	－	－	(666,885)
Profit	－	－	－	－	1,688,414
Purchase of treasury shares	－	－	－	－	(105)
Net changes in items other than shareholders’ equity	610,881	15,385	－	626,267	626,267
Total changes during period	610,881	15,385	－	626,267	1,647,691
Balance at end of period	1,359,675	6,709	(312,234)	1,054,150	20,061,776

Notes to Non-consolidated Financial Statements

(Notes on Significant Accounting Policies)

1. Valuation standards and methods for assets

(1)	Valuation standards and methods for securities

Shares of subsidiaries and associates

Stated at cost using the moving-average method

Available-for-sale securities

•	Securities other than shares, etc. that do not have a market price

Stated at fair value (with the entire amount of valuation differences recorded directly into net assets, and the cost of securities sold calculated using the moving-average method)

•	Shares, etc. that do not have a market price

Stated at cost using the moving-average method

(2)	Valuation standards and methods of net receivables and payables arising from derivative transactions

Stated at fair value

(3)	Valuation standards and methods of inventories
Merchandise, raw materials and supplies:	Stated at cost using the moving-average method (by writing down the book value based on a decline in profitability)
Finished goods and work in process:	Stated at cost using the specific identification method or the weighted-average method (by writing down the book value based on a decline in profitability)

2. Depreciation and amortization of non-current assets

(1)	Property, plant and equipment (excluding leased assets)

Declining balance method

However, the Company adopts the straight-line method for buildings (excluding attached facilities) acquired on or after April 1, 1998 and facilities attached to buildings and structures acquired on or after April 1, 2016.

The major useful lives are as follows:

Buildings	3 to 50 years
Structures	7 to 40 years
Machinery and equipment	2 to 7 years
Tools, furniture and fixtures	2 to 20 years

(2)	Intangible assets (excluding leased assets)

Software is amortized by the straight-line method based on the internal usable period (five years).

(3)	Leased assets

Leased assets related to finance lease transactions with the right of ownership not transferred

Depreciated using the straight-line method over the lease term with zero residual value.

3. Recognition of allowances and provisions

(1)	Allowance for doubtful accounts

To provide for potential credit losses on receivables, allowance for doubtful accounts is recorded at an estimated amount of uncollectible receivables calculated based on the historical rate of credit loss for general receivables and determined in consideration of collectibility of individual receivables for doubtful accounts and certain other receivables.

(2)  Provision for bonuses

To provide for the payment of bonuses to employees, provision for bonuses is recorded at an amount accrued for the fiscal year under review out of the estimated amount to be paid.

(3)  Provision for retirement benefits

To provide for the payment of retirement benefits to employees, the Company recognizes the amount based on the estimated amount of retirement benefit obligations and pension assets as of the end of the fiscal year under review.

Provision for retirement benefits and retirement benefit expenses are treated as follows.

a.	Method of attributing estimated retirement benefits to periods

In calculating retirement benefit obligations, the benefit formula basis is used as a method for attributing the estimated retirement benefit payments to the period up to the fiscal year under review.

b.	Methods of treating actuarial differences and past service costs as expenses

Actuarial differences are treated as expenses, pro rata based on the straight-line method for a fixed period of years (three years) within the average remaining years of service of employees in the fiscal year when such differences occurred, from the fiscal year following the fiscal year when such differences occurred.

Past service costs are treated as expenses by straight-line method for a fixed period of years (three years) within the average remaining years of service of employees in the fiscal year in which such costs occurred.

Accounting treatment of unrecognized actuarial differences and unrecognized past service costs for the non-consolidated financial statements differs from that for the consolidated balance sheet.

(4)	Provision for retirement benefits for directors (and other officers)

To provide for the payment of retirement benefits to officers (including operating officers), the amount required to be paid at the fiscal year-end based on the internal regulations is recorded.

4. Method of hedge accounting

(1)	Method of hedge accounting

Deferred hedge accounting is applied.

(2)	Hedged items and hedging instruments

Hedged items are foreign currency denominated transactions and hedging instruments are forward exchange contracts.

(3)	Policy of hedging transactions

Hedge transactions are used only to cover risks that are based on actual needs and not used as speculative instruments.

5. Recognition of revenue and expenses

In recognizing revenue, we identify performance obligations based on contracts with customers regarding sale of products, providing services, and other sale in the Analytical Instruments Business which is the Company’s business. Revenue is usually recognized at the following time point on which the Company’s performance obligation is deemed to have been satisfied.

•	The Analytical Instruments Business develops, manufactures, and sells gas chromatograph and liquid chromatograph instruments, consumables, etc.
•	Revenue related to sales of products and goods
Regarding sales of products and goods, the performance obligation is deemed to have been satisfied at the time the product or goods are delivered to the customer and the customer acquires control of the product or goods, and revenue is recognized at that time of delivery. For domestic sales, if the period of time from when the product or goods are shipped until control is transferred to the customer is the usual period, revenue is recognized at the time of shipping and for export sales, revenue is recognized at the time the product or goods arrived at a place agreed on with the customer.
•	Revenue related to services and other sales
Revenue related to services and other sales principally includes revenue from inspection, maintenance, repair, relocation, and other operations related to products and the revenue is recognized at the time of completion of service provision.

Transaction price is calculated by deducting the amount of discount, etc. from consideration promised under contracts with customers. Considerations for these performance obligations are received within approximately one year after satisfaction of such obligations in accordance with the separately specified payment conditions and do not include significant finance elements.

6. Other significant matters for preparation of non-consolidated financial statements

Not applicable.

(Notes on Accounting Estimates)

Valuation of inventories

(1)	Amount recorded in the fiscal year under review
Inventories (excluding supplies)	4,955,750	thousand yen
Loss on valuation of inventories	18,159	thousand yen

(2)	Information on significant accounting estimates related to identified items
(i)	Calculation method

As stated in the non-consolidated financial statements “Notes to Non-consolidated Financial Statements, (Notes on Significant Accounting Policies), 1. Valuation standards and methods for assets, (3) Valuation standards and methods of inventories,” the amount of inventories on the balance sheet is calculated based on the cost method (by writing down the book value based on a decline in profitability).

(ii)	Major assumption

For inventories stored beyond a certain period of time, the book value is written down assuming that their profitability has decreased.

(iii)	Impact on the non-consolidated financial statements for the following fiscal year

If the market condition deteriorates and the number of elapsed years and the turnover period of inventories increase, the amount to be recognized in the non-consolidated financial statements for the following fiscal year may be significantly impacted.

(Notes on Balance Sheet)

1. Accumulated depreciation of property, plant and equipment	5,779,107	thousand yen

2. Short-term monetary receivables from subsidiaries and associates	335,939	thousand yen
Short-term monetary payables to subsidiaries and associates	40,510	thousand yen
Long-term monetary payables to subsidiaries and associates	120	thousand yen

3. Revaluation of land

Pursuant to the Act on Revaluation of Land (Act No. 34 of March 31, 1998; last revised on June 29, 2001), the Company revalued its land held for business on March 31, 2002.

Pursuant to the Act for Partial Revision of the Act on Revaluation of Land (Act No. 24 of March 31, 1999), the revaluation amount after deducting deferred tax liabilities for revaluation is recorded as “revaluation reserve for land” in net assets.

Method of revaluation

Calculation is made by applying reasonable adjustments to values computed using the method established and published by the Commissioner of the National Tax Agency for the calculation of land values that serve as the basis for taxable amounts of land-holding tax set forth in Article 16 of the Land-holding Tax Act (Act No. 69 of 1991) as set forth in Article 2, Item 4 of the Order for Enforcement of Act on Revaluation of Land (Cabinet Order No. 119 of March 31, 1998).

Date of the revaluation	March 31, 2002
Difference between fair values at the fiscal year-end and book values after the revaluation of the land revaluated	(109,254)	thousand yen

4. Pledged assets and corresponding liabilities

Pledged assets
Buildings	1,043,056	thousand yen
Land	1,078,118
Total	2,121,175	thousand yen

Liabilities corresponding to pledged assets
Short-term borrowings	36,570	thousand yen
Current portion of long-term borrowings	184,270
Long-term borrowings	1,104,160
Total	1,325,000	thousand yen

(Notes on Non-consolidated Statement of Income)

Transactions with subsidiaries and associates

Amount of transactions from operating transactions
Net sales	1,046,381	thousand yen
Purchases	295,297	thousand yen
Others	25,380	thousand yen
Non-operating transactions	437,645	thousand yen

(Notes on Non-consolidated Statement of Changes in Equity)

The number of treasury shares at the end of the fiscal year under review

Common stock	930,260	shares

(Notes on Tax Effect Accounting)

Breakdown of deferred tax assets and deferred tax liabilities by major cause

Deferred tax assets

Revaluation reserve for land (loss)	162,921	thousand yen
Provision for bonuses	150,946
Loss on valuation of shares of subsidiaries and associates	125,659
Loss on valuation of investment securities	21,766
Accrued social insurance premium	23,054
Provision for retirement benefits for directors (and other officers)	20,356
Enterprise tax payable	18,438
Loss on valuation of inventories	13,366
Other	51,577
Subtotal of deferred tax assets	588,089	thousand yen
Valuation allowance	(328,338)
Total deferred tax assets	259,750	thousand yen
Deferred tax liabilities
Valuation difference on available-for-sale securities	569,982	thousand yen
Revaluation reserve for land (gain)	97,024
Reserve for tax purpose reduction entry of land (gain)	53,572
Prepaid pension costs	130,797
Other	2,960
Total deferred tax liabilities	854,338	thousand yen
Deferred tax liabilities, net	(594,588)	thousand yen

(Notes on Revenue Recognition)

Basic information for understanding revenue

Same as those of the Notes to Consolidated Financial Statements

(Notes on Per Share Information)

1. Net assets per share	1,955.39 yen
2. Profit per share	164.57 yen

(Notes on Significant Subsequent Events)

(Management integration of the Company and Techno Quartz Inc. by way of share transfer and transition to a holding company structure)

The Company and Techno Quartz Inc. have, at the Board of Directors meeting held on May 10, 2024, resolved to establish GLTECHNO HOLDINGS, INC. as a wholly owning parent company of both companies and integrate their management by way of a joint share transfer (the “Share Transfer”) as of October 1, 2024. Both companies executed a management integration agreement and jointly prepared a share transfer plan regarding the Share Transfer. For details, please refer to Notes on Significant Subsequent Events in Notes to Consolidated Financial Statements.

Figures less than the indicated unit have been rounded down.

Accounting Auditor’s Audit Report on the Consolidated Financial Statements

Independent Auditor’s Report

May 24, 2024

To the Board of Directors

GL Sciences Inc.

A&A Partners Chuo-ku, Tokyo
Designated Limited Liability Partner Engagement Partner	Masahito Murata, CPA

Designated Limited Liability Partner Engagement Partner	Hiromi Ito, CPA

Audit Opinion

In accordance with the provisions of Article 444, Paragraph 4 of the Companies Act, we have conducted an audit of the Consolidated Financial Statements of GL Sciences Inc. for the fiscal year from April 1, 2023 to March 31, 2024, comprising the Consolidated Balance Sheet, Consolidated Statement of Income, Consolidated Statement of Changes to Shareholders Equity, and Notes to the Consolidated Financial Statements.

In our opinion, the aforementioned Consolidated Financial Statements present fairly, in all material aspects, the status of assets and profits and losses of the corporate group consisting of GL Sciences Inc. and its consolidated subsidiaries during the period covered by the Consolidated Financial Statements, in accordance with accounting principles generally accepted in Japan.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in Japan. Our responsibilities under those standards are described in the Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements. We are independent of the Company and its consolidated subsidiaries as required by professional ethical requirements in Japan, and we have fulfilled our other ethical responsibilities. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Emphasis of Matter

As described in Significant Subsequent Events, the Company and Techno Quartz Inc. have, at the Board of Directors meeting held on May 10, 2024, resolved to establish a joint holding company and integrate their management by way of a joint share transfer as of October 1, 2024, executed a management integration agreement, and jointly prepared a share transfer plan.

This event does not affect our opinions.

Other Information

Other information comprises the Business Report and its annexed detailed statements. The Company’s management is responsible for the preparation and disclosure of this other information. The Audit and Supervisory Committee is responsible for overseeing Directors’ execution of their duties in the establishment and operation of the Company’s reporting process for the other information.

Our opinion of the Consolidated Financial Statements does not cover the other information, and we do not express any opinion thereon.

Our responsibility is to read the other information and, in doing so, consider whether the other information is materially inconsistent with the Consolidated Financial Statements or our knowledge obtained in the audit and also to remain alert for indications that the other information is otherwise materially misstated.

If, on the basis of the work we have performed, we conclude that there is a material misstatement of this other information, we are required to report that fact.

We have nothing to report in this regard.

Responsibilities of Management and the Audit and Supervisory Committee for the Consolidated Financial Statements

The Company’s management is responsible for the preparation and fair presentation of the Consolidated Financial Statements in accordance with accounting principles generally accepted in Japan. This includes establishing and operating such internal controls as management determines are necessary to enable the preparation and fair presentation of Consolidated Financial Statements that are free from material misstatement, whether due to fraud or error.

In preparing the Consolidated Financial Statements, management is responsible for assessing whether it is appropriate to prepare the Consolidated Financial Statements on a going concern basis and disclosing, as required by accounting principles generally accepted in Japan, matters related to the going concern.

The Audit and Supervisory Committee is responsible for overseeing Directors’ execution of their duties in the establishment and operation of the Company’s financial reporting process.

Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements

Our responsibilities are to obtain reasonable assurance about whether the Consolidated Financial Statements as a whole are free from material misstatement, whether due to fraud or error, on the basis of our audit and to express an independent opinion on the Consolidated Financial Statements in our auditor’s report. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the decisions of users of the Consolidated Financial Statements.

In accordance with auditing standards generally accepted in Japan, we exercise professional judgment and maintain professional skepticism throughout the audit process in conducting the following:

×	We identify and assess the risks of material misstatements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. The selection and application of audit procedures are at the discretion of the auditor. We also obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion.
×	Although it is not the purpose of our audit to express an opinion on the effectiveness of the Company’s internal control, we do consider internal control relevant to the audit in order to design audit procedures that are appropriate to the circumstances in our assessment of the risks.
×	We evaluate the appropriateness of accounting policies adopted by management and the manner in which they are applied, as well as the reasonableness of accounting estimates made by management and the appropriateness of related supplementary notes.
×	We reach a conclusion on the appropriateness of management’s preparation of the Consolidated Financial Statements on a going concern basis and whether any material uncertainty exists related to events and conditions that may cast significant doubt on the Company’s ability to continue as a going concern on the basis of the audit evidence obtained. If we conclude that such a material uncertainty exists, we are required to draw attention in our auditor’s report to the related supplementary notes in the Consolidated Financial Statements or, if such supplementary notes are inappropriate, express a modified opinion that excludes those matters. Our conclusions are based on the audit evidence obtained up to the date of our auditor’s report. However, future events or conditions may cause the Company to no longer be able to continue as a going concern.
×	In addition to whether the disclosures and supplementary notes in the Consolidated Financial Statements are in conformity with accounting principles generally accepted in Japan, we also evaluate the overall presentation, structure, and contents of the Consolidated Financial Statements, including the relevant supplementary notes, and whether the underlying transactions and accounting events are fairly represented in the Consolidated Financial Statements.
×	We obtain sufficient and appropriate audit evidence of the financial information of the Company and its consolidated subsidiaries to express an opinion on the Consolidated Financial Statements. We are responsible for the direction, supervision, and implementation of audits of the Consolidated Financial Statements. We are solely responsible for the audit opinion.

We report to the Audit and Supervisory Committee regarding the planned scope and timing of the audit, significant audit findings, including any significant deficiencies in internal control identified during the audit, and any other matters required by auditing standards.

We report to the Audit and Supervisory Committee on compliance with the provisions on professional ethics in Japan concerning independence, matters that are reasonably believed to affect the independence of the auditor, and, if we take measures to eliminate disincentives or apply safeguards to reduce disincentives to an acceptable level, the contents of these measures or safeguards.

Conflicts of Interest

There are no interests between the Company and its consolidated subsidiaries and A&A Partners or its engagement partners that require disclosure under the provisions of the Certified Public Accountants Act.

Accounting Auditor’s Audit Report on the Non-consolidated Financial Statements

Independent Auditor’s Report

May 24, 2024

To the Board of Directors

GL Sciences Inc.

A&A Partners Chuo-ku, Tokyo
Designated Limited Liability Partner Engagement Partner	Masahito Murata, CPA

Designated Limited Liability Partner Engagement Partner	Hiromi Ito, CPA

Audit Opinion

In accordance with the provisions of Article 436, Paragraph 2, item 1 of the Companies Act, we have conducted an audit of the Non-consolidated Financial Statements of GL Sciences Inc. for the 57th Business Year of the Company from April 1, 2023 to March 31, 2024, comprising the Non-consolidated Balance Sheet, Non-consolidated Statement of Income, Non-consolidated Statement of Changes to Shareholders Equity, Notes to Non-consolidated Financial Statements, and Supplementary Schedules (the “Non-consolidated Financial Statements”).

In our opinion, the aforementioned Non-consolidated Financial Statements present fairly, in all material aspects, the status of assets and profits and losses of the Company during the period covered by the Non-consolidated Financial Statements, in accordance with accounting principles generally accepted in Japan.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in Japan. Our responsibilities under those standards are described in the Auditor’s Responsibilities for the Audit of the Non-consolidated Financial Statements. We are independent of the Company as required by professional ethical requirements in Japan, and we have fulfilled our other ethical responsibilities. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Emphasis of Matter

As described in Significant Subsequent Events, the Company and Techno Quartz Inc. have, at the Board of Directors meeting held on May 10, 2024, resolved to establish a joint holding company and integrate their management by way of a joint share transfer as of October 1, 2024, executed a management integration agreement, and jointly prepared a share transfer plan.

This event does not affect our opinions.

Other Information

Other information comprises the Business Report and its annexed detailed statements. The Company’s management is responsible for the preparation and disclosure of this other information. The Audit and Supervisory Committee is responsible for overseeing Directors’ execution of their duties in the establishment and operation of the Company’s reporting process for the other information.

Our opinion of the Non-consolidated Financial Statements does not cover the other information, and we do not express any opinion thereon.

Our responsibility is to read the other information and, in doing so, consider whether the other information is materially inconsistent with the Non-consolidated Financial Statements or our knowledge obtained in the audit and also to remain alert for indications that the other information is otherwise materially misstated.

If, on the basis of the work we have performed, we conclude that there is a material misstatement of this other information, we are required to report that fact.

We have nothing to report in this regard.

Responsibilities of Management and the Audit and Supervisory Committee for the Non-consolidated Financial Statements

The Company’s management is responsible for the preparation and fair presentation of the Non-consolidated Financial Statements in accordance with accounting principles generally accepted in Japan. This includes establishing and operating such internal controls as management determines are necessary to enable the preparation and fair presentation of Non-consolidated Financial Statements that are free from material misstatement, whether due to fraud or error.

In preparing the Non-consolidated Financial Statements, management is responsible for assessing whether it is appropriate to prepare the Non-consolidated Financial Statements on a going concern basis and disclosing, as required by accounting principles generally accepted in Japan, matters related to the going concern.

The Audit and Supervisory Committee is responsible for overseeing Directors’ execution of their duties in the establishment and operation of the Company’s financial reporting process.

Auditor’s Responsibilities for the Audit of the Non-consolidated Financial Statements

Our responsibilities are to obtain reasonable assurance about whether the Financial Statements as a whole are free from material misstatement, whether due to fraud or error, on the basis of our audit and to express an independent opinion on the Non-consolidated Financial Statements in our auditor’s report. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the decisions of users of the Non-consolidated Financial Statements.

In accordance with auditing standards generally accepted in Japan, we exercise professional judgment and maintain professional skepticism throughout the audit process in conducting the following:

×	We identify and assess the risks of material misstatements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. The selection and application of audit procedures are at the discretion of the auditor. We also obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion.
×	Although it is not the purpose of our audit to express an opinion on the effectiveness of the Company’s internal control, we do consider internal control relevant to the audit in order to design audit procedures that are appropriate to the circumstances in our assessment of the risks.
×	We evaluate the appropriateness of accounting policies adopted by management and the manner in which they are applied, as well as the reasonableness of accounting estimates made by management and the appropriateness of related supplementary notes.
×	We reach a conclusion on the appropriateness of management’s preparation of the Non-consolidated Financial Statements on a going concern basis and whether any material uncertainty exists related to events and conditions that may cast significant doubt on the Company’s ability to continue as a going concern on the basis of the audit evidence obtained. If we conclude that such a material uncertainty exists, we are required to draw attention in our auditor’s report to the related supplementary notes in the Non-consolidated Financial Statements or, if such supplementary notes are inappropriate, express a modified opinion that excludes those matters. Our conclusions are based on the audit evidence obtained up to the date of our auditor’s report. However, future events or conditions may cause the Company to no longer be able to continue as a going concern.
×	In addition to whether the disclosures and supplementary notes in the Non-consolidated Financial Statements are in conformity with accounting principles generally accepted in Japan, we also evaluate the overall presentation, structure, and contents of the Non-consolidated Financial Statements, including the relevant supplementary notes, and whether the underlying transactions and accounting events are fairly represented in the Non-consolidated Financial Statements.

We report to the Audit and Supervisory Committee regarding the planned scope and timing of the audit, significant audit findings, including any significant deficiencies in internal control identified during the audit, and any other matters required by auditing standards.

We report to the Audit and Supervisory Committee on compliance with the provisions on professional ethics in Japan concerning independence, matters that are reasonably believed to affect the independence of the auditor, and, if we take measures to eliminate disincentives or apply safeguards to reduce disincentives to an acceptable level, the contents of these measures or safeguards.

Conflicts of Interest

There are no interests between the Company and A&A Partners or its engagement partners that require disclosure under the provisions of the Certified Public Accountants Act.

Audit and Supervisory Committee’s Audit Report

Audit Report

The Audit and Supervisory Committee audited the performance of duties by Directors for the 57th Business Year from April 1, 2023 to March 31, 2024, and hereby reports on the method and results of that audit.

1.	Method and Contents of Audit

In regard to the content of resolutions of the Board of Directors regarding the matters stated in Article 399-13, Paragraph 1, items (i) (b) and (c) of the Companies Act, as well as the systems developed in accordance with those resolutions (internal control systems), the Audit and Supervisory Committee periodically received reports from Directors, employees, and others regarding the status of the establishment and operation of those systems and, as necessary, requested explanations and expressed opinions in regard thereto, in addition to which the Audit and Supervisory Committee conducted audits using the following methods:

(i)	In conformity with the standards for auditing by the Audit and Supervisory Committee determined by the Audit and Supervisory Committee and in accordance with the audit policies, division of duties, and other requirements, the Audit and Supervisory Committee, in cooperation with the internal audit department and other departments responsible for internal control of the Company, attended important meetings, received reports from Directors, employees, and others regarding matters related to the performance of their duties, requested explanations as necessary, viewed important decision-making documents and other materials, and inspected the status of operations and assets. Additionally, in regard to subsidiaries, the Audit and Supervisory Committee received monthly business reports and communicated and exchanged information with the directors, auditors, and other personnel of subsidiaries.
(ii)	The Audit and Supervisory Committee oversaw and verified whether the Accounting Auditor maintained its independent position and conducted an appropriate audit, received reports from the Accounting Auditor on the status of the performance of its duties, and requested explanations as necessary. Additionally, the Audit and Supervisory Committee received notification from the Accounting Auditor that, in accordance with the “Audit Quality Control Review Standards” (Business Accounting Council) and other standards, it had developed systems in order to ensure that its duties are appropriately performed (i.e., notification of the matters stated in the items of Article 131 of the Regulations on Corporate Accounting) and requested explanations as necessary.

Using the methods above, the Audit and Supervisory Committee examined the Business Report, the supplementary schedules thereto, the Non-consolidated Financial Statements (i.e., Non-consolidated Balance Sheet, Non-consolidated Statement of Income, Non-consolidated Statement of Changes in Equity, and Notes to Non-consolidated Financial Statements), the supplementary schedules to the Non-consolidated Financial Statements, and the Consolidated Financial Statements (i.e., the Consolidated Balance Sheet, Consolidated Statement of Income, Consolidated Statement of Changes in Equity, and Notes to Consolidated Financial Statements) for the fiscal year under review.

2.	Audit Results
(1)	Results of the audit of Business Report and other documents
(i)	We find that the Business Report and the supplementary schedules thereto accurately present the status of the Company in accordance with laws, regulations, and the Articles of Incorporation.
(ii)	We do not find any misconduct nor any material fact constituting a violation of any law, regulation, or the Articles of Incorporation in relation to Directors’ performance of their duties.
(iii)	We find the content of the resolutions of the Board of Directors regarding internal control systems to be reasonable. Additionally, we do not find any matters that should be commented upon in regard to the statements in the Business Report or Directors’ performance of their duties relating to the internal control systems.

(2)	Results of the audit of the Non-consolidated Financial Statements and supplementary schedules thereto

We find the methods and results of the audit by the Accounting Auditor, A&A Partners, to be reasonable.

(3)	Results of the audit of the Consolidated Financial Statements

We find the methods and results of the audit by the Accounting Auditor, A&A Partners, to be reasonable.

May 28, 2024

Audit and Supervisory Committee, GL Sciences Inc.

Audit and Supervisory Committee Member (full-time)

Takahiro Saito [Seal]

Audit and Supervisory Committee Member

Kazuaki Kagohara [Seal]

Audit and Supervisory Committee Member

Yumiko Nagasawa [Seal]

(Note)	Audit and Supervisory Committee Members, Takahiro Saito, Kazuaki Kagohara, and Yumiko Nagasawa, are outside directors provided for in Article 2, item (xv) and Article 331, Paragraph 6 of the Companies Act.

(NOTICE OF CONVOCATION OF THE 57th ANNUAL GENERAL MEETING OF SHAREHOLDERS)

Reference Documents for the General Meeting of Shareholders

Supplement to Proposal 1

GL Sciences Inc.

Proposal 1: Approval of Share Transfer Plan

The Company and Techno Quartz Inc. (“Techno Quartz”), regarding establishing a joint holding company and integrating their management (the “Management Integration”) by way of a joint share transfer (the “Share Transfer”), agreed to establishing GLTECHNO HOLDINGS, INC. (the “Joint Holding Company”), which will become a wholly owning parent company of both companies effective October 1, 2024 (the “Effective Date”), and executed a management integration agreement (the “Management Integration Agreement”) and jointly prepared a share transfer plan (the “Share Transfer Plan”) as of May 10, 2024, in accordance with the relevant resolutions adopted at their respective board of directors meetings held on the same date.

Therefore, we request your approval of the Share Transfer Plan.

The reason for carrying out the Share Transfer, an overview of the contents of the Share Transfer Plan, and other matters related to this proposal are shown below.

1. Reason for the Share Transfer

(1) Background to the Share Transfer

The Company was established in 1968 for the manufacture and sales of gas chromatography column fillers and consumable parts. At present, the Company principally engages in the development, manufacture and sales of gas/liquid chromatography equipment and consumable parts, etc. A stable demand for chromatography and other analytical instruments is expected to continue hereafter, in view of the use of such instruments in a wide range of fields, including: food and beverages; pharmaceuticals; cosmetics and perfumeries; environmental (water quality, air, and soil); metals and mining; petrochemicals; energy; automobiles; and public research institutions. However, due to intensified competition expected in the future, the Company is working on current tasks such as: seizing overseas markets where growth can be expected; strengthening its development capabilities to enable the timely supply of products; and making strategic investments to ensure sustainable growth.

Techno Quartz was established in 1976 as a subsidiary of the Company, for the manufacture and sales of products for laboratory equipment. Subsequently, in 1978, it entered the field of quartz glass products for semiconductor manufacturing equipment, which has currently become its main business. While the semiconductor industry, to which Techno Quartz belongs, has a unique economic cycle known as the “silicon cycle,” the continuous expansion of the market has been recognized, owing to factors such as further digitalization based on the worldwide spread of smartphones and the explosive development of AI technologies. Although the semiconductor market continues to be in the adjustment phase, it is expected to recover in the second half of 2024. In addition, the amount of data to be processed is expected to further increase in the future in connection with 5G communications, the Internet of Things (IoT), AI and deep learning, and the full-scale implementation of automated driving, and it is presumed that the trends toward increased demand for semiconductors will continue on a medium-to-long term basis.

While economic activities are moving toward normalization in Japan as a result of COVID-19 having been reclassified as a Class 5 disease, the future prospects of the Japanese economy continue to be unclear, principally due to a deteriorated outlook for the global economy resulting from the prolonged situation in Russia and Ukraine, as well as inflation caused by soaring energy prices and the further weakening of the Japanese yen, and the business environment has greatly changed for both the Company and Techno Quartz. In their business activities since their foundation, the Company and Techno Quartz have both preserved the common basic philosophy of: “fully demonstrating their social roles to the public; enhancing the value of their existence; bringing happiness to each of their employees; and maintaining and further developing their companies.” “A stockholder and a staff show the sociality sufficiently to society, and raise the existence value, and win prosperity of a staff individual and make maintenance of an enterprise and development be, and distribute the technology and the benefit obtained from there among society justly.” In the difficult circumstances described above, both the Company and Techno Quartz have identically come to recognize the need to build a solid management foundation that unites their corporate group more than ever and to combine their own respective strengths, in order to ensure sustainable growth for the group as a whole, and increase their corporate values and further contribute to the development of their stakeholders. It is for this reason that the Company and Techno Quartz have decided to implement the Management Integration and have executed the Management Integration Agreement.

(2) Purpose of the Share Transfer

The two companies, namely: (a) the Company, which has a diverse range of customers, is not easily affected by macro trends, and has a solid business foundation of stably supporting the group’s profits; and (b) Techno Quartz, which is expected to achieve further market growth and has established its status in a niche field, will act as the core of the corporate group, and each of these two companies, as well as the group as a whole, will strive to make further leaps forward and achieve increased corporate value. More specifically, the Management Integration is expected to enable the accomplishment of the following measures and effects:

1) Capturing growth opportunities through strengthened group strategy functions and optimized management resource allocation

In the ever-changing environment surrounding the Company and Techno Quartz, optimizing the allocation of management resources across the group is considered to be of the utmost importance in achieving a sustainable increase in corporate value continuing into the future. In view of the fact that the Company and Techno Quartz have until now been making decisions on an independent footing, and the structure of the group, which has two mutually different companies as its members, namely, (a) the Company, which has a stable business foundation, and (b) Techno Quartz, which is affected by the economic cycle known as the “silicon cycle,” room for improvement is recognized in terms of investment and optimal resource allocation to be made for the growth of the group as a whole. The Management Integration is therefore considered to enable the allocation of management resources in a manner that can achieve the growth of the group as a whole in line with the business characteristics of the Company and Techno Quartz, as well as active investments in the fields of growth.

More specifically, it is considered that consolidating investment-related functions in the Joint Holding Company will principally enable centralized administration and the accumulation of know-how which is currently dispersed across the group, as well as the formulation of strategies based on the overview of the group as a whole, implementation of investments in accordance therewith, and efficient development of human resources having professional expertise. In addition to conventional organic growth, inorganic growth will also be pursued by means of mergers and acquisitions.

Furthermore, with regard to the strengthening of human resources, which has specifically been an issue for Techno Quartz that has rapidly grown along with the increasing demand for semiconductors, the Management Integration will enable the assignment of personnel, with an eye focused on the strategies of the group as a whole, whereby human resource aspects will be reinforced in both business operations and administration, and it is considered that this will result in supporting the further growth of Techno Quartz.

Moreover, the Management Integration is expected to not only contribute to the optimized allocation of management resources, but also to business synergies such as the following between the Company and Techno Quartz, on a medium-to-long term basis: joint development using their related technologies; sales expansion through approaches to their common and new customers; and the strengthening of sales functions through their mutual use of business bases.

2) Improving management efficiency through the consolidation of administrative functions

Through the Management Integration, the Company and Techno Quartz will have parallel positions under the umbrella of the Joint Holding Company, and it is considered that this will allow for personnel exchanges, the engagement of various human resources, and career development opportunities, which could not be realized to date, as well as the further permeation of management philosophy, which the companies consider will enable the assignment of the right person to the right position across the group, and the achievement of improved operational efficiency and quality of the two companies as a result of their common functions being consolidated in the Joint Holding Company.

More specifically, the two companies are considering consolidating various operations such as: strategic operations in charge of company-wide strategies and resource allocations, etc.; administration operations in charge of managing general affairs, accounting, finance, investor relations, etc.; personnel operations in charge of recruitment, education, and training, etc.; IT operations in charge of IT research, the furtherance of digital transformation (DX), and the development of future system plans, etc. In addition, improving the efficiency and sophistication of such operations is not only expected to contribute to the strengthening of corporate functions and group governance, but also to the top-line synergy effects on a medium- to long-term basis, which will be achieved through the improved professionalism and productivity of the respective business divisions by freeing them from administrative work, as well as through activities such as further promoting sales and strengthening new product development capabilities.

3) Maximizing value provided to stakeholders and expediting decision-making processes

Under a holding company that has group strategy functions, the Company and Techno Quartz will strive to increase the value to be provided to their stakeholders, including their shareholders, business partners and employees, by demonstrating synergies, and working toward the growth of the group as a whole.

The issue of parent-subsidiary listing, which may create a structural conflict of interest, has been discussed as a corporate governance issue. With regard to the two companies mutually utilizing management resources, there is a recognized risk of certain restrictions or limitations arising in the future in their promoting such mutual utilization in a prompt and smooth manner, due to concerns about possible conflicts of interest between the Company and Techno Quartz’s minority shareholders, as well as from the perspective of Techno Quartz securing independence. However, as a result of the Share Transfer, by causing the Joint Holding Company to have the function of developing group-wide management strategies and thereby separating the development of management strategies from the execution thereof and delegating decision-making authority to the Company and Techno Quartz concerning their business, as well as aligning interests within the group, the Company and Techno Quartz consider that they can build a structure that allows them to pursue synergy effects through prompt decision-making and group-wide sharing of management resources.

By strengthening the group strategy functions through realizing the above measures and effects, the Joint Holding Company aims to achieve consolidated net sales of 50 billion yen in the fiscal year ending March 31, 2027.

2. Overview of the Share Transfer Plan

The following “Share Transfer Plan (Copy)” provides details on the Share Transfer Plan.

Share Transfer Plan (Copy)

GL Sciences Inc. (the “First Party”) and Techno Quartz Inc. (the “Second Party”) have agreed to carry out a share transfer by way of a joint share transfer, and have jointly prepare this share transfer plan (the “Share Transfer Plan”) according to the following.

Article 1 (Share Transfer)

According to the provisions of the Share Transfer Plan, the First and Second Parties shall establish a wholly owning parent company (the “Joint Holding Company”) by way of a joint share transfer that causes the Joint Holding Company to acquire all of the issued shares of the First Party and Second Party on the date of establishment (as defined in Article 6; the same shall apply hereinafter) by way of a share transfer (the “Share Transfer”).

Article 2 (Purpose of the Joint Holding Company, trade name, location of head office, total number of authorized shares, and other matters stipulated in the Articles of Incorporation)

1.	The purpose, trade name, location of the head office and total number of authorized shares of the Joint Holding Company shall be as follows.
(1)	Purpose

The purpose of the Joint Holding Company shall be as described in Article 2 of the Articles of Incorporation in Attachment.

(2)	Trade name

The trade name of the Joint Holding Company shall be GLTECHNO HOLDINGS, INC.

(3)	Location of head office

The head office of the Joint Holding Company shall be located in Shinjuku-ku, Tokyo, and the address of the head office shall be 6-22-1 Nishi-Shinjuku, Shinjuku-ku, Tokyo.

(4)	Total number of authorized shares

The total number of authorized shares of the Joint Holding Company shall be 50,000,000 shares.

2.	In addition to the matters listed in the preceding paragraphs, matters stipulated in the Articles of Incorporation of the Joint Holding Company shall be as stated in the Articles of Incorporation in the Attachment.

Article 3 (Names of Directors at the time of incorporation and names of Accounting Auditors at the time of incorporation of the Joint Holding Company)

1.	The names of the Directors at the time of incorporation of the Joint Holding Company (excluding Directors at the time of incorporation who are Audit and Supervisory Committee members at the time of incorporation) shall be according to the following.

Directors at the time of incorporation    Yoshihiro Nagami

Directors at the time of incorporation    Ikunobu Sonoda

Directors at the time of incorporation    Osamu Serizawa

2.	The names of the Directors at the time of incorporation who serve as Audit and Supervisory Committee Members at the time of incorporation of the Joint Holding Company shall be according to the following.

Audit and Supervisory Committee Member at the time of incorporation       Takahiro Saito (Outside Director)

Audit and Supervisory Committee Member at the time of incorporation       Yumiko Nagasawa (Outside Director)

Audit and Supervisory Committee Member at the time of incorporation       Taketo Morita (Outside Director)

3.	The names of the Accounting Auditor at the time of incorporation of the Joint Holding Company shall be according to the following.

Audit Corporation A&A Partners

Article 4 (Shares to be issued upon the Share Transfer, and their allotment)

1.	For shareholders of common stock of the First and Second Parties just prior to the time that all of the shares of the First and Second Parties are acquired (the “base time”), at the time of the Share Transfer, the Joint Holding Company shall issue common stock of the Joint Holding Company equal to the sum of (i) the number obtained by multiplying the total number of common stock issued by the First Party at the time of the base time by 1, and (ii) the total number of common stock issued by the Second Party at the time of the base time multiplied by 2.10 in place of the common stock of the First and Second Parties held respectively by them.
2.	The Joint Holding Company shall allocate the common stock of the Joint Holding Company to be issued according to the provisions of the preceding paragraph to the shareholders of the common stock of the First and Second Parties at the time of the base time according to the respective ratio specified in the following items.
(1)	For shareholders of the First Party, one share of common stock of the Joint Holding Company for each share of common stock of the First Party held
(2)	For shareholders of the Second Party, 2.10 shares of common stock of the Joint Holding Company for each share of common stock of the Second Party held
3.	For the calculations in the preceding two paragraphs, fractions of less than one share shall be handled based on Article 234 of the Companies Act and other related laws and regulations.

Article 5 (Matters related to the amount of capital, reserves, etc. of the Joint Holding Company)

The amount of capital, reserves, etc. of the Joint Holding Company on the date the Joint Holding Company is established shall be according to the following.

(1)	Amount of capital: 300,000,000 yen
(2)	Amount of legal capital surplus: 0 yen
(3)	Amount of legal retained earnings: 0 yen

Article 6 (Date of establishment of the Joint Holding Company)

The date on which the establishment of the Joint Holding Company is registered (the “Joint Holding Company Establishment Date”) shall be October 1, 2024. However, the First and Second Parties may change the Joint Holding Company Establishment Date upon mutual consultation and agreement, if necessary for proceedings related to the Share Transfer and other reasons.

Article 7 (Shareholders meetings for approval of the Share Transfer Plan)

The First and Second Parties shall, at respective annual general meeting of shareholders to be held in June 2024, ask for approval for the Share Transfer Plan and matters necessary for the Share Transfer. However, if necessary for procedures of the Share Transfer or other reasons, the First and Second Parties may change the schedule of the general meeting of shareholders for asking for such approval upon mutual consultation and agreement.

Article 8 (Stock listing and administrator of shareholder register)

1.	The First and Second Parties shall cooperate with each other to carry out necessary procedures for listing common stock issued by the Joint Holding Company on the Standard Market of the Tokyo Stock Exchange on the Joint Holding Company Establishment Date.
2.	Mitsubishi UFJ Trust and Banking Corporation shall be the shareholder register administrator at the time of the establishment of the Joint Holding Company.

Article 9 (Dividends of surplus)

1.	Dividends of surplus up to 70 yen per share may be paid by the First Party to shareholders or registered shares pledgees stated or recorded in the final shareholder register as of March 31, 2024.
2.	Dividends of surplus up to 130 yen per share may be paid by the Second Party to shareholders or registered shares pledgees stated or recorded in the final shareholder register as of March 31, 2024.
3.	Except for cases specified in the preceding two paragraphs, during the period from the creation of the Share Transfer Plan until the Joint Holding Company Establishment Date, the First and Second Parties shall not adopt any resolution for dividends of surplus with a record date prior to the Joint Holding Company Establishment Date. However, this shall not apply in cases where an agreement has been made after consultation between the First and Second Parties.

Article 10 (Cancellation of treasury shares)

Based on a resolution of their respective boards of directors held by the day before the establishment date of the Joint Holding Company, the First and Second Parties shall cancel the treasury shares held by each party as of the base time which can be practically cancelled at the base time (including treasury shares acquired through purchase of shares related to a request from dissenting shareholders for purchase of shares as specified in Article 806, Paragraph 1 of the Companies Act issued at the Share Transfer).

Article 11 (Management of company assets, etc.)

After the creation of the Share Transfer Plan, the First and Second Parties shall execute their business and manage and operate their assets with the care of a good manager until the Joint Holding Company Establishment Date and shall have their subsidiaries execute their duties and manage and operate property with the care of a good manager. Unless otherwise specified in the Share Transfer Plan, the First and Second Parties shall consult in advance and obtain mutual agreement before taking any action that could have a significant impact on their property or rights and obligations, or have the other party execute it.

Article 12 (Effectiveness of the Share Transfer Plan)

The Share Transfer Plan shall become invalid if the First Party or Second Party is not able to obtain resolutions on the Share Transfer Plan and matters necessary for the Share Transfer at the general meeting of shareholders as stipulated in Article 7, or if approval and other permissions required for implementing the Share Transfer is not obtained from the relevant government agencies by the Joint Holding Company Establishment Date, or if the Share Transfer is canceled pursuant to the following article.

Article 13 (Change in the share transfer terms and cancellation of the Share Transfer)

The First Party and Second Party may change the terms and conditions of the Share Transfer or other contents of the Share Transfer Plan, etc. or cancel the Share Transfer upon mutual consultation and agreement if a significant change occurs in or any fact were found to significantly affect the financial or management status of either the First Party or Second Party during the period from the creation of the Share Transfer Plan until the Joint Holding Company Establishment Date, or if a serious obstacle to the implementation of the Share Transfer arises or becomes apparent, or if it becomes extremely difficult to achieve the objectives of the Share Transfer Plan.

Article 14 (Consultation)

Other than matters stipulated in the Share Transfer Plan, matters not stipulated in the Share Transfer Plan and other matters necessary for the Share Transfer shall be separately determined based on mutual consent after consultation between the First and Second Parties in accordance with the purpose of the Share Transfer Plan.

(Hereinafter blank)

In witness whereof, the parties hereto certify that the Share Transfer Plan has been prepared in duplicate with each party retaining one copy after affixing their name and seal.

May 10, 2024

First Party:

6-22-1 Nishi-Shinjuku, Shinjuku-ku, Tokyo

GL Sciences Inc.

President Yoshihiro Nagami

Second Party:

1-32-2, Honcho, Nakano-ku, Tokyo

Techno Quartz Inc.

President Ikunobu Sonoda

Attachment

Articles of Incorporation

Chapter 1 General Rules

(Trade name)

Article 1 The name of the Company shall be GLTECHNO HOLDINGS, INC.

(Purpose)

Article 2 The purpose of the Company shall be to manage the business activities of the following companies by operating the following businesses and owning shares or equity in the companies that operate these businesses.

(1) Manufacture and sale of laboratory equipment, biochemistry equipment including for test and diagnosis, and scientific research equipment

(2) Manufacture and sale of laboratory agents and reagents and manufacture and sales of equipment for handling and managing such chemicals

(3) Manufacture and sale of semiconductor manufacturing equipment and industrial equipment derived from such

(4) Manufacture and sale of glass for manufacturing electronics products such as semiconductors, solar batteries, liquid crystal, and light emitting diodes, and ceramic products such as quartz glass, silicon carbide, and alumina

(5) Manufacture and sale of measuring instruments

(6) Manufacture and sale of chemical industrial products, electrical equipment, and electronics equipment to be supplied for laboratory equipment

(7) Manufacture and sale of overall gas supply equipment including design and work of special gas pipes to be supplied for laboratory equipment

(8) Manufacture and sale of medical equipment

(9) Manufacture and sale of various measuring machines

(10) Manufacture and sale of educational equipment

(11) Design, development, manufacture, and sale of heating equipment

(12) Manufacture and sale of temperature control equipment

(13) Manufacture and sale of vacuum system equipment

(14) Design, development, manufacture, and sale of processing machines, jigs, and components

(15) Processing and cleansing of metal components and ceramic components

(16) Manufacture and sale of cards, tags, labels, etc. on which identification and collateral information are recorded and their reader/writers

(17) Manufacture and sale of identification equipment using biometric information

(18) Manufacture and sale of safety device and facilities for crime prevention, fire prevention, disaster prevention, and emergency measures

(19) Manufacture and sale of equipment and facilities for managing and monitoring people, animals, and goods through optics, radio waves, infrared rays, laser beams, sound waves, ultrasonic waves, magnetic sensors, and items (16) and (17)

(20) Development, manufacture, and sale of electronics equipment, control equipment, computers for industrial use and their peripheral devices as well as systems and software related to such

(21) Manufacture and sale of computers and their peripheral devices

(22) Manufacture and sale of equipment related to offices and other facilities

(23) Processing, manufacture, and sale of equipment related to machine tools, devices, etc.

(24) Manufacture and sale of application products and application systems using the preceding items

(25) Sample treatment, measurement, education, training, and consultation related to the preceding items

(26) Sale of software, technologies, and information related to the preceding items

(27) Import and export of goods, technologies, and software related to the preceding items

(28) Various businesses regarding electric work, telecommunication work, and fittings of facilities related to the preceding items

(29) Any businesses incidental to the preceding items

2. The Company may engage in businesses of items of the preceding paragraph, the following businesses, and any operations incidental or related to these businesses.

(1) Operations related to corporate planning, general affairs, human resources, finance of the group companies, etc. and other operations deemed to be necessary

(2) Concentration and allocation of funds for the group companies, etc., lending operations, and management of surplus funds

(Location of head office)

Article 3 The head office of the Company shall be located in Shinjuku-ku, Tokyo.

(Publishing method)

Article 4 The Company’s method for public notice shall be electronic public notice. However, if it is not possible to make an electronic public notice due to some accident or other unavoidable reason, it shall be published in the Nihon Keizai Shimbun.

Chapter 2 Shares

(Total number of shares that can be issued)

Article 5 The total number of authorized shares of the Company shall be 50,000,000 shares.

(Acquisition of treasury shares)

Article 6 The Company may acquire its own shares through market transactions, etc. based on a resolution by the Board of Directors.

(Share unit number)

Article 7 The share unit number of the Company shall be 100 shares.

(Rights of fractional shareholders)

Article 8 The Company shareholders may not exercise rights other than the rights listed below regarding shares held by such shareholder that constitute less than one unit.

(1) Rights listed in each item of Article 189, Paragraph 2 of the Companies Act.

(2) Right to make requests under Article 166, Paragraph 1 of the Companies Act.

(3) Right to receive an allotment of shares for subscription and allotment of share acquisition rights for subscription based on the number of shares held by shareholders

(4) Right to make requests shown in the following article

(Demand for additional purchase of fractional unit shares)

Article 9 According to the provisions in the Rules for Handling Shares, shareholders having shares less than one unit of the Company may request the Company to sell the number of shares that, together with the number of shares less than one unit held by such shareholders, constitute the share unit number.

(Shareholder Register Administrator)

Article 10 The Company shall appoint a Shareholder Register Administrator.

2. The Shareholder Register Administrator and their place of business shall be selected by a resolution of the Board of Directors and shall be announced publicly.

3. The Company’s shareholder register and share acquisition rights registry shall be stored at the place of business of the Shareholder Register Administrator. The Shareholder Register Administrator shall make an entry and record into the shareholder register and share acquisition rights registry and handle other clerical work related to shares and share acquisition rights, and such shall not be handled by the Company.

(Rules for Handling Shares)

Article 11 In addition to stipulations in laws and regulations or the Articles of Incorporation, an entry and record into the Company’s shareholder register and share acquisition rights registry, purchase and sale of fractional unit shares, other handling of shares and share acquisition rights, procedures, etc. in exercising rights by shareholders, etc., and fees shall be according to the Rules for Handling Shares established by the Board of Directors.

(Record Date)

Article 12 The Company shall deem shareholders having voting rights who are stated or recorded in the final shareholder register as of March 31 of every year to be the shareholders who may exercise their rights at the Annual General Meeting of Shareholders for the relevant business year.

2. Notwithstanding the preceding paragraph, if necessary, by making public announcement based on a resolution of the Board of Director, the Company may deem shareholders or registered share pledgees who are stated or recorded in its final shareholder register as of a certain day to be shareholders or registered share pledgees who may exercise their right.

Chapter 3 General Meeting of Shareholders

(Convocation)

Article 13 The Company’s Annual General Meeting of Shareholders shall be convened in June of each year, and extraordinary general meetings of shareholders shall be convened whenever necessary.

(Convenor and Chairman)

Article 14 General Meetings of Shareholders shall be convened and chaired by the President based on a resolution of the Board of Directors, excluding particular instances stipulated in laws and regulations. If there is an accident involving the President, another Director shall convene the General Meeting of Shareholders according to the order predetermined by the Board of Directors.

(Measures for electronic provision, etc.)

Article 15 When the Company convenes a general meeting of shareholders, it shall take measures for providing information that constitutes the content of reference documents for the general meeting of shareholders, etc. in electronic format.

2	Among items for which the measures for providing information in electronic format will be taken, the Company may exclude all or some of those items designated by the Ministry of Justice Order from statements in the paper-based documents to be delivered to shareholders who requested the delivery of paper-based documents by the record date of voting rights.

(Method of resolutions at general meeting)

Article 16 Unless otherwise provided for by laws and regulations or the Articles of Incorporation, resolutions of a General Meeting of Shareholders shall be made by a majority of the votes of the shareholders who are present at the meeting and entitled to exercise their votes at such meetings.

2	Unless otherwise provided for by the Articles of Incorporation, resolutions of a General Meeting of Shareholders as prescribed in Article 309, Paragraph 2 of the Companies Act shall be made by at least two-thirds of the votes of the shareholders present at the meeting where the shareholders holding at least one-third of the voting rights of the shareholders entitled to exercise their votes at such meetings are present.

(Meeting minutes of general meeting)

Article 17 Meeting minute shall be prepared for the agenda of the General Meeting of Shareholders. A summary of the progress of the agenda and the results thereof, along with other matters provided for by laws and regulations shall be stated or recorded in the meeting minutes.

(Exercise of voting rights by proxy)

Article 18 A shareholder of the Company may exercise their voting rights by authorizing one (1) other shareholder of the Company with voting rights to act as a proxy.

2.	In the case of the preceding paragraph, the shareholder or their proxy shall submit a document certifying the proxy right to the Company for each General Meeting of Shareholders.

Chapter 4 Directors and Board of Directors

(Establishment of Board of Directors)

Article 19 The Company shall establish the Board of Directors.

(Number of members)

Article 20 The Company shall have no more than five Directors (excluding Directors who are Audit and Supervisory Committee Members).

2. The Company shall have no more than five Directors who are Audit and Supervisory Committee Members.

(Election of Directors)

Article 21 Directors shall be elected by resolution at the General Meeting of Shareholders and distinguished as Audit and Supervisory Committee Members and other Directors.

2. Elections of Directors shall be resolved by a majority of the votes of the shareholders present at the meeting where shareholders holding at least one-third of the voting rights of the shareholders entitled to exercise their votes at such meetings are present.

3. The election of Directors shall not be conducted by cumulative voting.

(Term of office of Directors)

Article 22 The term of office of Directors shall be until the conclusion of the Annual General Meeting of Shareholders for the last business year ending within one year after their election.

2. Notwithstanding the preceding paragraph, the term of office of Audit and Supervisory Committee Members shall be until the conclusion of the Annual General Meeting of Shareholders for the last business year ending within two years after their election.

3. The term of office of Audit and Supervisory Committee Members elected as a substitute for an Audit and Supervisory Committee Member retired before the expiration of their term of office shall be until the expiration of the term of office of the retired Audit and Supervisory Committee Member.

(Convener and Chairperson of the Board of Directors)

Article 23 Board of Directors meeting shall be convened and chaired by the President, excluding particular instances stipulated in laws and regulations. If there is an accident involving the President, another Director shall convene and chair the Board of Directors meetings according to the order predetermined by the Board of Directors.

(Notice of Convocation of the Board of Directors)

Article 24 Notices of convocation of the Board of Directors meetings shall be issued to each Director at least three days prior to the date of the meeting. However, this period may be shortened in cases of emergency.

(Method of resolutions by the Board of Directors)

Article 25 A resolution of the Board of Directors shall be adopted by a majority vote at a session with an attendance of a majority of Directors.

(Omission of resolution of the Board of Directors)

Article 26 In accordance with Article 370 of the Companies Act, if all Directors agree in writing or electronically on matters to be resolved by the Board of Directors, the Company shall deem such matter to be resolved to have been adopted by a resolution of the Board of Directors.

(Delegation of execution of duties to Directors)

Article 27 In accordance with Article 399-13, Paragraph 6 of the Companies Act, the Company may delegate a decision regarding execution of important duties to a Director by resolution of the Board of Directors (excluding matters set forth in items of Paragraph 5 of the same Article).

(Board of Directors Regulations)

Article 28 Matters concerning the Board of Directors shall be governed by the Board of Directors Regulations established by the Board of Directors, in addition to laws and regulations and the Articles of Incorporation.

(Remuneration, etc. for Directors)

Article 29 Remuneration, bonuses and other property benefits received by Directors from the Company in exchange for the execution of duties (the “Remuneration, etc.”) shall be determined by a resolution of the General Meeting of Shareholders after distinguishing according to Audit and Supervisory Committee Members and other Directors.

(Representative Director and Executive Director)

Article 30 The Company shall, by resolution of the Board of Directors, elect a Representative Director.

2.	The Board of Directors may, by its resolution, elect one President, as well as a small number of Vice President, Senior Managing Director, and Managing Director as needed.
3.	The President controls operations of the Company and Vice President, Senior Managing Director, and Managing Director assist the President and execute the operations or share the operations.

(Exemption of Directors from liability)

Article 31 The Company may enter into an agreement with Directors (excluding those who are Executive Officers, etc.) in accordance with Article 427, Paragraph 1 of the Companies Act to limit their liability pursuant to Article 423, Paragraph 1 of the Companies Act to the amount stipulated by laws and regulations.

Chapter 5 Audit and Supervisory Committee

(Establishment of Audit and Supervisory Committee)

Article 32 The Company shall establish the Audit and Supervisory Committee.

(Notice of Convocation of the Audit and Supervisory Committee)

Article 33 Notices of convocation of the Audit and Supervisory Committee meetings shall be issued to each Audit and Supervisory Committee Member at least three days prior to the date set for the meeting. However, this period may be shortened in cases of emergency.

(Method of resolutions by the Audit and Supervisory Committee)

Article 34 A resolution of the Audit and Supervisory Committee shall be adopted by a majority vote at a session with an attendance of a majority of Audit and Supervisory Committee Members.

(Audit and Supervisory Committee Regulations)

Article 35 Matters concerning the Audit and Supervisory Committee shall be governed by the Audit and Supervisory Committee Regulations established by the Audit and Supervisory Committee, in addition to laws and regulations and these Articles of Incorporation.

Chapter 6 Accounting Auditor

(Establishment of Accounting Auditor)

Article 36 The Company shall have an Accounting Auditor.

(Election of Accounting Auditor)

Article 37 Accounting Auditors shall be elected by resolution at a General Meeting of Shareholders.

(Term of office of Accounting Auditors)

Article 38 The term of office of Accounting Auditors shall be until the conclusion of the Annual General Meeting of Shareholders for the last business year ending within one year after their election.

2.	Unless otherwise resolved at the Annual General Meeting of Shareholders in the preceding paragraph, the Accounting Auditor shall be deemed to have been reelected at such Annual General Meeting of Shareholders.

(Remunerations, etc. for Accounting Auditors)

Article 39 Remuneration, etc. for Accounting Auditors shall be determined by the Representative Director based on the consent of the Audit and Supervisory Committee.

Chapter 7 Calculation

(Business Years)

Article 40 The business year of the Company shall commence on April 1st of each year and end on March 31st of the following year.

(Year-end Dividends)

Article 41 The Company will, by a resolution of the General Meeting of Shareholders, distribute dividends from surplus by cash to shareholders or registered share pledgees stated or recorded in the final shareholder register as of March 31 of every year (the “Year-end Dividends”).

(Interim Dividends)

Article 42 The Company may, by a resolution of the Board of Directors, distribute dividends from surplus as stipulated in Article 454, Paragraph 5 of the Companies Act to shareholders or registered share pledgees stated or recorded in the shareholder register as of September 30 of every year (the “Interim Dividends”).

(Exemption period for Year-end Dividends, etc.)

Article 43 In cases where cash related to the Year-end Dividends and Interim Dividends has not been received after the lapse of three full years from the date of commencement of payment thereof, the Company shall be exempt from the obligation to pay such dividends.

2.	No interest shall accrue on the unpaid Year-end Dividends and Interim Dividends.

Supplementary Provisions

1.	Notwithstanding the provisions in Article 40, the first year of business of the Company shall be from the Company establishment date until March 31, 2025.
2.	Notwithstanding the provisions in Article 29, the amount of the Remuneration, etc. for the Company’s Directors from the Company establishment date until the conclusion of the first Annual General Meeting of Shareholders shall be respectively as follows.

(1) The Remuneration, etc. for Directors excluding Directors who are Audit and Supervisory Committee Members

The total amount of the Remuneration, etc. shall be no more than 150 million yen per year.

(2) The Remuneration, etc. for Directors who are Audit and Supervisory Committee Members

The total amount of the Remuneration, etc. shall be no more than 30 million yen per year

3.	These supplementary provisions shall be deleted at the conclusion of the Company’s first Annual General Meeting of Shareholders.

3. Matters concerning the reasonableness of provisions related to matters provided under Article 773, Paragraph 1, Items 5 and 6 of the Companies Act

(1)	Matters concerning the shares of the Joint Holding Company to be delivered by the Joint Holding Company to shareholders of both companies upon the Share Transfer, and the allotment of shares of the Joint Holding Company

Both companies have determined the allotment ratio for common stock of the Joint Holding Company to be allotted and delivered to the shareholders of each company upon the establishment of the Joint Holding Company by the Joint Share (the “share transfer ratio”) as follows.

(i) Details of allotment pertaining to the Share Transfer (Share Transfer Ratio)

	The Company	Techno Quartz
Share transfer ratios	1.00	2.10

(Note 1)    Detailed matters on the allotment of shares pertaining to the Share Transfer

It is planned that one (1) share of the Joint Holding Company’s common stock will be delivered for each share of the Company’s common stock and that two point one zero (2.10) shares of the Joint Holding Company’s common stock will be delivered for each share of Techno Quartz, respectively. If, as a result of the Share Transfer, there is any fraction of less than one (1) share in the respective numbers of shares of the Joint Holding Company’s common stock that are required to be delivered to the shareholders of the Company or Techno Quartz, the amount corresponding to such fraction of less than one (1) share will be paid to the relevant shareholders in accordance with the provisions of Article 234 of the Companies Act and other related laws and regulations; provided, however, that the share transfer ratios specified above are subject to change through mutual consultation between the two companies, if there is any material change in any of the conditions forming the basis for the calculation thereof.

(Note 2)    Number of new shares to be delivered by the Joint Holding Company (planned):
18,379,715 shares of its common stock

The number of shares specified above is calculated based on the Company’s total number of issued shares of 11,190,000 shares (as of March 31, 2024), and Techno Quartz’s total number of issued shares of 3,900,000 shares (as of March 31, 2024). As the Company and Techno Quartz are respectively planning that, before the Share Transfer takes effect, they will cancel their treasury shares which are currently held or may hereafter be newly acquired by them, within the range of such treasury shares that can be cancelled in practice, it is not planned that the shares of the Joint Holding Company will be allotted for the treasury shares respectively held by the Company and Techno Quartz as of March 31, 2024 (the Company: 930,260 shares; Techno Quartz: 33,345 shares); provided, however, that, as the numbers of treasury shares to be actually cancelled before the effective date of the Share Transfer have not yet been determined, the aforementioned number of new shares to be issued by the Joint Holding Company is subject to change.

(Note 3)    Number of shares constituting one unit of shares of the Joint Holding Company and handling of shares less than one unit

The number of shares constituting one unit of shares of the Joint Holding Company shall be 100 shares.

The shareholders of the Company and Techno Quartz to whom the shares of the Joint Holding Company are allotted in any number less than one unit (i.e., 100 shares) as a result of the Share Transfer will be unable to sell their allotted shares on the Tokyo Stock Exchange or any other financial instruments exchange. However, it is possible for shareholders who may come to hold such shares less than one unit to demand the Joint Holding Company to purchase such shares less than one unit held by them, in accordance with Article 192, Paragraph 1 of the Companies Act. In addition, since the Joint Holding Company plans to include a provision in its Articles of Incorporation to the effect that the shareholders of the Joint Holding Company who hold shares less than one unit are entitled to demand the Joint Holding Company to sell them such number of the Joint Holding Company’s shares which, together with the number of shares less than one unit held by them will constitute one unit, it is also possible for such shareholders to demand the Joint Holding Company to sell them such number of the Joint Holding Company’s shares which, together with the number of shares less than one unit held by them, will constitute one unit, in accordance with Article 194, Paragraph 1 of the Companies Act and such provision of the Articles of Incorporation.

(ii) Grounds for Details of Allotment Pertaining to the Share Transfer

a. Grounds and reasons for details of allotment

To ensure the fairness of the share transfer ratio and other aspects of the Share Transfer, the Company has appointed Mitsubishi UFJ Morgan Stanley Securities Co., Ltd. (“Mitsubishi UFJ Morgan Stanley Securities”) as its financial advisor and third-party valuation institution, and TMI Associates as its legal advisor. Meanwhile, Techno Quartz has appointed Daiwa Securities Co., Ltd. (“Daiwa Securities”) as its financial advisor and third-party valuation institution, and City-Yuwa Partners as its legal advisor. Both companies have obtained valuation reports with regard to the share transfer ratio from their respective third-party valuation institutions as of February 8, 2024.

The Company and Techno Quartz carefully examined the share transfer ratio upon comprehensively taking into consideration: (i) the calculation results and advice regarding the share transfer ratio that were provided by their respective financial advisors and third-party valuation institutions; (ii) the advice from their respective legal advisors; and (iii) the results of due diligence mutually conducted on one another, their respective financial conditions, business performance trends, share price trends, etc., in addition to having a series of negotiations and discussions, and ultimately reached the conclusion that the share transfer ratio described in (1) (i) above is appropriate, and decided on the share transfer ratio in the Share Transfer at their respective board of directors meetings held on February 9, 2024, and agreed to the same in the memorandum of understanding.

In addition, with regard to the conditions forming the basis for the calculation of the share transfer ratios specified above, the Company and Techno Quartz have confirmed that there has been no material change therein after the execution of the memorandum of understanding, which would affect such share transfer ratios, and have also agreed to such share transfer ratios in the Management Integration Agreement and the Share Transfer Plan, both dated May 10.

b. Matters relating to the valuation

(a) Name of the valuation institutions and relationship with the Company and Techno Quartz

Neither Mitsubishi UFJ Morgan Stanley Securities, as the valuation institution of the Company, nor Daiwa Securities, as the valuation institution of Techno Quartz, is a related party of either the Company or Techno Quartz or has any material interest that should be specifically noted in connection with the Share Transfer.

(b) Outline of calculation

Mitsubishi UFJ Morgan Stanley Securities has adopted and made calculations using: (a) the market stock price analysis on the grounds that the shares of the Companies are listed on a financial instruments exchange and their market stock prices are available; (b) the comparable peer company multiple analysis on the grounds that there exist multiple comparable listed peer companies with respect to both Companies and that the stock price is available for comparable peer company multiple analysis; and (c) the discounted cash flow analysis (“DCF Analysis”) in order to reflect the status of future business activities to the assessment.

For the market stock price analysis, the closing price of the share price on the calculation base date on the Tokyo Stock Exchange and the simple average of the closing prices on the respective transaction dates for the respective periods of one (1) month prior to the calculation base date, three (3) months prior to the calculation base date and six (6) months prior to the calculation base date on the Tokyo Stock Exchange have been adopted with the calculation base date of February 8, 2024.

The calculation of prices using the DCF Analysis is based on various factors, such as the profits in the financial prospects and investment plans provided by the management of the Company and Techno Quartz, all of which have been acknowledged by both Companies to be used for the purpose of the calculation, results of the due diligence conducted on the Company and Techno Quartz and other information generally made available to the public. For the avoidance of doubt, the financial prospects of the Companies on which the calculations are based do not include those for fiscal years in which significant increases or decreases in profits are expected.

The results of the calculations under each of the above methods are as follows. The results of the calculations of the share transfer ratio below represent the results of the calculations of the number of common stock of the Joint Holding Company to be allotted for one common share of Techno Quartz where one common share of the Joint Holding Company is allotted for one common share of the Company.

Adopted method	Calculation results of share transfer ratio
Market stock price analysis	1.90 to 2.08
Comparable peer company multiple analysis	1.62 to 2.43
DCF Analysis	1.55 to 2.90

(Note)

The analysis by Mitsubishi UFJ Morgan Stanley Securities and the analysis of the underlying share transfer ratio are provided to the board of directors of the Company for its reference only. Such analysis does not constitute a financial opinion or recommendation of Mitsubishi UFJ Morgan Stanley Securities or its affiliates, nor does it provide its approval of the Share Transfer, or an opinion or recommendation to the shareholders of the Company or Techno Quartz regarding the transfer and acquisition of shares and the exercise of the shareholder rights, including the exercise of voting rights, or their consent to the Share Transfer or any other related matters. Mitsubishi UFJ Morgan Stanley Securities relies on the information that is already publicly available or any information provided by the Company or Techno Quartz or otherwise obtained for the analysis and calculation of the share transfer ratio, assuming that such information is accurate and complete, and has not independently verified the accuracy and completeness thereof. Also, Mitsubishi UFJ Morgan Stanley Securities assume that the financial prospects reflect the best prospects and judgement currently available with respect to the future financial condition of the Company and Techno Quartz and has been reasonably prepared and provided by the management of the Company and Techno Quartz. Mitsubishi UFJ Morgan Stanley Securities has not made or obtained any independent assessment or appraisal of the assets and liabilities (including contingent liabilities) of the Company, Techno Quartz or their affiliates, nor has it requested any third-party institution to value or appraise them. Mitsubishi UFJ Morgan Stanley Securities’ analysis is based on economic, financial, market, and other conditions as of the calculation base date of the share transfer ratio calculation report and on information available to Mitsubishi UFJ Morgan Stanley Securities as of such date. Although there is a possibility that an event occurring on or after the date may affect the basis on which the Mitsubishi UFJ Morgan Stanley Securities’ analysis and the share transfer ratio calculation report have been prepared, Mitsubishi UFJ Morgan Stanley Securities is not obligated to update, revise or reconfirm the share transfer ratio calculation report or its analysis. In addition, the preparation of the share transfer ratio calculation report and the underlying analysis therefor was a complex process and is not necessarily suitable for partial analysis or summary description. The valuation ranges based on the specific analysis described herein may not be considered as Mitsubishi UFJ Morgan Stanley Securities’ assessment of the actual value of the Company or Techno Quartz.

Daiwa Securities, on the other hand, has adopted and made calculations using: (a) the market share price method, on the grounds that the shares of the Company and Techno Quartz are listed on a financial instruments exchange and that their market share prices are therefore available; and (b) the discounted cash flow method (the “DCF Method"), in order to reflect the future status of business activities in the assessment.

For the market share price method, the closing price of the share price on the calculation reference date on the Tokyo Stock Exchange and the simple average closing prices on the Tokyo Stock Exchange over the one (1) month, three (3) months and six (6) months periods prior to the calculation reference date have been adopted with the calculation reference date of February 8, 2024.

Under the DCF Method, the corporate value is evaluated by discounting future cash flows, etc. based on financial forecasts prepared by the Company and Techno Quartz to the present value, using a certain discount rate. For the avoidance of doubt, the financial forecasts of the two companies which the calculations are based do not include those for fiscal years in which significant increases or decreases in profits are expected.

The results of the calculations under each of the methods above are as specified in the table below. The results of the calculations of the share transfer ratio specified below show the numbers of the Joint Holding Company’s common stock to be allotted for each share of Techno Quartz’s common stock, where one (1) share of the Joint Holding Company’s common stock is allotted for each share of the Company’s common stock.

Adopted Methods	Share Transfer Ratio Calculation Results
Market share price method	1.90 to 2.08
DCF Method	1.72 to 2.41

(iii) Handling of expected delisting and the Joint Holding Company’s listing application

The Company and Techno Quartz are planning to conduct a technical listing of the shares of the newly established joint holding company on the Tokyo Stock Exchange. The listing date is scheduled for October 1, 2024. Furthermore, as the Company and Techno Quartz will become wholly-owned subsidiaries of the Joint Holding Company upon the Share Transfer, their shares are respectively planned to be delisted from the Tokyo Stock Exchange as of September 27, 2024, prior to the listing of the Joint Holding Company. The actual delisting date will be determined pursuant to the relevant regulations of the Tokyo Stock Exchange.

(iv) Measures to ensure fairness

As the Company is the controlling shareholder of Techno Quartz, and Techno Quartz is a subsidiary of the Company, the Share Transfer constitutes a material transaction, etc. for Techno Quartz. Therefore, the following measures have been taken to ensure the fairness of the Share Transfer:

a. Obtaining valuation reports from independent third-party valuation institutions

To ensure the fairness and adequacy of the Share Transfer, as set out in (ii) a. above, the Company appointed Mitsubishi UFJ Morgan Stanley Securities, and Techno Quartz appointed Daiwa Securities, respectively, as third-party valuation institutions independent of each such company, and received a share transfer ratio valuation report to form the basis for their agreement on the share transfer ratios to be used for the Share Transfer. It should be noted that neither of the two companies have obtained a written opinion (known as “a fairness opinion”) from their third-party valuation institutions to the effect that the share transfer ratios specified above are adequate for their respective shareholders from a financial perspective.

b. Advice from independent law firms

To ensure the fairness and adequacy of the Share Transfer, the Company appointed TMI Associates, and Techno Quartz appointed City-Yuwa Partners, respectively, as legal advisors independent of each such company, and they have been receiving legal advice from their legal advisors concerning matters such as the procedures for the Share Transfer, as well as the decision-making methods and process involved in the Share Transfer. Neither TMI Associates nor City-Yuwa Partners is a related party of either company, or has any material interest in the Management Integration that should be specifically stated.

(v) Measures to avoid conflicts of interest

As the Company is the controlling shareholder of Techno Quartz, and Techno Quartz is a subsidiary of the Company, the Share Transfer constitutes a material transaction, etc., with a controlling shareholder for Techno Quartz. Therefore, the following measures have been taken to avoid conflicts of interest:

a. Obtaining a written report from a special committee with no interest in Techno Quartz

In order to exercise care in Techno Quartz’s decision making regarding the Management Integration, so as to thereby (i) avoid the risk of arbitrariness and conflicts of interest in Techno Quartz’s board of directors meeting’s decision-making process and ensure the fairness thereof, as well as to (ii) confirm that the decision by Techno Quartz’s board of directors meeting to carry out the Management Integration would not be disadvantageous for Techno Quartz’s minority shareholders, on November 21, 2023 Techno Quartz’s board of directors meeting established a special committee (the “Techno Quartz Special Committee”) made up of three (3) members: Mr. Kazuya Ishikawa, Mr. Shigeki Taniguchi, and Mr. Taketo Morita, each an outside director of Techno Quartz notified to the Tokyo Stock Exchange as an independent officer, who has no interest in the Company or Techno Quartz. The members of the Techno Quartz Special Committee have not changed since it was first established, and such committee has elected Mr. Kazuya Ishikawa as its chair by a mutual vote of the committee members.

Techno Quartz’s board of directors meeting has requested the Techno Quartz Special Committee to provide advice as to: (a) whether the purpose of the Management Integration can be found to be legitimate and reasonable (including whether the Management Integration will serve to increase Techno Quartz’s corporate value); (b) whether the fairness and adequacy of the transaction terms of the Management Integration (including the share transfer or share exchange ratios in the event of a joint share transfer or share exchange) has been ensured; (c) whether sufficient consideration has been given to the interests of Techno Quartz’s shareholders through fair procedures in the Management Integration; and (d) whether, in addition to (a) through (c) above, the Management Integration is not disadvantageous to Techno Quartz’s minority shareholders ((a) through (d) are hereinafter collectively referred to as the “Techno Quartz Inquiry Matters”).

In addition, Techno Quartz’s board of directors meeting resolved that it will make decisions on the Management Integration by giving maximum respect to the Techno Quartz Special Committee’s opinion. More specifically, if the Techno Quartz Special Committee considers the Management Integration to be disadvantageous to Techno Quartz’s minority shareholders, Techno Quartz’s board of directors meeting will not approve the promotion and execution of the Management Integration.

Techno Quartz’s board of directors meeting resolved to grant the Techno Quartz Special Committee the authority to: (a) negotiate (including indirect negotiations through Techno Quartz and its advisors) on transaction terms, etc., as necessary; (b) appoint advisors to the Techno Quartz Special Committee at Techno Quartz’s expense (including the authority to retrospectively approve City-Yuwa Partners as Techno Quartz’s legal advisor and Daiwa Securities as Techno Quartz’s financial advisor and third-party valuation institution, whose appointment was approved by Techno Quartz’s board of directors meeting); and

(c) receive information necessary for them to review and make determinations on the Management Integration from Techno Quartz and the Company (including their officers and employees). It should be noted that the remuneration paid to the committee members of the Techno Quartz Special Committee is only fixed remuneration that is paid irrespective of the success of the Management Integration and the content of the report, and does not include any contingency fees conditioned on the announcement or implementation, etc. of the Management Integration.

The Techno Quartz Special Committee conducted careful examination of the Techno Quartz Inquiry Matters by holding a total of 10 meetings for a total of approximately 9.5 hours from December 5, 2023 to February 8, 2024, as well as by stating their opinions, exchanging information, and collecting information, etc. through e-mails, etc. outside of meetings, and holding ad hoc discussions as necessary.

More specifically, at the initial meeting of the Techno Quartz Special Committee, the Techno Quartz Special Committee first confirmed whether there were any issues with the independence and expertise of Daiwa Securities as Techno Quartz’s financial advisor and third-party valuation institution and City-Yuwa Partners as its legal advisor, and respectively approved such parties as its financial advisor and third-party valuation institution, and legal advisor, and confirmed that it can receive professional advice as necessary for the Techno Quartz Special Committee.

The Techno Quartz Special Committee also approved Techno Quartz directors, etc., involved in examining the Management Integration upon confirming that their independence from the Company had been ensured and that there were no problems from a conflict-of-interest perspective.

The Techno Quartz Special Committee then: (a) received explanations from Techno Quartz regarding the details of the Management Integration proposal and the purpose, significance and expected synergies, etc. of the Management Integration, as well as the background to the preparation of Techno Quartz’s business plan and the content thereof, etc., and asked questions and received answers regarding these matters; (b) received explanations from the Company regarding the purpose, significance and expected synergies, etc. of the Management Integration, the structure of the Management Integration, the reasons for selecting the timing of the Management Integration and the basic policy regarding the proposed integration ratio, as well as the management policy of the group after the Management Integration, and asked questions and received answers regarding such matters; (c) received explanations on the results and reasons for the calculations of the share transfer ratios as well as the scheme for the Management Integration from Techno Quartz’s financial advisor and third-party valuation institution, Daiwa Securities, and asked questions and received answers regarding such matters; (d) received advice from Techno Quartz’s legal advisor, City-Yuwa Partners, regarding the details of measures to ensure the fairness of the Management Integration from a procedural perspective as well as the decision-making method and process of Techno Quartz’s board of directors meeting regarding the Management Integration and other measures to avoid conflicts of interest, and asked questions and received answers regarding such matters; and (e) collected information regarding the Management Integration from related materials, etc. submitted in relation to the Management Integration, and also used such information to carefully discuss, examine, and deliberate on Techno Quartz Inquiry Matters.

It should be noted that the Techno Quartz Special Committee was involved in the negotiation process of the Management Integration, such as by discussing the negotiation policy, etc. multiple times, and stating its opinion to Techno Quartz on multiple occasions upon receiving timely reports on the process and details, etc. of discussions and negotiations regarding the Management Integration from Techno Quartz.

With that background, the Techno Quartz Special Committee conducted careful deliberation and examination of the Techno Quartz Inquiry Matters based on such explanations, the results of valuations, and other examination materials, and submitted its written report to Techno Quartz’s board of directors meeting on February 8, 2024, generally as set out below.

(a).	Whether the purpose of the Management Integration can be found to be justifiable and reasonable (including whether the Management Integration will serve to improve Techno Quartz’s corporate value)

According to an examination of the materials that the Techno Quartz Special Committee has received from Techno Quartz and the results of interviews, etc. with Techno Quartz and the Company, Techno Quartz’s management issues are the need to: (i) secure scarce personnel resources; (ii) further improve production capacity; and (iii) establish strong corporate functions to support both site and business sides of Techno Quartz, to capture market growth under the anticipated medium- to long-term trend of expansion in semiconductor demand in the business environment. The purpose of the Management Integration is to achieve further increased corporate value in the future, with the aim of having the entire group leap forward by establishing a stronger unity than ever with the Company which possesses a robust business foundation capable of consistently supporting the group’s revenue, under the anticipated medium- to long-term trend of expansion in semiconductor demand while undergoing short-term adjustment phases. the Techno Quartz Special Committee also considers that there are no particular doubts about the management environment and management issues surrounding Techno Quartz as recognized by Techno Quartz, and that the above purposes are reasonable.

In addition, the Management Integration will contribute to the increased corporate value of the entire Company group, including Techno Quartz, as the Management Integration will enable them to achieve measures and effects such as: (i) capturing growth opportunities through strengthened group strategy functions and optimized management resource allocation;

(ii) improving management efficiency through the consolidations, etc., of administrative functions; and (iii) maximizing value provided to stakeholders and expediting decision-making processes. The explanations that the Techno Quartz Special Committee received from Techno Quartz and the Company, as well as the responses that Techno Quartz and the Company gave to the questions that the Techno Quartz Special Committee asked Techno Quartz and the Company with respect to the above measures and effects, etc., were found to be reasonable in terms of their contents. Therefore, the Techno Quartz Special Committee considers that the measures and effects, etc. for the increased corporate value assumed by the two companies are reasonable, and that a certain increase in corporate value is expected as a result of the Management Integration.

In addition, as Techno Quartz and the Company consider that: (i) there could be a risk of certain restrictions and limitations on the mutual utilization of management resources because of concerns about conflicts of interest with their respective minority shareholders if Techno Quartz and the Company maintain their current capital relationship, in which they are in a position to conduct independent business operations as listed companies; (ii) the rapid decision-making and further sharing of management resources across the entire group can be realized through the establishment of a joint holding company through the Management Integration, thereby dissolving the parent-subsidiary listing structure with the aim of aligning interests within the group; and that (iii) the scheme of the Share Transfer is the best option to respect the corporate cultures and climates of both companies and to establish a structure that allows each company to develop its strengths and pursue synergies while maintaining their respective business frameworks. Considering that, in the Share Transfer, the minority shareholders of Techno Quartz, as shareholders of the Joint Holding Company, will be in a position to continuously enjoy the benefits of increased corporate value resulting from the Management Integration, in implementing the Management Integration in order to increase the possibility of achieving synergies in accordance with the considerations of the two companies as set forth above, the decision to select the Share Transfer as the legal scheme thereof is considered to be sufficiently reasonable.

Furthermore, although there are disadvantages that may arise to Techno Quartz and each of its stakeholders due to Techno Quartz no longer being a listed company as a result of the Management Integration, such as: (i) difficulty in acquiring human resources; (ii) damage to credibility; (iii) weakening of the governance system; and (iv) limitation of information disclosure, etc., these disadvantages are considered to be limited because the Joint Holding Company will continue to perform the relevant functions as a listed company after the Management Integration.

In light of the above, the Management Integration will contribute to the increased corporate value of Techno Quartz, and the purpose of the Management Integration is considered justifiable and reasonable in light of the grounds for choosing the relevant corporate structure, and the possible disadvantages that may be assumed.

(b).	Whether the fairness and adequacy of the terms of the Management Integration (including the share transfer or share exchange ratio in the event of a joint share transfer or share exchange) is maintained

The Techno Quartz Special Committee obtained a share transfer ratio valuation report from Techno Quartz’s financial advisor and third-party valuation institution, Daiwa Securities. In light of the share transfer ratio of Techno Quartz’s shares in the said valuation report, the share transfer ratio (1:2.10) for the Management Integration exceeds the upper limit value ratio of the calculation results based on the market share price method, and the premium over the market share price for the share price used as the basis for the share transfer ratios exceeds an average level compared to respective premiums from the share prices of the immediately preceding day, one (1)-month average, three (3)-month average, and six (6)-month average in the cases of management integration projects by way of the share transfer method. In addition, the share transfer ratios for the Management Integration are at a level above the range of the median ratio of 2.06 of the calculation results under the DCF Method. According to the explanation that the Techno Quartz Special Committee received from Daiwa Securities, Daiwa Securities’ calculation methods for the share transfer ratio, the market share price method and the DCF Method are considered to be general and reasonable methods in light of current practices. As for the DCF Method, it is confirmed that the content of the calculation was reasonable in light of current practices, and that there is nothing particularly unreasonable in the business plans of Techno Quartz and the Company which are used as the basis for the calculation.

In addition, in the process of negotiating and determining the share transfer ratios for the Management Integration, the Techno Quartz Special Committee examined whether the share transfer ratios for the Management Integration are reasonable in light of the interests of Techno Quartz’s minority shareholders, upon receiving advice from Daiwa Securities on the negotiation policy from a financial standpoint, giving instructions regarding the negotiation policy with the Company, and receiving reports on the negotiation process.

Moreover, no unreasonableness is found in the method of the Management Integration as any of Techno Quartz’s minority shareholders who are not satisfied with the share transfer ratios for the Management Integration will be provided with a method to secure their economic interests through the procedures of exercising dissenting shareholders’ appraisal rights as provided for in the Companies Act.

Furthermore, neither any circumstances that would be disadvantageous to Techno Quartz’s minority shareholders nor any other specific circumstances that would cast doubt on the fairness of the process for determining the share transfer ratios for the Management Integration have been found by the Techno Quartz Special Committee as a result of examining the draft of the memorandum of understanding and other transaction terms that have been shared by Techno Quartz related to the Share Transfer.

Comprehensively taking the above points into consideration, the Techno Quartz Special Committee has concluded that the fairness and adequacy of the terms of the Management Integration (including the share transfer ratios) have been ensured.

(c).	Whether sufficient consideration has been given to the interests of Techno Quartz’s minority shareholders through fair procedures in the Management Integration

The Techno Quartz Special Committee has determined that sufficient consideration has been given to the interests of the minority shareholders of Techno Quartz through fair procedures in the Management Integration in light of the facts that: (i) Techno Quartz’s board of directors meeting has established the Techno Quartz Special Committee, which is independent from both the Company and Techno Quartz; (ii) in the course of examining the Management Integration, Techno Quartz has received advice from its legal advisor, City-Yuwa Partners, and its financial advisor and third-party valuation institution, Daiwa Securities, both of which are independent of both the Company and Techno Quartz, and that the Techno Quartz Special Committee, upon approving Techno Quartz’s above-listed legal advisor and financial advisor, has received their professional advice on as-needed basis; (iii) a share transfer ratio calculation report has been obtained from Daiwa Securities, a third-party valuation institution independent of both the Company and Techno Quartz; and (iv) the Management Integration does not pose any particular issues of coerciveness, and there is also no unreasonableness in the fact that no market check has been conducted and no majority-of-minority conditions have been set.

(d).	Whether the Management Integration is disadvantageous to Techno Quartz’s minority shareholders, in light of (a) through (c) above

As a result of examining the above factors, the decision by Techno Quartz’s board of directors meeting to promote and implement the Management Integration is not considered to be disadvantageous to the minority shareholders of Techno Quartz, in light of the facts that: (i) the Management Integration will contribute to an increase in the corporate value of Techno Quartz, and the purpose of the Management Integration is considered to be fair and adequate as described in (a) above; and (ii) the fairness and adequacy of the transaction terms of the Management Integration, including the share transfer ratios, are ensured, and sufficient consideration has been given to the interests of the minority shareholders of Techno Quartz through fair procedures as described in (b) and (c) above.

b. Unanimous approval of all of Techno Quartz’s directors (including directors who are audit and supervisory committee members) who do not have an interest in the Management Integration

Techno Quartz has carefully examined the Management Integration, respecting the content of the written report to the maximum extent possible, while taking the share transfer ratio valuation report obtained from Daiwa Securities and the legal advice obtained from City-Yuwa Partners into consideration. As a result, at Techno Quartz’s board of directors meeting held on February 9, 2024, all of Techno Quartz directors (including directors who are audit and supervisory committee members) who participated in the deliberation and resolution unanimously deliberated and resolved on the execution of the memorandum of understanding.

(2) Matters regarding the amounts of capital and reserves of the Joint Holding Company

The Company and Techno Quartz have determined the amounts of capital and reserves of the Joint Holding Company upon the establishment of the Joint Holding Company by the Share Transfer as follows.

(1) Amount of capital                                300,000,000 yen

(2) Amount of legal capital surplus                             0 yen

(3) Amount of legal retained earnings                          0 yen

These amounts of capital and reserves have been determined within the range stipulated in Article 52 of the Regulations on Corporate Accounting after comprehensively considering and examining the size and other circumstances of the Joint Holding Company and upon consultation between the Company and Techno Quartz.

4. Matters regarding Techno Quartz

(1) Details of financial statements of the final fiscal year (Fiscal year ended March 31, 2024)

Details of Techno Quartz’ financial statements for fiscal year ended March 31, 2024 are excluded from this document in accordance with the provisions of laws and regulations and Article 14 of the Company’s Article of Incorporation. Such details are posted on the Company’s website and the TSE website.

(2) Details of events materially affecting the status of corporate property that occurred in the final business year

Not applicable

5. Details of events materially affecting the status of corporate property that occurred in the Company after the last day of the final business year

Not applicable.

6. Matters stipulated in Article 74 of Regulations for Enforcement of the Companies Act regarding persons who will become Directors of the Joint Holding Company (excluding Directors who are Audit and Supervisory Committee Members)

Persons who will become Directors of the Joint Holding Company (excluding Directors who are Audit and Supervisory Committee Members) are as follows.

No.	Name (Date of birth)	Career summary, positions, responsibilities and significant concurrent positions		(1) Number of the Company’s shares held (2) Number of shares of Techno Quartz held (3) Number of the Joint Holding Company’s shares allotted
1	Yoshihiro Nagami (August 12, 1959)	April 1982	Joined GL Sciences Inc.	(1) 36,860 shares (2) – (3) 36,860 shares
		April 2006	Manager, Sales Section 2, Osaka Branch Office
		April 2007	Manager attached to Sales Division
		October 2007	Seconded overseas; Executive Vice President, SHIMADZU-GL SCIENCES (SHANGHAI) LABORATORY SUPPLIES CO., LTD.
		July 2012	Operating Officer, in charge of overseas, GL Sciences Inc.
		October 2012	Operating Officer; Deputy Executive Senior Manager, Sales Division
		April 2013	Operating Officer; Deputy Executive Senior Manager, Sales Division; Chief Manager, Affiliated-Abroad Company Administrative Office
		June 2013	Director; Executive Senior Manager, Sales Division; Chief Manager, Sales Administration Dept.; Chief Manager, Affiliated-Abroad Company Administrative Office
		July 2013	Director; Executive Senior Manager, Sales Division; Chief Manager, Affiliated-Abroad Company Administrative Office
		April 2015	Director; Chief Manager, Management Planning Office, GL Sciences Inc.
		June 2015	Director, GL Solutions Inc.
		July 2015	President; Chief Manager, Internal Audit Office; Chief Manager, Management Planning Office, GL Sciences Inc.
		April 2018	President; Chief Manager, Internal Audit Office
		October 2018	President
		June 2019	President, GL Sciences (Shanghai) Limited (incumbent)
		July 2019	President; Chief Manager, Management Planning Office, GL Sciences Inc.
		October 2020	President (incumbent)
[Significant concurrent positions] President, GL Sciences Inc. President, GL Sciences (Shanghai) Limited Director, AGI Glass Academy Co., Ltd.

[Reason for nomination as candidate for Director]

Mr. Yoshihiro Nagami is responsible for overall management as President of GL Sciences Inc. He has a wealth of knowledge and insight through his experience in domestic and overseas sales and greatly contributed to development of GL Sciences and its group. The Company judges that he is also capable of appropriately fulfilling duties as a Director of the newly established Joint Holding Company, and thus nominates him as a candidate for Director.

No.	Name (Date of birth)	Career summary, positions, responsibilities and significant concurrent positions		(1) Number of the Company’s shares held (2) Number of shares of Techno Quartz held (3) Number of the Joint Holding Company’s shares allotted
2	Ikunobu Sonoda (July 21, 1959)	April 1982	Joined GL Sciences Inc.	(1) 8,600 shares (2) 3,892 shares (3) 16,773 shares
		April 2012	Chief Manager, Marketing and Sales Promotion Dept., Sales Division
		July 2014	Operating Officer; Chief Manager, Marketing and Sales Promotion Dept.
		July 2015	Operating Officer; Chief Manager, General Planning Dept.
		April 2017	Operating Officer; Chief Manager, Management Planning Office
		June 2018	Director; Chief Manager, Management Planning Office, GL Sciences Inc. Director, Techno Quartz Inc. Director, Hangzhou Techno Quartz Inc
		June 2019	President, Techno Quartz Inc. (incumbent) Chairman, Hangzhou Techno Quartz Inc. (incumbent) Director, GL TECHNO America, Inc. (incumbent)
[Significant concurrent positions] President, Techno Quartz Inc. Chairman, Hangzhou Techno Quartz Inc.

[Reason for nomination as candidate for Director]

Mr. Ikunobu Sonoda has a wealth of experience and wide-ranging knowledge and insights gained in the sales and management planning divisions of GL Sciences Inc. and since 2019, as President of Techno Quartz Inc., he is responsible for overall management and demonstrates outstanding leadership. The Company judges that he is also capable of appropriately fulfilling duties as a Director of the newly established Joint Holding Company, and thus nominates him as a candidate for Director.

No.	Name (Date of birth)	Career summary, positions, responsibilities and significant concurrent positions		(1) Number of the Company’s shares held (2) Number of shares of Techno Quartz held (3) Number of the Joint Holding Company’s shares allotted
3	Osamu Serizawa (May 25, 1960)	April 1983	Joined The Mitsubishi Bank, Ltd. (currently MUFG Bank, Ltd.)	(1) 2,943 shares (2) – (3) 2,943 shares
		May 2009	General Manager, Kanda-Ekimae Branch
		September 2011	General Manager, On-site Credit Supervision Office, Credit Division
		June 2013	Audit & Supervisory Board Member, SEIKAGAKU CORPORATION
		June 2014	Director; General Manager, Business Administration Dept., SEIKAGAKU CORPORATION
		April 2017	Advisor to Administrative Division, GL Sciences Inc.
		June 2018	Director; Executive Senior Manager, Administrative Division (incumbent)
		October 2018	Director, GL Sciences (Shanghai) Limited (incumbent)
[Significant concurrent positions] Director; Executive Senior Manager, Administrative Division Director, GL Sciences (Shanghai) Limited

[Reason for nomination as candidate for Director]

Mr. Osamu Serizawa worked at listed companies, including a financial institution. He has abundant managerial experience and a wealth of knowledge and experience concerning financial and administrative aspects and as a Director of GL Sciences Inc., greatly contributed to management and overall administrative operations of GL Sciences and its group. The Company judges that he is also capable of appropriately fulfilling duties as a Director of the newly established Joint Holding Company, and thus nominates him as a candidate for Director.

(Notes)

1.	The number of shares of both companies held by each candidate is as of March 31, 2024, and includes the number of shares held in the name of the Director Shareholding Association of both companies. In addition, the number of shares of the Joint Holding Company to be allotted are based on such shareholding status, taking into account the share transfer ratio. The actual number of shares of the Joint Holding Company to be allotted may vary depending on the number of shares held immediately prior to the date of the establishment of the Joint Holding Company.
2.	There are no special interests between each candidate and the Company and Techno Quartz Inc., nor are they expected to have any special interests with respect to the Joint Holding Company.
3.	If each of the candidates for Directors assumes the office, the Joint Holding Company will enter into a liability insurance agreement provided for in Article 430-3, Paragraph 1 of the Companies Act with an insurance company, under which legal damages or legal costs, etc. to be borne by Directors resulting from their duties will be covered.

7. Matters stipulated in Article 74-3 of the Regulations for Enforcement of the Companies Act regarding persons who will become Directors who are Audit and Supervisory Committee Members of the Joint Holding Company

Persons who will become Directors who are Audit and Supervisory Committee Members of the Joint Holding Company are as follows.

No.	Name (Date of birth)	Career summary, positions, responsibilities and significant concurrent positions		(1) Number of the Company’s shares held (2) Number of shares of Techno Quartz held (3) Number of the Joint Holding Company’s shares allotted
1	Takahiro Saito (December 25, 1963)	April 1987	Joined The Sanwa Bank, Limited (currently MUFG Bank, Ltd.)	(1) – shares (2) – shares (3) – shares
		May 2005	Deputy General Manager, Singapore Branch, UFJ Bank Limited (currently MUFG Bank, Ltd.)
		November 2008	General Manager, Corporate Banking Department No. 2, Shibuya Branch, MUFG Bank, Ltd.
		February 2011	General Manager, Esaka Branch, MUFG Bank, Ltd.
		April 2013	General Manager, Aoyama Branch, MUFG Bank, Ltd.
		July 2016	Retired from MUFG Bank, Ltd.
		September 2016	President and Representative Director, Solution Design Co., Ltd.
		June 2023	Retired from Solution Design Co., Ltd. Director, Audit and Supervisory Committee Member, GL Sciences Inc. (incumbent)
		February 2024	Auditor, FLOM, Inc. (incumbent)
[Significant concurrent positions] Director, Audit and Supervisory Committee Member, GL Sciences Inc. Auditor, FLOM, Inc.”

[Reason for nomination as candidate for Outside Director and expected roles]

Mr. Takahiro Saito has extensive experience and knowledge gained through his service at financial institutions, engagement in management of an investment fund management company, and service as an outside director at several investees. The Company judges that Mr. Takahiro Saito will provide management supervision and advise from a global viewpoint and from a neutral and objective perspective and contribute to the enhancement of the functions of the Board of Directors and the sustainable growth of the entire group, and thus nominates him as a candidate for Outside Director who is an Audit and Supervisory Committee Member.

No.	Name (Date of birth)	Career summary, positions, responsibilities and significant concurrent positions		(1) Number of the Company’s shares held (2) Number of shares of Techno Quartz held (3) Number of the Joint Holding Company’s shares allotted
2	Yumiko Nagasawa (November 6, 1959)	April 1984	Joined Nikko Securities Co., Ltd. (currently SMBC Nikko Securities Inc.)	(1) – shares (2) – shares (3) – shares
		July 1997	Vice President, Individual Investment Division, Citibank N.A. (Tokyo)
		June 2000	Vice President, SSB Citi Asset Management Co., Ltd. (currently Franklin Templeton Japan Co., Ltd.)
		December 2004	Director General, Foster Forum
		August 2008	Representative Director of Nagasawa Building Co., Ltd. (incumbent)
		June 2018	Facilitator, Foster Forum (incumbent)
		June 2018	Representative Director and Vice Chairperson, Nippon Association of Consumer Specialists (incumbent)
		June 2018	Outside Director, Yamaguchi Bank, Ltd.
		June 2019	Director, Japan Industrial Association (incumbent)
		June 2020	Outside Director, Yamaguchi Financial Group, Inc.
		June 2020	Vice Chairperson, NPO Consumer Organization of Japan
		June 2021	Outside Director, Yakult Honsha Co., Ltd. (incumbent) Director, Audit and Supervisory Committee Member, GL Sciences Inc. (incumbent)
		September 2022	Audit and Supervisory Board Member, I-O Wealth Advisors, Inc. (incumbent)
		June 2023	Director, Audit and Supervisory Committee Member, Yamaguchi Financial Group, Inc. (incumbent)

[Significant concurrent positions]

Director, Audit and Supervisory Committee Member, GL Sciences Inc.

Director, Audit and Supervisory Committee Member, Yamaguchi Financial Group, Inc.

Outside Director, Yakult Honsha Co., Ltd.

Representative Director of Nagasawa Building Co., Ltd.

[Reason for nomination as candidate for Outside Director and expected roles]

Ms. Yumiko Nagasawa has extensive experience and knowledge at financial institutions and incorporated associations as well as experience as outside directors at business corporations. The Company judges that Ms. Yumiko Nagasawa will provide management supervision and advise from a neutral and objective perspective and contribute to the enhancement of the functions of the Board of Directors and the sustainable growth of the entire group, and thus nominates her as a candidate for Outside Director who is an Audit and Supervisory Committee Member.

No.	Name (Date of birth)	Career summary, positions, responsibilities and significant concurrent positions		(1) Number of the Company’s shares held (2) Number of shares of Techno Quartz held (3) Number of the Joint Holding Company’s shares allotted
3	Taketo Morita (March 23, 1976)	October 2004	Registered at Tokyo Bar Association	(1) – shares (2) – shares (3) – shares
		October 2004	Joined MATSUDA & PARTNERS
		June 2013	Auditor, LCR Real Estate Investment Management, Inc. (incumbent)
		April 2016	Partner, MATSUDA & PARTNERS (incumbent)
		June 2020	Director, Audit and Supervisory Committee Member, Techno Quartz Inc. (incumbent)
[Significant concurrent positions] Partner, MATSUDA & PARTNERS Director, Audit and Supervisory Committee Member, Techno Quartz Inc.

[Reason for nomination as candidate for Outside Director and expected roles]

Mr. Taketo Morita is conversant with corporate legal affairs and corporate governance as an attorney-at-law. The Company judges that Mr. Taketo Morita will conduct audits and supervision from an objective perspective based on his deep insight and expertise and contribute to the enhancement of the functions of the Board of Directors and the sustainable growth of the entire group, and thus nominates him as a candidate for Outside Director who is an Audit and Supervisory Committee Member.

(Notes)

1.	The number of shares of both companies held by each candidate is as of March 31, 2024, and includes the number of shares held in the name of the Director Shareholding Association of both companies. In addition, the number of shares of the Joint Holding Company to be allotted are based on such shareholding status, taking into account the share transfer ratio. The actual number of shares of the Joint Holding Company to be allotted may vary depending on the number of shares held immediately prior to the date of the establishment of the Joint Holding Company.
2.	There are no special interests between each candidate and the Company and Techno Quartz Inc., nor are they expected to have any special interests with respect to the Joint Holding Company.
3.	Mr. Takahiro Saito, Ms. Yumiko Nagasawa, and Mr. Taketo Morita are candidates for Outside Directors.
4.	If the election of Mr. Takahiro Saito, Ms. Yumiko Nagasawa, and Mr. Taketo Morita is approved, the Joint Holding Company plans to register them as independent directors based on provisions of the Tokyo Stock Exchange.
5.	If the election of each of the candidates for Outside Directors is approved, the Joint Holding Company will enter into an agreement limiting their liability for damages provided for in Article 423, Paragraph 1 of the Companies Act based on provisions of Article 427, Paragraph 1 of the same Act. The amount of liability for damages is limited to the minimum amount provided for in Article 425, Paragraph 1 of the same Act.
6.	If each of the candidates for Outside Directors assumes the office, the Joint Holding Company will enter into a liability insurance agreement provided for in Article 430-3, Paragraph 1 of the Companies Act with an insurance company, under which legal damages or legal costs, etc. to be borne by Directors resulting from their duties will be covered.

8. Matters stipulated in Article 77 of the Regulations for Enforcement of the Companies Act regarding an entity that will become the accounting auditor of the Joint Holding Company

The entity which will become the accounting auditor of the Joint Holding Company is as follows.

(As of April 1, 2024)

Name	Audit Corporation A&A Partners
Location of the principal office	D Square 2nd Floor, 1-16-11 Nihonbashi Chuo-ku Tokyo
History	July 1990	Established
	May 2007	Changed the name to Audit Corporation A&A Partners
	July 2007	31 persons joined from Misuzu Audit Corporation (formerly Chuo Aoyama PriceWaterhouseCoopers Audit Corporation) and its Tokyo office was relocated (Chuo-ku, Tokyo)
	January 2009	Business alliance with Plante & Moran, a midsize accounting firm in the U.S.
	September 2010	Relocated the Tokyo office to the current location (Chuo-ku, Tokyo)
	April 2011	Joined Japan Venture Capital Association (supporting member)
	August 2011	Joined Morison International (currently Morison Global Limited; the headquarters: London), an international accounting firm group
	January 2016	Joined Association of Certified Fraud Examiners Japan (premium membership)
	July 2018	Joined International Computer Auditing Education Association of Japan (ICAEA JAPAN)
Number of audit clients	129 companies
Paid-in capital	52 million yen
Partners and staff	Partners: 16 persons Staff CPA: 33 persons CPAUS: 3 persons CISA: 3 persons Others: 33 persons Total: 88 persons * Excludes part-time staff

[Reason for nomination as candidate for accounting auditor]

Audit Corporation A&A Partners was selected as a candidate for the accounting auditor because the said auditing firm has the expertise, independence and internal control systems, etc., required of the accounting auditor of the Joint Holding Company and therefore was determined as qualified.

Reference Documents Concerning Techno Quartz Inc.

　for the General Meeting of Shareholders

in Relation to Proposal 1

Details of Financial Statements of Techno Quartzs’

Final Fiscal Year (Fiscal Year Ended March 31, 2024）

(see the following pages)

Business Report of Techno Quartz Inc.

(April 1, 2023 to March 31, 2024)

I.	Analysis of Operating Results
1.	Operating results for the fiscal year under review

In the Japanese economy in the fiscal year under review (April 1, 2023 to March 31, 2024), while a recovery of consumer spending had been at a temporary standstill due to inflation, employment and income environments improved and a sign of increasing capital investment was seen against a backdrop of strong corporate revenue and thus the economy continued to gradually recover. However, amid the unstable international situation, it is necessary to monitor the impact on the domestic economy from a surge in raw materials and energy prices, inflation, and the rapidly weakening yen and the outlook still remains uncertain.

In the semiconductor industry, of which the Group is a part, though memory inventories continued piling up due to declining demand for personal computers and smartphones, the current situation is modestly recovering. In addition, following an increase in demand in the generative AI field, proactive, far-sighted capital investments have been successively planned and conducted such as new construction and expansion of cutting-edge semiconductor fabs in and outside Japan. Thus, steady growth continues to be expected.

In the environment as mentioned above, the Company will efficiently conduct production activities by uncovering new demand toward the future, making preparations for building a framework for production expansion in Japan, and promoting other operational improvements. In addition, the amount of orders received and net sales are on a recovery trend in the near term and the order backlog continues to remain high.

As a result, net sales for the fiscal year under review were 17,065 million yen (down 14.9% from the previous fiscal year) and operating profit was 3,615 million yen (down 11.1% from the previous fiscal year), ordinary profit was 3,838 million yen (down 11.9% from the previous fiscal year), and profit attributable to owners of parent was 2,729 million yen (down 7.7% from the previous fiscal year).

2.	Status of capital investment

The total amount of capital investment in the fiscal year under review was 1,185 million yen. This was due mainly to the replacement of old equipment and new machinery and equipment purchases.

3.	Status of financing

No significant financing through capital increases, corporate bond issues, or large-scale borrowing were implemented in the fiscal year under review.

4.	Status of business transfer, absorption-type company split, or incorporation-type company split

There are no matters particularly worthy of note.

5.	Status of acquisition of business of other companies

There are no matters particularly worthy of note.

6.	Succession of rights and obligations concerning the business of other corporations, etc., due to an absorption-type merger or absorption-type company split

There are no matters particularly worthy of note.

7.	Status of acquisition or disposition of shares or other equity interests or share acquisition rights, etc. in other companies

There are no matters particularly worthy of note.

8.	Issues to be addressed

For the Japanese economy in fiscal 2024, as the impact of COVID-19 has subsided and economic activity continues its trend toward normality, the strong performance of companies is expected to support improvements in income and expansion of investments and a gradual recovery continues to be expected. However, it will also be necessary to continue monitoring that outlook, as it is likely to remain uncertain due to various factors, including globally surging food and energy prices against the backdrop of unstable international situations and the impact of financial policies such as a removal of the negative interest rate policy.

In the semiconductor industry, on the other hand, data volumes are expected to increase further due to the spread of remote work worldwide, and the expanding demand for AI semiconductors, 5G telecommunication, and the full-scale introduction of autonomous driving, among other factors. For these reasons, it is expected that semiconductors will remain in short supply, and the trend of growth in semiconductor demand will continue over the medium to long term.

Amid such circumstances, the Company and GL Sciences Inc., which is our parent company, executed the Management Integration Agreement concerning the establishment of joint holding company (joint share transfer) as of May 10, 2024.

Since the foundation, the Company and GL Sciences Inc. have preserved the common basic philosophy of: “fully demonstrating their social roles to the public; enhancing the value of their existence; bringing happiness to each of their employees; and maintaining and further developing their companies.” Through this management integration, we will be able to ensure sustainable growth for the group as a whole, and increase their corporate values and further contribute to the development of their stakeholders.

In terms of receipt of orders by the Group, positive results were seen from upfront investment activities of manufacturers in anticipation of market recovery, which is expected to lead to a recovery trend in the second half of this fiscal year. In addition, the semiconductor market is expected to keep growing steadily against the backdrop of strong potential demand, such as plans that include government subsidization for semiconductors being promoted in various parts of the world. For these reasons, the Company has not changed its outlook for the medium- to long-term expansion of receipt of orders.

Medium- to long-term growth strategies and issues that the Company should continue to address under such circumstances are as follows:

(1)	Enhancement of production capacity
×	We will promote capital investments to build a framework for production expansion in Japan.
×	We will promote the advancement of quality management and aim to enhance production capacity through stronger cooperation with external partners and subcontractors.
(2)	Strengthening of sales capabilities
×	We will strengthen our relationships with our business partners and develop and expand highly value-added products in our efforts to expand the market for mass-produced quartz and silicon products.
×	In addition to strengthening our marketing of developed and mass-produced silicon products, we will work on expanding products with high degrees of difficulty, such as flame-processed products.
(3)	Operational efficiency
×	We will promote digital transformation (DX) for the automation and improved efficiency of operations by re-examining workflows and operational procedures.
×	We will make further use of system tools that contribute to efficiency, such as remote work and meeting systems.
(4)	Strengthening of management foundations
×	We will proceed with various measures contributing to strengthening sustainability and responses to the strengthening of corporate governance.
×	We will engage in management that is conscious of financial indicators and stock price in our efforts to strengthen IR functions and risk management.
×	We will strengthen management by sharing know-how in each field through management integration.
(5)	Human resource development
×	We will strive to develop excellent human resources by enhancing our various training programs, proceeding with the production of operation manuals, and revitalizing personnel rotations, among other means.
×	We will activate the exchanges of human resources within the Group through management integration and make efforts to raise employees’ awareness and capabilities.

9.	Trends in Assets and profits and losses
(i)	Trends in assets and profits and losses of the corporate group

(Millions of yen, unless otherwise specified.)

	45th fiscal year ended March 31, 2021	46th fiscal year ended March 31, 2022	47th fiscal year ended March 31, 2023	48th fiscal year ended March 31, 2024 (Fiscal year under review)
Net sales	12,791	15,820	20,063	17,065
Ordinary profit	2,368	3,231	4,354	3,838
Profit attributable to owners of parent	1,606	2,200	2,957	2,729
Profit per share (yen)	415.32	568.97	764.97	705.89
Total assets	15,273	18,310	23,792	25,753
Total net assets	11,254	13,779	16,590	19,154
Net assets per share (yen)	2,910.36	3,563.16	4,290.54	4,953.67

(Notes)

1.	Profit per share is calculated with the average number of shares outstanding during the period under review (number of shares less treasury shares) and net assets per share is calculated with the total number of shares outstanding at the end of the period (number of shares less treasury shares).
2.	The Company has applied the Accounting Standard for Revenue Recognition (ASBJ Statement No. 29, March 31, 2020) and other standards since the 46th fiscal period. Figures for assets and profits and losses from the 46th fiscal year onward reflect the application of the Accounting Standard and other standards.
3.	On October 1, 2022, the Company conducted a share split at a ratio of five shares for one share of common stock. Profit per share and net assets per share have been calculated assuming that the share split was conducted at the beginning of the 45th fiscal year.

(ii)	Trends in assets and profits and losses of the Company

(Millions of yen, unless otherwise specified.)

	45th fiscal year ended March 31, 2021	46th fiscal year ended March 31, 2022	47th fiscal year ended March 31, 2023	48th fiscal year ended March 31, 2024 (Fiscal year under review)
Net sales	11,441	13,887	16,933	14,808
Ordinary profit	1,714	2,497	3,199	3,216
Profit attributable to owners of parent	1,173	1,732	2,230	2,315
Profit per share (yen)	303.35	447.99	576.87	598.86
Total assets	14,258	15,930	19,540	20,956
Total net assets	10,039	11,508	13,352	15,176
Net assets per share (yen)	2,596.14	2,975.91	3,453.25	3,924.88

(Notes)

1.	Profit per share is calculated with the average number of shares outstanding during the period under review (number of shares less treasury shares) and net assets per share is calculated with the total number of shares outstanding at the end of the period (number of shares less treasury shares).
2.	The Company has applied the Accounting Standard for Revenue Recognition (ASBJ Statement No. 29, March 31, 2020) and other standards since the 46th fiscal period. Figures for assets and profits and losses from the 46th fiscal year onward reflect the application of the Accounting Standard and other standards.
3.	On October 1, 2022, the Company conducted a share split at a ratio of five shares for one share of common stock. Profit per share and net assets per share have been calculated assuming that the share split was conducted at the beginning of the 45th fiscal year.

10.	Significant parent company and subsidiaries
(i)	Relationship with the parent company

GL Sciences Inc. is the parent company that owns 2,542,000 shares of the Company (65.81% of voting rights). It is engaged in the manufacturing and sale of precision scientific instruments, scientific research instruments, their consumables, and other products.

The Company also has a trading relationship with GL Sciences Inc. concerning scientific-related products.

Consolidated net sales of GL Sciences Inc. in its 57th fiscal year (April 1, 2023 to March 31, 2024) amounted to 37,148 million yen (down 4.0% from the previous fiscal year) and profit attributable to owners of parent was 3,430 million yen (down 2.0% from the previous fiscal year).

(ii)	Status of significant subsidiaries
Company name	Capital	Voting right ratio	Description of main businesses
Hangzhou Techno Quartz Inc.	24,100 thousand USD	100%	Processing, manufacturing and sale of quartz and silicon products for semiconductor manufacturing equipment
AISINTEC Co., Ltd.	3,000 thousand JPY	100%	Processing of high-purity quartz glass, crystalline silicon, etc.
GL TECHNO America, Inc.	100 thousand USD	100%	Manufacture, sale, and import/export of components for semiconductor manufacturing equipment and others
(Note)	There are no subsidiaries that are specified wholly owned subsidiaries.

(iii)	Results of business combinations

There are no matters particularly worthy of note.

11.	Description of main businesses

The main businesses of the Group include the manufacture and sale of quartz jigs for semiconductor manufacturing equipment, scientific instruments, and industrial heating equipment, as well as silicon processing, based on quartz glass processing technology.

12.	Principal business locations (as of March 31, 2024)

(i) Techno Quartz Inc.

Head office:	1-32-2, Honcho, Nakano-ku, Tokyo
Domestic production bases:	Zao Factory (Yamagata City, Yamagata) Zao-South Factory (Yamagata City, Yamagata)
Main sales offices:

Tokyo Sales Office (Nakano-ku, Tokyo)

Tohoku Regional Sales Office (Yamagata City, Yamagata)

Kansai Regional Sales Office (Kyotanabe City, Kyoto)

Kyushu Regional Sales Office (Kumamoto City, Kumamoto)

Hokuriku Regional Sales Office (Toyama City, Toyama)

(ii) Hangzhou Techno Quartz Inc.

Head office and factory:	Hangzhou City, Zhejiang province, China

(iii) AISINTEC Co., Ltd.

Head office and factory:	Kitakata City, Fukushima

(iv) GL TECHNO America, Inc.

Head office and factory:	California, USA

13.	Employees
(i)	Employees of the corporate group (as of March 31, 2024)
Number of employees	Change from end of previous fiscal year
544	Down 54

(Note) The above number of employees does not include temporary employees (14).

(ii)	Employees of the Company (as of March 31, 2024)
Number of employees	Change from end of previous fiscal year	Average age	Average length of service
299	Up 10	38.5 years	12.3 years

(Note) The above number of employees does not include temporary employees (12).

14.	Major lenders (as of March 31, 2024)
Lenders	Outstanding borrowings (Millions of yen)
The Yamagata Bank, Ltd.	1,141
MUFG Bank, Ltd.	1,094

II. Status of Shares

1.	Total number of shares authorized to be issued:	15,600,000 shares
2.	Total number of shares outstanding:	3,866,655 shares (excluding 33,345 shares of treasury shares)
3.	Number of shareholders:	1,947
4.	Major shareholders
Name	Number of shares held (Shares)	Ratio of shareholding (%)
GL Sciences Inc.	2,542,000	65.74
Techno Quartz Employees Shareholding Association	64,700	1.67
The Yamagata Bank, Ltd.	50,000	1.29
MSIP CLIENT SECURITIES	40,300	1.04
MUFG Bank, Ltd.	40,000	1.03
Custody Bank of Japan, Ltd. (trust account)	25,300	0.65
Goldman Sachs International	24,400	0.63
Yusuke Kida	24,000	0.62
Yuzuru Maruyama	20,000	0.52
The Yamaguchi Bank, Ltd.	20,000	0.52

(Note) The ratio of shareholding is calculated after deducting the number of treasury shares (33,345).

5.	Other important matters concerning shares

There are no matters particularly worthy of note.

III. Company Officers

1. Directors

Position	Name	Responsibilities and important concurrent positions
President (Representative Director)	Ikunobu Sonoda	Chairman, Hangzhou Techno Quartz Inc.
Vice President	Hiroshi Takahashi	Director, Hangzhou Techno Quartz Inc.
Director	Isamu Masuda	General Manager, Production Division Director, Hangzhou Techno Quartz Inc. Representative Director, AISINTEC Co., Ltd.
Director	Hidekazu Tegawa	General Manager, Sales Division Director, Hangzhou Techno Quartz Inc. Director, AISINTEC Co., Ltd.
Director (Full-time Audit and Supervisory Committee Member)	Kazuya Ishikawa	Director, Hangzhou Techno Quartz Inc. Audit & Supervisory Board Member, AISINTEC Co., Ltd.
Director (Audit and Supervisory Committee Member)	Shigeki Taniguchi
Director (Audit and Supervisory Committee Member)	Taketo Morita	Partner (attorney-at-law), Matsuda & Partners

(Notes)

1.	Mr. Kazuya Ishikawa, Mr. Shigeki Taniguchi, and Mr. Taketo Morita are Outside Directors.
2.	Mr. Kazuya Ishikawa, Mr. Shigeki Taniguchi, and Mr. Taketo Morita are independent directors with no risk of conflicts of interest with general shareholders, whose designation is required by the Tokyo Stock Exchange.
3.	The Company has appointed Mr. Kazuya Ishikawa as a full-time Audit and Supervisory Committee Member with the aim of further enhancing the effectiveness of audits and supervision and cooperation with the Audit Department, as well as improving communication with Executive Officers. Mr. Kazuya Ishikawa has worked at financial institutions for many years and has considerable knowledge of finance and accounting.
4.	The Company has entered into limited liability agreements with the three Outside Directors to limit their liability to the amount stipulated by laws and regulations.

2.	Outline of directors and officers liability insurance agreement

The Company has entered into a directors and officers liability insurance agreement with an insurance company for the purposes of preventing hesitation in the execution of duties and securing excellent human resources. The outline of the agreement is as follows:

(i)	Scope of insured

Directors (excluding Audit and Supervisory Committee Members) and Directors who are Audit and Supervisory Committee Members of the Company.

(ii)	Outline of the agreement

1)  Substantive premium contribution by the insureds

Insurance premiums, including premiums for insurance riders, are paid by the Company, with no substantive contribution made by the insureds.

2)  Insured events to be covered by the agreement

The agreement covers damages, including those pertaining to insurance riders, that may arise from the liability of insured Directors and others in relation to the execution of their duties or from receiving a claim pertaining to the pursuit of said liability. However, the agreement contains certain disclaimers, such as in cases where the damages arose from acts committed by the insured while the insured was aware of the violation of laws and regulations.

3.	Amount of compensation of Directors
(i)	Matters related to the determination of compensation amounts of the Company’s Directors and the methods of calculation of such amounts

The Company’s Board of Directors, at its meeting held on February 19, 2021, resolved the following policy for the determination of compensation of individual Directors:

1)	Basic policy

Compensation of the Company’s Directors shall be determined in accordance with the following basic policy.

•	The compensation system shall place importance on sound and sustainable corporate growth and the enhancement of shareholder value.
•	It shall be oriented toward a competitive compensation structure and a level that is capable of securing excellent human resources.
•	The objectivity and transparency of the compensation determination process and the appropriateness of compensation shall be ensured.
2)	Policy concerning the determination of amounts of compensation (monetary compensation) for individual Directors

The Company determines the amounts of compensation (monetary compensation) for individual Directors in accordance with the following policy within the limit approved by resolution of the Annual General Meeting of Shareholders:

Fixed compensation

•	Monthly fixed-amount compensation

Monthly fixed-amount compensation comprises a basic compensation portion and an allowance portion, which is calculated according to individual Directors’ duties. Amounts are determined with reference to the salary of the highest-level employee, on the basis of the individual’s position and responsibilities, taking into comprehensive account business results, the management environment, and other factors. The monthly fixed-amount compensation of part-time Audit and Supervisory Committee Members shall be the basic compensation portion only, in light of the nature of their duties. In principle, the compensation amounts are determined after the conclusion of the Annual General Meeting of Shareholders held in June every year for the one-year period from July of that year until June of the following year.

Performance-linked compensation

•	Officers’ bonuses

Officers’ bonuses are paid with the main objective of raising awareness of the improvement of business results each fiscal year. They are determined on the basis of the Implementation Criteria for Officers’ Bonuses in light of the level of payments of annual employee bonuses linked with six-monthly business results (degree of achievement of net sales targets and operating margin). In principle, they are paid after the announcement of the financial results for the fiscal year in question. Part-time Audit and Supervisory Committee Members are not eligible for officers’ bonuses.

Other monetary compensation

•	Retirement benefits

Retirement benefits, which are paid to retiring Directors (excluding Audit and Supervisory Committee Members) and Directors who are Audit and Supervisory Committee Members, are determined according to the basic compensation portion of the retiring Director’s monthly fixed-amount compensation, position (coefficient), length of service, and other factors, in accordance with the Criteria for Granting of Retirement Benefits. They are determined on the assumption of approval by resolution of the Annual General Meeting of Shareholders and are paid after the Director’s retirement.

3)	Policy concerning the determination of the apportionment of the amounts of individual Directors’ compensation

The Company has deferred the introduction of non-monetary compensation for the immediate future, and compensation shall be 100% monetary compensation. Performance-linked compensation’s percentage of monetary compensation shall be within 30% approximately.

4)	Method of the determination of contents of individual Directors’ compensation

The contents of compensation of individual Directors are determined individually by the Board of Directors for Directors (excluding Audit and Supervisory Committee Members) and by the Audit and Supervisory Committee for Directors who are Audit and Supervisory Committee Members, upon consultation based on 2) Policy concerning the determination of amounts of compensation (monetary compensation) for individual Directors.

(ii)	Reason for the Board of Directors’ judgment that the contents of individual Directors’ compensation for the fiscal year under review are in line with the determination policy

In determining the compensation of the Company’s individual Directors, Representative Director and President prepared a draft proposal, and multifaceted consideration was conducted, including of conformity with the determination policy, considering the opinions of the Audit and Supervisory Committee, whose members are all Independent Outside Directors. For this reason, the Board of Directors has also deemed that the compensation is in line with the determination policy.

(iii)	Total amounts of compensation by officer category, total amounts by type of compensation and number of eligible officers
Officer Category	Total amount (Millions of yen)	Amount by compensation type (Millions of yen)			Number of eligible Directors
		Fixed compensation	Performance-linked compensation	Retirement Benefits
Directors (excluding the Audit and Supervisory Committee Members) (Of which, Outside Directors)	110 (—)	85 (—)	15 (—)	9 (—)	5 (0)
Directors (Audit and Supervisory Committee Members) (Of which, Outside Directors)	18 (18)	16 (16)	1 (1)	0 (0)	3 (3)
Total	129	102	16	10	8

(Notes)

1.	Performance-linked compensation is officer bonuses and is calculated and paid by multiplying a further coefficient by the multiplier for the employee bonuses paid on the basis of the degree of achievement of net sales targets and operating margin in the relevant fiscal year.
2.	The above retirement benefits include the provision for officers’ retirement benefits recorded in the fiscal year under review.
3.	The maximum amount of compensation for Directors (excluding Audit and Supervisory Committee Members) and Directors (Audit and Supervisory Committee Members) was resolved at the 44th Annual General Meeting of Shareholders held on June 23, 2020 at up to 150 million yen per year for Directors (excluding Audit and Supervisory Committee Members) and up to 30 million yen per year for Directors (Audit and Supervisory Committee Members). There were five (5) Directors (excluding Audit and Supervisory Committee Members) and three (3) Directors (Audit and Supervisory Committee Members) at the conclusion of that Annual General Meeting.

(iv)	Reasons for selection of performance indicators as the basis for calculation of performance-linked compensation

The degree of achievement of net sales targets and operating margin, which are the major management targets in the annual management plan, are employed as the basis for calculation of performance-linked compensation as performance indicators that show plainly the outcomes of the relevant fiscal year.

4.	Outside officers
(i)	Significant concurrent positions at other corporations and relationships of the Company with the relevant other corporations

Director (Audit and Supervisory Committee Member), Mr. Taketo Morita, serves concurrently as a Partner of his concurrent employer, Matsuda & Partners. There are no significant transactions or other relationships between the Company and Matsuda & Partners.

(ii)	Outline of major activities in the fiscal year under review
1)	Attendance at meetings of the Board of Directors and Audit and Supervisory Committee
		Board of Directors (20 meetings held)		Audit and Supervisory Committee (13 meetings held)
		Number of meetings attended	Attendance rate	Number of meetings attended	Attendance rate
Director (Full-time Audit and Supervisory Committee Member)	Kazuya Ishikawa	20	100%	13	100%
Director (Audit and Supervisory Committee Member)	Shigeki Taniguchi	20	100%	13	100%
Director (Audit and Supervisory Committee Member)	Taketo Morita	20	100%	13	100%
2)	Comments made in meetings of the Board of Directors and Audit and Supervisory Committee

Audit and Supervisory Committee Members, Mr. Kazuya Ishikawa, Mr. Shigeki Taniguchi, and Mr. Taketo Morita, leveraged their wealth of experience and high degree of professional expertise to give advice and make recommendations on corporate management to ensure the legality and appropriateness of decisions made by the Board of Directors from objective and neutral viewpoints.

In meetings of the Audit and Supervisory Committee, they report on and discuss the status of implementation and results of audits and receive explanations and reports from Directors and Operating Officers on the execution of their duties.

(iii)	Outline of duties conducted concerning their expected roles

In the fiscal year under review in particular, in light of the expansion of the business of the Group in Japan and overseas, the Audit and Supervisory Committee Members conducted priority audits of the status of the establishment of company-wide risk management systems and the effectiveness of those systems from a group governance perspective and made recommendation in the Board of Directors.

They each fulfilled their roles as Outside Directors by providing appropriate supervision of and advice to management from objective and neutral standpoints, Mr. Kazuya Ishikawa employing his wealth of experience and extensive insights gained at financial institutions and business corporations, Mr. Shigeki Taniguchi his wealth of experience and extensive insights into corporate management and other areas gained at a financial institution and its affiliated company, and Mr. Taketo Morita his high degree of professional expertise and knowledge and wealth of experience as an attorney.

IV. Accounting Auditor

1.	Accounting Auditor’s name

A&A Partners

2.	Accounting Auditor’s compensation for the fiscal year under review
Amount of compensation
(i) Amount of compensation for the fiscal year under review:	21 million yen
(ii) Total amount of money or other economic benefits to be paid by the Company and the Company’s subsidiaries:	21 million yen

(Notes)

1.	In the audit agreement concluded between the Company and the Accounting Auditor, no distinction is made between audit compensation for audits under the Companies Act and audits under the Financial Instruments and Exchange Act, and such distinction cannot be substantively made. For this reason, the amount in (i) above includes the amount of compensation for audits under the Financial Instruments and Exchange Act.
2.	As a result of deliberation of the appropriateness of the number of audit hours and compensation amounts, and other matters contained in the audit plan for the fiscal year under review, after confirming comparisons between the audit plan and the results of the previous fiscal year, and the changes in audit hours and compensation amounts, and in light of the Practical Guidelines for Cooperation with Accounting Auditors published by the Japan Audit & Supervisory Board Members Association, the Audit and Supervisory Committee has given its consent to the Accounting Auditor’s compensation in accordance with Article 399, Paragraph 1 of the Companies Act.
3.	A subsidiary of the Company, Hangzhou Techno Quartz Inc., obtains audits from an accounting auditor other than the Accounting Auditor of the Company.
3.	Details of non-audit services

There are no matters particularly worthy of note.

4.	Overview of limited liability agreement

There are no matters particularly worthy of note.

5.	Policy for determination of dismissal or non-reappointment of Accounting Auditor

If the Accounting Auditor is deemed to fall under any of the items of Article 340, Paragraph 1 of the Companies Act, the Audit and Supervisory Committee shall dismiss the Accounting Auditor with the unanimous approval of all Audit and Supervisory Committee Members.

In addition, the Audit and Supervisory Committee comprehensively judges the performance and status of the execution of the Accounting Auditor’s duties, such as the standard of quality control, expertise, independence, and other abilities of the Accounting Auditor, and if it finds that the appropriateness and reliability of the audit cannot be ensured, the Audit and Supervisory Committee shall decide the contents of a proposal for dismissal or non-reappointment of the Accounting Auditor to be submitted to the General Meeting of Shareholders.

V. Systems and Policies of the Company

The Company’s Board of Directors has resolved to establish systems for ensuring the appropriateness of business activities as stipulated in the Companies Act and the Ordinance for Enforcement of the Companies Act, and systems for internal control over financial reports as stipulated in the Financial Instruments and Exchange Act, as described below.

The Company will work continuously on the development and operation of these systems to further strengthen internal control.

1.	Systems for ensuring the appropriateness of business activities
(i)	Systems to ensure that the execution of duties by Directors of the Company and its subsidiaries complies with laws, regulations, and the Articles of Incorporation
1)	As advocated in the statement that “Management will not give in to personal greed” in the “fundamental spirit of establishment and management philosophy,” the Company requires its directors and employees to thoroughly follow laws and regulations as a matter of course, and to act with integrity in accordance with high ethical standards and values that are required of a member of society.
2)	From the perspective of further strengthening corporate governance, the Board of Directors strives to build effective internal control systems and to establish company-wide systems for compliance with laws, regulations, and the Articles of Incorporation.
3)	With the enhancement of audits by internal audit officers and audits by the Directors who are Audit and Supervisory Committee Members (hereinafter, “Audit and Supervisory Committee Members”), we ensure the effectiveness of internal control systems in our efforts toward the early detection and correction of issues.
(ii)	Systems for the storage and management of information on the execution of duties by Directors

Information on the execution of duties by Directors is recorded and retained in written documents or electromagnetic media (hereinafter, “documents and other data”) in accordance with laws, regulations, and internal regulations. Directors, Audit and Supervisory Committee Members, Accounting Auditors, and others may, at any time, inspect and copy these documents and other data as necessary in accordance with the Document Management Rules.

(iii)	Regulations and other systems concerning the management of the risk of loss of the Company and its subsidiaries

To respond to the risks of the Company as an enterprise, we decide the departments in charge of the managing and responding to each risk and take appropriate actions. We also develop regulations as necessary from the viewpoint of risk management.

With regard to risks pertaining to compliance, the environment, disasters, quality, information security, export control, and other related matters, the relevant responsible departments establish rules and guidelines, conduct training, and produce and distribute manuals, and the General Affairs Department conducts monitoring of cross-organizational risk status and company-wide responses. For risks that have newly emerged, the Board of Directors will swiftly designate Director to assume responsibility for responding to those risks.

(iv)	Systems to ensure that the duties of Directors of the Company and its subsidiaries are executed efficiently
1)	The Company holds regular meetings of the Board of Directors once a month and extraordinary meetings as necessary.
2)	Directors execute the duties that they are respectively in charge of appropriately and efficiently in accordance with rules regarding their authorities and decision-making, such as the Regulations of the Board of Directors.
3)	The Board of Directors sets company-wide goals for all Directors and employees, builds information systems using IT technology so that it can make decisions swiftly to achieve those goals, and secures systems for efficient business execution.

(v)	Systems to ensure that the execution of duties by Directors and other officers and employees of the Company and its subsidiaries complies with laws, regulations and the Articles of Incorporation
1)	In the “fundamental spirit of establishment and management philosophy,” the Company requires its Directors and employees to thoroughly follow laws and regulations as a matter of course and to act with integrity in accordance with high ethical standards and values that are required of a member of society.
2)	From the perspective of further strengthening corporate governance, the Board of Directors strives to build effective internal control systems and to establish company-wide systems for compliance with laws, regulations, and the Articles of Incorporation.
3)	Compliance education and awareness are implemented so that officers and employees comply with rules pertaining to compliance systems, such as the corporate philosophy, code of conduct, and code of corporate ethics, and engage in corporate activities while maintaining their own high ethical standards.
4)	With the enhancement of audits by internal audit officers and audits by the Audit and Supervisory Committee Members, we ensure the effectiveness of internal control systems in our efforts toward the early detection and correction of issues.
5)	We establish mechanisms to appropriately handle consultations and reports regarding violation of laws and regulations, and other such acts and work toward the early detection and correction of misconduct and other such acts, and protection of whistleblowers. We establish and operate a hotline as a means by which employees may directly provide information on acts that are doubtful under laws and regulations.
(vi)	Systems to ensure the appropriateness of business activities in a group of enterprises comprising the Company, its parent company, and its subsidiaries
1)	The companies of the Group share a common Management Philosophy and require their Directors and employees to thoroughly follow the Management Philosophy and act with integrity in accordance with the same high ethical standards and values as the Company.
2)	With regard to the management of subsidiaries, subsidiaries are appropriately administered in accordance with the Rules for Administration of Affiliated Companies, while respecting the independence of the individual subsidiaries. The Company appoints Directors responsible for subsidiaries’ businesses and gives them the authority and responsibility to build legal compliance systems and risk management systems. Head Office promotes, operates, and manages these systems.
3)	To ensure that corporate activities are conducted legally, properly, and efficiently by the Group, the internal audit department audits the status of business execution and internal control of all companies of the Group.
4)	The Audit and Supervisory Committee Members work closely together with the Accounting Auditor and internal control officers to conduct effective and proper monitoring and audits of the entire Group that accommodate consolidated management.
(vii)	Matters related to employees appointed to assist in the duties of the Audit and Supervisory Committee Members in the case where such assistance is requested by the Audit and Supervisory Committee Members

Employees belonging to the internal audit department will assist in the duties of the Audit and Supervisory Committee Members under their direction when the Audit and Supervisory Committee Members so request.

(viii)	Matters related to the independence of the employees under the preceding item from the Directors;
1)	Internal audit officers who are assisting the Audit and Supervisory Committee Members shall be under the direction and supervision of the Audit and Supervisory Committee Members and shall not receive direction or supervision from other directors.
2)	Prior consent of the Audit and Supervisory Committee Members is required for changes and other matters of personnel and organization of the internal audit officers.

(ix)	System for the Directors and employees of the Company and its subsidiaries to report to the Audit and Supervisory Committee Members and other systems for reporting to the Audit and Supervisory Committee Members;
1)	Directors and employees report on the status of the execution of their duties at important meetings, such as Board of Directors meetings, as needed.
2)	Directors and employees report to the Audit and Supervisory Committee without delay on decisions that have a material impact on the business or organization of the Group, the status of implementation of internal audits, and the status and details of reports made through the compliance hotline.
3)	Directors and employees report to the Audit and Supervisory Committee without delay when they become aware of serious violations of laws and regulations or the Articles of Incorporation, facts of misconduct in the execution of duties, or facts that have the potential to cause substantial damage to the Company or individual subsidiaries.
4)	If the Audit and Supervisory Committee Members request reports on business or conduct investigations of the status of business operations and assets, Directors and employees respond swiftly and precisely and cooperate with the Audit and Supervisory Committee Members.
5)	Methods of reporting (who may make reports, who will receive those reports, timing of reports, etc.) are determined by consultation between the Board of Directors and the Audit and Supervisory Committee.
(x)	Systems to ensure that persons who have made reports to the Audit and Supervisory Committee and Audit and Supervisory Committee Members are not treated unfavorably on the grounds of having made such reports.

Unfair treatment of Directors and employees of the Group who have made reports to the Audit and Supervisory Committee and Audit and Supervisory Committee Members for reason of having made such reports is strictly prohibited.

(xi)	Matters related to policies for the procedures for advance payment or reimbursement of expenses incurred in the execution of duties by the Audit and Supervisory Committee Members and for the treatment of other expenses or obligations incurred in the execution of duties, and other systems to ensure effective execution of audits by the Audit and Supervisory Committee Members
1)	Directors cooperate with audits conducted by the Audit and Supervisory Committee Members and provide a budget for expenses to be incurred in audits (limited to those expenses related to the execution of duties by the Audit and Supervisory Committee) to ensure the effectiveness of audits. In addition, when requests for advance payments or other similar arrangements are made, the responsible department deals with said expenses or obligations promptly after deliberation.
2)	The Representative Director holds meetings with the Audit and Supervisory Committee on a regular basis to exchange opinions and communicate with them regarding the management of the Company. In addition, the Representative Director ensures the attendance of the Audit and Supervisory Committee Members at meetings that are important for ensuring the appropriateness of business operations, such as management planning meetings.
3)	The Audit and Supervisory Committee receives briefings on annual plans for internal audits conducted by the Audit Department in advance and may request amendment of such plans. In addition, the Audit and Supervisory Committee receives reports on the status of implementation of internal audits as appropriate and may, when it deems it necessary, request the implementation of additional audits, the formulation of business improvement measures, etc.
4)	In order to form their own opinions, the Audit and Supervisory Committee Members may, at their own discretion, work with external experts such as attorneys, certified public accountants, consultants, and other advisors when they find it necessary for the implementation of audits.
(xii)	Development of systems for the elimination of anti-social forces

Directors and employees of the Group thoroughly follow the GL Sciences Group Corporate Activity Policy and the Compliance Rules, resolutely confront anti-social forces and groups that pose a threat to the order and safety of civic society, and cut off any connections with such forces and groups.

2. Overview of the operating status of systems for ensuring the appropriateness of business activities

The Company has developed systems for ensuring the appropriateness of business activities as described above, and, during the fiscal year under review (April 1, 2023 to March 31, 2024), the Company implemented specific initiatives as follows in accordance with the basic policy:

(i)	With regard to the status of holding of major meetings, the Board of Directors held 20 meetings (12 regular and 8 extraordinary meetings), which all Outside Directors who have no special interests with the Company were required to attend in order to ensure the legality of the execution of duties by Directors and to enhance the appropriateness and effectiveness of the execution of duties by Directors. Added to this, 13 Audit and Supervisory Committee meetings (12 regular and 1 extraordinary), one management planning meeting, 12 management meetings, and two Compliance Committee meetings, including one workshop, were held.
(ii)	Audit and Supervisory Committee Members have conducted audits in accordance with the audit plan determined by the Audit and Supervisory Committee, and held discussion meetings with Representative Director and President, other Directors, the internal audit department, and the Accounting Auditor, in its efforts toward close coordination, including exchanges of opinions.
(iii)	The internal audit department has conducted audits of the execution of operations by each division of the Company and the operations of subsidiaries, internal control audits, and follow-up audits in accordance with the internal audit plan.

3. Systems regarding internal control pertaining to financial reports under the Financial Instruments and Exchange Act

The Group establishes systems to ensure the propriety of documents and other information concerning financial accounting and operates those systems appropriately.

~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~

Statements in the above report are made according to the following.

1.	Monetary amounts stated are rounded down to the nearest indicated unit, and values per share and other figures are rounded off to the nearest whole number.
2.	Average ages, average length of service, and percentages are rounded down to the first decimal place.

Consolidated Financial Statements

Consolidated Balance Sheet

(As of March 31, 2024)

(Thousands of yen)

Assets		Liabilities
Description	Amount	Description	Amount
Current assets	16,078,500	Current liabilities	4,185,776
Cash and deposits	3,994,587	Electronically recorded obligations - operating	330,761
Notes receivable - trade	237	Accounts payable - trade	319,984
Electronically recorded monetary claims - operating	1,543,424	Short-term borrowings	2,037,349
Accounts receivable - trade	3,944,653	Lease liabilities	50,893
Finished goods	608,911	Income taxes payable	613,072
Work in process	2,042,156	Provision for bonuses	294,651
Raw materials and supplies	3,479,495	Other	539,063
Other	467,634	Non-current liabilities	2,413,676
Allowance for doubtful accounts	(2,598)	Long-term borrowings	1,877,637
Non-current assets	9,675,077	Lease liabilities	114,206
Property, plant and equipment	9,098,224	Deferred tax liabilities	143,085
Buildings and structures	3,706,031	Retirement benefit liability	208,425
Machinery, equipment and vehicles	3,505,094	Provision for retirement benefits for directors (and other officers)	44,400
Land	1,351,309	Asset retirement obligations	922
Leased assets	136,625	Other	25,000
Construction in progress	174,951
Other	224,212	Total liabilities	6,599,452
Intangible assets	277,148	Net assets
Investments and other assets	299,704	Shareholders’ equity	17,721,329
Investment securities	43,463	Share capital	829,350
Long-term loans receivable	11,323	Capital surplus	1,015,260
Deferred tax assets	67,261	Retained earnings	15,917,933
Other	177,657	Treasury shares	(41,215)
		Accumulated other comprehensive income	1,432,795
		Valuation difference on available-for-sale securities	3,453
		Foreign currency translation adjustment	1,429,341
		Total net assets	19,154,124
Total assets	25,753,577	Total liabilities and net assets	25,753,577

Consolidated Statement of Income

(April 1, 2023 - March 31, 2024)

(Thousands of yen)

Description	Amount
Net sales		17,065,522
Cost of sales		11,580,358
Gross profit		5,485,164
Selling, general and administrative expenses		1,869,465
Operating profit		3,615,698
Non-operating income
Interest income	582
Dividend income	1,070
Subsidy income	116,487
Foreign exchange gains	105,341
Other	26,428	249,910
Non-operating expenses
Interest expenses	24,603
Other	3,000	27,604
Ordinary profit		3,838,004
Extraordinary income
Gain on sale of non-current assets	3,041
Gain on acceptance of national subsidies	153,230	156,271
Extraordinary losses
Loss on retirement of non-current assets	19,523
Loss on valuation of investment securities	5,601	25,125
Profit before income taxes		3,969,150
Income taxes-current	1,238,950
Income taxes-deferred	727	1,239,677
Profit		2,729,472
Profit attributable to owners of parent		2,729,472

Consolidated Statement of Changes in Equity

(April 1, 2023–March 31, 2024)

(Thousands of yen)

	Shareholders' equity
	Share capital	Capital surplus	Retained earnings	Treasury shares	Total shareholders' equity
Balance at beginning of period	829,350	1,015,260	13,691,133	(40,931)	15,494,812
Changes during period
Dividends of surplus	–	–	(502,672)	–	(502,672)
Profit attributable to owners of parent	–	–	2,729,472	–	2,729,472
Purchase of treasury shares	–	–	–	(283)	(283)
Net changes in items other than shareholders' equity	–	–	–	–	–
Total changes during period	–	–	2,226,800	(283)	2,226,516
Balance at end of period	829,350	1,015,260	15,917,933	(41,215)	17,721,329

	Accumulated other comprehensive income			Total net assets
	Valuation difference on available-for-sale securities	Foreign currency translation adjustment	Total accumulated other comprehensive income
Balance at beginning of period	(7,331)	1,102,793	1,095,462	16,590,275
Changes during period
Dividends of surplus	–	–	–	(502,672)
Profit attributable to owners of parent	–	–	–	2,729,472
Purchase of treasury shares	–	–	–	(283)
Net changes in items other than shareholders' equity	10,785	326,547	337,332	337,332
Total changes during period	10,785	326,547	337,332	2,563,849
Balance at end of period	3,453	1,429,341	1,432,795	19,154,124

Notes to Consolidated Financial Statements

(Notes on Significant Accounting Policies for Preparation of Consolidated Financial Statements)

1. Scope of consolidation

Number of consolidated subsidiaries	3 companies
Names of consolidated subsidiaries	Hangzhou Techno Quartz Inc.
AISINTEC Co., Ltd.
GL TECHNO America, Inc.

2. Fiscal years of consolidated subsidiaries

Closing date of consolidated subsidiaries

Hangzhou Techno Quartz Inc.	December 31
AISINTEC Co., Ltd.	March 31
GL TECHNO America, Inc.	March 31

For Hangzhou Techno Quartz Inc., which is our consolidated subsidiary, the financial statements as of the above closing date are used in preparing the consolidated financial statements, with necessary adjustments being made for consolidation purposes with regard to important transactions between the said date and the consolidated closing date.

3. Accounting policies

(1) Valuation standards and methods for significant assets

(i) Securities

Available-for-sale securities

Securities other than shares, etc. that do not have a market price	Stated at fair value (with the entire amount of valuation differences recorded directly into net assets, and the cost of securities sold calculated using the moving-average method)
Shares, etc. that do not have a market price	Stated at cost using the moving-average method

(ii) Inventories

Inventories held for ordinary sales

Valuation standards are based on the cost method (by writing down the book value based on a decline in profitability).

a. Finished goods and work in process	Specific identification method (however, moving average method for raw materials in process)
b. Raw materials and supplies	Moving average method

(2) Depreciation and amortization of significant assets

(i) Property, plant and equipment (excluding leased assets)

The Company and its domestic consolidated subsidiaries adopt the declining balance method and overseas consolidated subsidiaries adopt the straight-line method based on the accounting standard of the relevant countries.

However, the Company and its domestic consolidated subsidiaries adopt the straight-line method for buildings (excluding facilities attached to buildings) acquired on or after April 1, 1998 and facilities attached to buildings and structures acquired on or after April 1, 2016.

(ii) Intangible assets (excluding leased assets)

Straight-line method

The service life is determined based on the same standard as the method provided for in the Corporation Tax Act.

However, software (for internal use) is amortized by the straight-line method based on the internal usable period (five years).

(iii) Leased assets

Leased assets related to finance lease transactions with the right of ownership not transferred

Depreciated using the straight-line method over the lease term with zero residual value.

(3) Recognition of significant allowances and provisions

(i) Allowance for doubtful accounts	To provide for potential credit losses on receivables, allowance for doubtful accounts is recorded at an estimated amount of uncollectible receivables calculated based on the historical rate of credit loss for general receivables and determined in consideration of collectibility of individual receivables for doubtful accounts and distressed receivables.
(ii) Provision for bonuses	To provide for the payment of bonuses to employees, provision for bonuses is recorded at an amount accrued for the fiscal year under review out of the estimated amount to be paid.
(iii) Provision for retirement benefits for directors (and other officers)	To provide for the payment of retirement benefits to officers (including operating officers), the Company records the amount required to be paid at the fiscal year-end based on the internal regulations.

(4) Recognition of significant revenue and expenses

The Company and its consolidated subsidiaries manufacture and sell quartz and silicon products, mainly targeting semiconductor manufacturing equipment manufacturers.

The performance obligation of the Company and its consolidated subsidiaries is principally to provide products to customers. This obligation is deemed to have been satisfied at the time the products are delivered and control is transferred to the customer, in principle, and revenue is recognized at that time of delivery. For domestic sales, if the period of time from when the product is shipped until control is transferred to the customer is the usual period, revenue is recognized at the time of shipping and for export sales, revenue is recognized at the time the product arrives at a place agreed on with the customer.

Transaction price is calculated by deducting the amount of discount, etc. from consideration promised under contracts with customers.

Considerations for these performance obligations are received within approximately one year after satisfaction of such obligations in accordance with the separately specified payment conditions and do not include significant finance elements.

(5) Other significant matters for preparation of consolidated financial statements

(i) Accounting treatment related to retirement benefits

To provide for the payment of retirement benefits to employees, the Company recognizes the amount based on the estimated amount of retirement benefit obligations and pension assets as of the end of the fiscal year under review.

In calculating retirement benefit liability and retirement benefit expenses, the simplified method is applied in which an amount of benefits required to be paid for voluntary retirement at the fiscal year-end is deemed as retirement benefit obligations.

(ii) Translation of foreign currency denominated assets and liabilities into Japanese currency

Foreign currency denominated monetary receivables and payables are translated into Japanese yen at the spot exchange rate on the closing date and translation difference is treated as profit or loss.

Assets and liabilities of overseas consolidated subsidiaries are translated into Japanese yen at the spot exchange rate on the closing date and revenue and expenses are translated into Japanese yen at the average exchange rate during the period. The resulting translation difference is recorded in foreign currency translation adjustment under net assets.

(Notes on Accounting Estimates)

Valuation of inventories

(1) Amount recorded in the fiscal year under review

Inventories (excluding supplies)	5,838,807	thousand yen
Loss on valuation of inventories	132,074	thousand yen

(2) Information on significant accounting estimates related to identified items

(i) Calculation method

As stated in the consolidated financial statements “Notes, (Notes on Significant Accounting Policies for Preparation of Consolidated Financial Statements), 3. Accounting policies, (1) Valuation standards and methods for significant assets, (ii) Inventories,” the amount of inventories on the balance sheet is calculated based on the cost method (by writing down the book value based on a decline in profitability).

(ii) Major assumption

For inventories stored beyond a certain period of time, the book value is written down assuming that their profitability has decreased.

(iii) Impact on the consolidated financial statements for the following fiscal year

If the semiconductor market condition deteriorates worse than expected in future and the net sale value of inventories significantly declines or the number of elapsed years increases, the amount to be recognized in the consolidated financial statements for the following fiscal year may be significantly impacted.

(Consolidated Balance Sheet)

(1) Accumulated depreciation of property, plant and equipment	10,202,613	thousand yen

Accumulated depreciation includes accumulated impairment loss of 53,422 thousand yen.

(2) Pledged assets

Buildings and structures	2,046,189	thousand yen
Land	1,012,268	thousand yen
Total	3,058,458	thousand yen

Liabilities corresponding to pledged assets

Short-term borrowings	310,366	thousand yen
Long-term borrowings	403,009	thousand yen
Total	713,375	thousand yen

(3) The amount of reduction entry of land acquired in previous fiscal years due to acceptance of national subsidies, etc. is 300,000 thousand yen which is deducted in the amount recorded in the consolidated balance sheet.

(Consolidated Statement of Changes in Equity)

1. Class and total number of issued shares for the fiscal year under review

Common stock	3,900,000	shares

2. Dividends

(1) Amount of dividends paid

Resolution	Class of shares	Total dividends (thousands of yen)	Source of dividends	Dividend per share (yen)	Record date	Effective date
Annual General Meeting of Shareholders held on June 20, 2023	Common stock	502,672	Retained earnings	130	March 31, 2023	June 21, 2023

(2) Dividends for which the record date is in the fiscal year under review, and the effective date is in the following fiscal year

Resolution	Class of shares	Total dividends (thousands of yen)	Source of dividends	Dividend per share (yen)	Record date	Effective date
Annual General Meeting of Shareholders held on June 21, 2024	Common stock	502,665	Retained earnings	130	March 31, 2024	June 24, 2024

(Financial Instruments)

1. Status of financial instruments

(1) Policies on financial instruments

The Group manages funds mainly by short-term deposits and basically raises funds through borrowings from financial institutions.

(2) Contents and risk of financial instruments and risk management system

Notes receivable – trade, electronically recorded monetary claims – operating, and accounts receivable – trade, all of which are trade receivables, are exposed to customers’ credit risk. Regarding such risk, the Group sets up lines of credit in accordance with the Group’s internal regulations and regularly controls due dates and balances. In addition, we set up a system in which lines of credit are reviewed as necessary in accordance with the status of transactions with customers.

Investment securities are mainly shares and exposed to fluctuation risk of market price. However, these shares are those of companies with which we have business relationships and we regularly monitor the market value and conduct the appropriate management and valuation based on the Securities Management Regulations.

Electronically recorded obligations – operating and accounts payable – trade, both of which are trade payables have a due date within one year.

Short-term borrowings are mainly for raising funds related to business transactions. Long-term borrowings are for raising funds related to business transactions and capital investments. Borrowings at a variable rate are exposed to interest volatility risk and therefore, the Group basically raises long-term borrowings at a fixed interest rate.

(3) Supplementary explanation on fair value of financial instruments

Not applicable

2. Fair value of financial instruments

The book value on the consolidated balance sheet and fair value of financial instruments and their difference as of March 31, 2024 (closing date of the fiscal year under review) are as follows.

(Thousands of yen)

	Book value	Fair value	Difference
Long-term borrowings	1,877,637	1,845,608	(32,028)
Total liabilities	1,877,637	1,845,608	(32,028)
(Notes)
1.	“Cash and deposits,” “notes receivable - trade,” “electronically recorded monetary claims - operating,” “accounts receivable - trade,” “electronically recorded obligations - operating,” “accounts payable – trade,” and “short-term borrowings” are omitted, because they comprise cash and their fair value approximate their book value as they are settled in a short period of time.

2.   Scheduled redemption amount of monetary receivables after the consolidated balance sheet date

(Thousands of yen)

	Due within 1 year	Due after 1 year through 5 years	Due after 5 years through 10 years	Due after 10 years
Notes receivable - trade	237	－	－	－
Electronically recorded monetary claims - operating	1,543,424	－	－	－
Accounts receivable - trade	3,944,653	－	－	－
Total	5,488,314	－	－	－

3.	Scheduled repayment amount of short-term borrowings and long-term borrowings after the consolidated balance sheet date

(Thousands of yen)

Category	Due within 1 year	Due after 1 year through 2 years	Due after 2 years through 3 years	Due after 3 years through 4 years	Due after 4 years through 5 years
Short-term borrowings	2,037,349	－	－	－	－
Long-term borrowings	－	437,679	391,984	323,712	323,712
Total	2,037,349	437,679	391,984	323,712	323,712

3. Fair value information by appropriate classification within the fair value hierarchy

The fair value of financial instruments is classified into the following three levels according to the observability and materiality of inputs used to measure fair value.

Level 1:	Fair value calculated using (unadjusted) quoted prices in active markets for identical assets or liabilities
Level 2:	Fair value calculated using inputs that are directly or indirectly observable, other than the Level 1 inputs
Level 3:	Fair value calculated using important inputs that cannot be observed

If multiple inputs are used that are significant to the fair value measurement, the fair value measurement is categorized in its entirety in the level of the lowest level input that is significant to the entire measurement.

Financial assets and financial liabilities with the carrying amount not recorded using the fair value

(Thousands of yen)

	Fair value
	Level 1	Level 2	Level 3	Total
Long-term borrowings	－	1,845,608	－	1,845,608
Total liabilities	－	1,845,608	－	1,845,608

Note: A description of the valuation techniques and inputs used in the fair value measurements

Long-term borrowings

The fair value of long-term borrowings is measured using the discounted cash flow method based on the sum of principal and interest, remaining maturities and an interest rate reflecting credit risk, and is classified as Level 2.

(Revenue Recognition)

1. Disaggregation of revenue from contracts with customers

Disaggregation of revenue by business segment is as follows:

(Thousands of yen)

Fiscal year under review (From April 1, 2023 To March 31, 2024)
Semiconductor Business
Quartz products	14,477,516
Silicon products	2,414,689
Others	173,315
Revenue from contracts with customers	17,065,522
Other revenue	－
Net sales to external customers	17,065,522

2. Basic information for understanding revenue from contracts with customers

Basic information for understanding revenue is presented in “(Notes on Significant Accounting Policies for Preparation of Consolidated Financial Statements), 3. Accounting policies, (4) Recognition of significant revenue and expenses.”

3. Reconciliation of satisfaction of performance obligations within contracts with customers and cash flows arising from such contracts, and the amount and timing of revenue arising from customers existing at the end of the fiscal year under review expected to be recognized in and after the following fiscal year

(1) Contract asset and contract liability balances

The receivables arising from contracts with the Group’s customers are notes receivable – trade, electronically recorded monetary claims – operating, and accounts receivable – trade.

The Group has no balance of contract assets at the end of the fiscal year under review.

The balance of contract liabilities is immaterial at the end of the fiscal year under review. Contract liabilities are included in other under current liabilities of the Consolidated Balance Sheet.

(2) Transaction price allocated to the remaining performance obligations

The transaction price allocated to the remaining performance obligations is omitted by applying the practical expedient as the Company and its consolidated subsidiaries have no significant contract with an original expected duration exceeding one year.

(Per Share Information)

1. Net assets per share	4,953.67 yen
2. Profit per share	705.89 yen

(Significant Subsequent Events)

(Management integration of the Company and GL Sciences Inc. by way of share transfer and transition to a holding company structure)

The Company and GL Sciences Inc. (“GL Sciences”) have, at the Board of Directors meeting held on May 10, 2024, resolved to establish GLTECHNO HOLDINGS, INC. (the “Joint Holding Company”) as a wholly owning parent company of both companies and integrate their management (the “Management Integration”) by way of a joint share transfer (the “Share Transfer”) as of October 1, 2024 (the “Effective Date”) (scheduled). Both companies executed a management integration agreement and jointly prepared a share transfer plan regarding the Share Transfer.

1. Purpose of Management Integration

The two companies, namely: (a) GL Sciences, which has a diverse range of customers, is not easily affected by macro trends, and has a solid business foundation of stably supporting the group’s profits; and (b) the Company, which is expected to achieve further market growth and has established its status in a niche field, will act as the core of the corporate group, and each of these two companies, as well as the group as a whole, will strive to make further leaps forward and achieve increased corporate value. More specifically, the Management Integration is expected to enable the accomplishment of the following measures and effects:

(1) Capturing growth opportunities through strengthened group strategy functions and optimized management resource allocation

In the ever-changing environment surrounding GL Sciences and the Company, optimizing the allocation of management resources across the group is considered to be of the utmost importance in achieving a sustainable increase in corporate value continuing into the future. In view of the fact that GL Sciences and the Company have until now been making decisions on an independent footing, and the structure of the group, which has two mutually different companies as its members, namely, (a) GL Sciences, which has a stable business foundation, and (b) the Company, which is affected by the economic cycle known as the “silicon cycle,” room for improvement is recognized in terms of investment and optimal resource allocation to be made for the growth of the group as a whole. The Management Integration is therefore considered to enable the allocation of management resources in a manner that can achieve the growth of the group as a whole in line with the business characteristics of GL Sciences and the Company, as well as active investments in the fields of growth.

(2) Improving management efficiency through the consolidation of administrative functions

Through the Management Integration, GL Sciences and the Company will have parallel positions under the umbrella of the Joint Holding Company, and it is considered that this will allow for personnel exchanges, the engagement of various human resources, and career development opportunities, which could not be realized to date, as well as the further permeation of management philosophy, which the companies consider will enable the assignment of the right person to the right position across the group, and the achievement of improved operational efficiency and quality of the two companies as a result of their common functions being consolidated in the Joint Holding Company.

(3) Maximizing value provided to stakeholders and expediting decision-making processes

Under the Joint Holding Company that has group strategy functions, GL Sciences and the Company will strive to increase the value to be provided to their stakeholders, including their shareholders, business partners and employees, by demonstrating synergies, and working toward the growth of the group as a whole.

The issue of parent-subsidiary listing, which may create a structural conflict of interest, has been discussed as a corporate governance issue. With regard to the two companies mutually utilizing management resources, there is a recognized risk of certain restrictions or limitations arising in the future in their promoting such mutual utilization in a prompt and smooth manner, due to concerns about possible conflicts of interest between GL Sciences and the Company’s minority shareholders, as well as from the perspective of the Company securing independence. However, as a result of the Share Transfer, by causing the Joint Holding Company to have the function of developing group-wide management strategies and thereby separating the development of management strategies from the execution thereof and delegating decision-making authority to the Company and GL Sciences concerning their business, as well as aligning interests within and outside the group, GL Sciences and the Company consider that they can build a structure that allows them to pursue synergy effects through prompt decision-making and group-wide sharing of management resources.

2. Summary of transit to a holding company structure

(1) Schedule for the Share Transfer

Board of directors meeting to approve the memorandum of understanding on the Management Integration (both companies)	Friday, February 9, 2024
Execution of the memorandum of understanding on the Management Integration (both companies)	Friday, February 9, 2024
Record date for annual meeting of shareholders (both companies)	Sunday, March 31, 2024
Resolution of board of directors meeting to approve the Management Integration Agreement and the Share Transfer Plan (both companies)	Friday, May 10, 2024
Execution of the Management Integration Agreement and preparation of the Share Transfer Plan (both companies)	Friday, May 10, 2024
Annual meeting of shareholders to approve the Share Transfer Plan (the Company)	Friday, June 21, 2024 (Scheduled)
Annual meeting of shareholders to approve the Share Transfer Plan (GL Sciences)	Tuesday, June 25, 2024 (Scheduled)
Final trading date on the Tokyo Stock Exchange (both companies)	Thursday, September 26, 2024 (Scheduled)
Date of delisting from the Tokyo Stock Exchange (both companies)	Friday, September 27, 2024 (Scheduled)
Scheduled integration date (registration date of establishment of the Joint Holding Company)	Tuesday, October 1, 2024 (Scheduled)
Joint Holding Company listing date	Tuesday, October 1, 2024 (Scheduled)

(Note) Shown above is the current schedule, and these dates are subject to change through mutual consultation between GL Sciences and the Company whenever necessary due to the need for such change in carrying out the procedures for the Management Integration and the Share Transfer, or for any other reason.

(2) Method of the Share Transfer

A joint share transfer will be conducted, pursuant to which the Company and GL Sciences will both become the “wholly-owned subsidiaries in the share transfer,” and the Joint Holding Company to be newly established will become the “wholly-owning parent company in the share transfer.”

(3) Details of allotment pertaining to the Share Transfer

	GL Sciences	The Company
Share transfer ratios	1.00	2.10

(Note 1)   Detailed matters on the allotment of shares pertaining to the Share Transfer
It is planned that one (1) share of the Joint Holding Company’s common stock will be delivered for each share of GL Sciences’ common stock and that two point one zero (2.10) shares of the Joint Holding Company’s common stock will be delivered for each share of the Company, respectively. If, as a result of the Share Transfer, there is any fraction of less than one (1) share in the respective numbers of shares of the Joint Holding Company’s common stock that are required to be delivered to the shareholders of GL Sciences or the Company, the amount corresponding to such fraction of less than one (1) share will be paid to the relevant shareholders in accordance with the provisions of Article 234 of the Companies Act and other related laws and regulations; provided, however, that the share transfer ratios specified above are subject to change through mutual consultation between the two companies, if there is any material change in any of the conditions forming the basis for the calculation thereof.

(Note 2)   Number of new shares to be delivered by the Joint Holding Company (planned):
18,379,715 shares of its common stock
The number of shares specified above is calculated based on GL Sciences’ total number of issued shares of 11,190,000 shares (as of March 31, 2024), and the Company’s total number of issued shares of 3,900,000 shares (as of March 31, 2024). As the Company and GL Sciences are respectively planning that, before the Share Transfer takes effect, they will cancel their treasury shares which are currently held or may hereafter be newly acquired by them, within the range of such treasury shares that can be cancelled in practice, it is not planned that the shares of the Joint Holding Company will be allotted for the treasury shares respectively held by the Company and GL Sciences as of March 31, 2024 (GL Sciences: 930,260 shares; the Company: 33,345 shares); provided, however, that, as the numbers of treasury shares to be actually cancelled before the effective date of the Share Transfer have not yet been determined, the aforementioned number of new shares to be issued by the Joint Holding Company is subject to change.

(Note 3)    Handling, etc. of shares less than one unit
The number of shares constituting one unit of shares of the Joint Holding Company shall be 100 shares.
The shareholders of GL Sciences and the Company to whom the shares of the Joint Holding Company are allotted in any number less than one unit (i.e., 100 shares) as a result of the Share Transfer will be unable to sell their allotted shares on the Tokyo Stock Exchange or any other financial instruments exchange. However, it is possible for shareholders who may come to hold such shares less than one unit to demand the Joint Holding Company to purchase such shares less than one unit held by them, in accordance with Article 192, Paragraph 1 of the Companies Act. In addition, since the Joint Holding Company plans to include a provision in its Articles of Incorporation to the effect that the shareholders of the Joint Holding Company who hold shares less than one unit are entitled to demand the Joint Holding Company to sell them such number of the Joint Holding Company’s shares which, together with the number of shares less than one unit held by them will constitute one unit, it is also possible for such shareholders to demand the Joint Holding Company to sell them such number of the Joint Holding Company’s shares which, together with the number of shares less than one unit held by them, will constitute one unit, in accordance with Article 194, Paragraph 1 of the Companies Act and such provision of the Articles of Incorporation.

(4) Handling of share options and bonds with share options incidental to the Share Transfer

Neither the Company nor GL Sciences has issued any share options or bonds with share options.

(5) Handling of expected delisting and the Joint Holding Company’s listing application

The Company and GL Sciences are planning to conduct a technical listing of the shares of the newly established Joint Holding Company on the Tokyo Stock Exchange. The listing date is scheduled for October 1, 2024. Furthermore, as the Company and GL Sciences will become wholly-owned subsidiaries of the Joint Holding Company upon the Share Transfer, their shares are respectively planned to be delisted from the Tokyo Stock Exchange as of September 27, 2024, prior to the listing of the Joint Holding Company. The actual delisting date will be determined pursuant to the relevant regulations of the Tokyo Stock Exchange.

3. Outline of accounting treatment to be performed

The accounting treatment pertaining to the Share Transfer is expected to fall under a “transaction under common control, etc.,” in accounting standards in connection with business combinations, although the details of the accounting treatment remain undecided as of now.

Note: Figures presented are rounded down to the nearest thousand yen.

Non-consolidated Financial Statements

Non-Consolidated Balance Sheet

(As of March 31, 2024)

(Thousands of yen)

Assets		Liabilities
Description	Amount	Description	Amount
Current assets	12,373,139	Current liabilities	3,975,392
Cash and deposits	2,445,751	Electronically recorded obligations - operating	330,761
Notes receivable - trade	237	Accounts payable - trade	549,812
Electronically recorded monetary claims - operating	1,504,857	Short-term borrowings	1,550,000
Accounts receivable - trade	3,351,243	Current portion of long-term borrowings	426,801
Finished goods	628,413	Lease liabilities	34,686
Work in process	1,501,072	Accounts payable - other	106,727
Raw materials and supplies	1,933,027	Accrued expenses	228,218
Advance payments to suppliers	360,285	Income taxes payable	460,155
Accounts receivable - other	233,559	Deposits received	26,840
Short-term loans receivable from subsidiaries and associates	400,000	Provision for bonuses	259,251
Other	14,690	Other	2,138
Non-current assets	8,583,272	Non-current liabilities	1,804,846
Property, plant and equipment	4,311,089	Long-term borrowings	1,468,649
Buildings	1,505,277	Lease liabilities	82,449
Structures	28,737	Provision for retirement benefits	208,425
Machinery and equipment	1,140,798	Provision for retirement benefits for directors (and other officers)	44,400
Vehicles	3,642	Asset retirement obligations	922
Tools, furniture and fixtures	118,348	Total liabilities	5,780,238
Land	1,287,902	Net assets
Leased assets	108,215	Shareholders’ equity	15,172,719
Construction in progress	118,166	Share capital	829,350
Intangible assets	19,862	Capital surplus	1,015,260
Software	19,862	Legal capital surplus	1,015,260
Investments and other assets	4,252,321	Retained earnings	13,369,323
Investment securities	43,463	Legal retained earnings	161,637
Shares of subsidiaries and associates	510,400	Other retained earnings	13,207,685
Investments in capital of subsidiaries and associates	2,609,262	General reserve	3,750,000
Long-term loans receivable from employees	11,323	Retained earnings brought forward	9,457,685
Long-term loans receivable from subsidiaries and associates	680,282	Treasury shares	(41,215)
Insurance funds	145,202	Valuation and translation adjustments	3,453
Deferred tax assets	231,891	Valuation difference on available-for-sale securities	3,453
Other	20,496	Total net assets	15,176,173
Total assets	20,956,412	Total liabilities and net assets	20,956,412

Non-Consolidated Statement of Income

(April 1, 2023 - March 31, 2024)

(Thousands of yen)

Description	Amount
Net sales		14,808,945
Cost of sales		10,770,603
Gross profit		4,038,341
Selling, general and administrative expenses		1,369,247
Operating profit		2,669,094
Non-operating income
Interest income	4,909
Dividend income	310,252
Royalty income	133,120
Foreign exchange gains	99,931
Other	20,577	568,791
Non-operating expenses
Interest expenses	19,620
Other	1,559	21,180
Ordinary profit		3,216,706
Extraordinary income
Gain on sale of non-current assets	118	118
Extraordinary losses
Loss on retirement of non-current assets	8,670
Loss on valuation of investment securities	5,601	14,272
Profit before income taxes		3,202,551
Income taxes-current	922,105
Income taxes-deferred	(35,168)	886,937
Profit		2,315,614

Non-Consolidated Statement of Changes in Equity

(April 1, 2023–March 31, 2024)

(Thousands of yen)

Shareholders' equity
	Share capital	Capital surplus
		Legal capital surplus	Total capital surplus
Balance at beginning of period	829,350	1,015,260	1,015,260
Changes during period
Dividends of surplus	–	–	–
Profit	–	–	–
Purchase of treasury shares	–	–	–
Net changes in items other than shareholders' equity	–	–	–
Total changes during period	–	–	–
Balance at end of period	829,350	1,015,260	1,015,260

	Shareholders' equity
	Retained earnings
	Legal retained earnings	Other retained earnings
		General reserve	Retained earnings brought forward
Balance at beginning of period	161,637	3,750,000	7,644,744
Changes during period
Dividends of surplus	–	–	(502,672)
Profit	–	–	2,315,614
Purchase of treasury shares	–	–	–
Net changes in items other than shareholders' equity	–	–	–
Total changes during period	–	–	1,812,941
Balance at end of period	161,637	3,750,000	9,457,685

	Shareholders' equity
	Total retained earnings	Treasury shares	Total shareholders' equity
Balance at beginning of period	11,556,381	(40,931)	13,360,061
Changes during period
Dividends of surplus	(502,672)	–	(502,672)
Profit	2,315,614	–	2,315,614
Purchase of treasury shares	–	(283)	(283)
Net changes in items other than shareholders' equity	–	–	–
Total changes during period	1,812,941	(283)	1,812,658
Balance at end of period	13,369,323	(41,215)	15,172,719

	Valuation and translation adjustments		Total net assets
	Valuation difference on available-for-sale securities	Total valuation and translation adjustments
Balance at beginning of period	(7,331)	(7,331)	13,352,729
Changes during period
Dividends of surplus	–	–	(502,672)
Profit	–	–	2,315,614
Purchase of treasury shares	–	–	(283)
Net changes in items other than shareholders' equity	10,785	10,785	10,785
Total changes during period	10,785	10,785	1,823,443
Balance at end of period	3,453	3,453	15,176,173

Notes to Non-consolidated Financial Statements

(Notes on Significant Accounting Policies)

1. Valuation standards and methods for assets

(1) Securities

Available-for-sale securities

Securities other than shares, etc. that do not have a market price	Stated at fair value (with the entire amount of valuation differences recorded directly into net assets, and the cost of securities sold calculated using the moving-average method)
Shares, etc. that do not have a market price	Stated at cost using the moving-average method

(2) Inventories

Inventories held for ordinary sales

Valuation standards are based on the cost method (by writing down the book value based on a decline in profitability).

(i) Finished goods and work in process	Specific identification method (however, moving average method for raw materials in process)
(ii) Raw materials and supplies	Moving average method

2. Depreciation and amortization of non-current assets

(1) Property, plant and equipment (excluding leased assets)

Declining balance method

The service life and residual value are determined based on the same standard as the method provided for in the Corporation Tax Act.

However, the Company adopts the straight-line method for buildings (excluding facilities attached to buildings) acquired on or after April 1, 1998 and facilities attached to buildings and structures acquired on or after April 1, 2016.

(2) Intangible assets (excluding leased assets)

Straight-line method

The service life is determined based on the same standard as the method provided for in the Corporation Tax Act.

However, software (for internal use) is amortized by the straight-line method based on the internal usable period (five years).

(3) Leased assets

Leased assets related to finance lease transactions with the right of ownership not transferred

Depreciated using the straight-line method over the lease term with zero residual value.

3. Recognition of allowances and provisions

(1) Allowance for doubtful accounts	To provide for potential credit losses on receivables, allowance for doubtful accounts is recorded at an estimated amount of uncollectible receivables calculated based on the historical rate of credit loss for general receivables and determined in consideration of collectibility of individual receivables for doubtful accounts and distressed receivables.
(2) Provision for bonuses	To provide for the payment of bonuses to employees, provision for bonuses is recorded at an amount accrued for the fiscal year under review out of the estimated amount to be paid.
(3) Provision for retirement benefits	To provide for retirement benefits for employees, provision for retirement benefits is recorded at an amount of retirement benefit obligations and pension assets as of the end of the fiscal year under review
(4) Provision for retirement benefits for directors (and other officers)	To provide for the payment of retirement benefits to officers (including operating officers), the Company records the amount required to be paid at the fiscal year-end based on the internal regulations.

4. Recognition of significant revenue and expenses

The Company manufactures and sells quartz and silicon products, mainly targeting semiconductor manufacturing equipment manufacturers.

The performance obligation of the Company is principally to provide products to customers. This obligation is deemed to have been satisfied at the time the products are delivered and control is transferred to the customer, in principle, and revenue is recognized at that time of delivery. For domestic sales, if the period of time from when the product is shipped until control is transferred to the customer is the usual period, revenue is recognized at the time of shipping and for export sales, revenue is recognized at the time the product arrives at a place agreed on with the customer.

Transaction price is calculated by deducting the amount of discount, etc. from consideration promised under contracts with customers.

Considerations for these performance obligations are received within approximately one year after satisfaction of such obligations in accordance with the separately specified payment conditions and do not include significant finance elements.

5. Other significant matters for preparation of non-consolidated financial statements

Translation of foreign currency denominated assets and liabilities into Japanese currency

Foreign currency denominated monetary receivables and payables are translated into Japanese yen at the spot exchange rate on the closing date and translation difference is treated as profit or loss.

(Notes on Accounting Estimates)

Valuation of inventories

(1) Amount recorded in the fiscal year under review

Inventories (excluding supplies)	3,980,711	thousand yen
Loss on valuation of inventories	81,906	thousand yen

(2) Information on significant accounting estimates related to identified items

This note is omitted as the same details are stated in the consolidated financial statements “Notes to Consolidated Financial Statements, (Notes on Accounting Estimates), (2) Information on significant accounting estimates related to identified items.”

(Non-Consolidated Balance Sheet)

1. Monetary receivables from and payables to subsidiaries and associates

Short-term monetary receivables	597,563	thousand yen
Long-term monetary receivables	680,282	thousand yen
Short-term monetary payables	366,967	thousand yen

2. Accumulated depreciation of property, plant and equipment	5,942,776	thousand yen

Accumulated depreciation includes accumulated impairment loss of 53,422 thousand yen.

3. Pledged assets

Buildings	1,466,203	thousand yen
Structures	27,070	thousand yen
Land	948,862	thousand yen
Total	2,442,136	thousand yen

Liabilities corresponding to pledged assets

Short-term borrowings	250,000	thousand yen
Current portion of long-term borrowings	8,370	thousand yen
Total	258,370	thousand yen

4. The amount of reduction entry of land acquired in previous fiscal years due to acceptance of national subsidies, etc. is 300,000 thousand yen which is deducted in the amount recorded in the non-consolidated balance sheet.

(Statement of Income)

Transaction volume with subsidiaries and associates

Net sales		75,878	thousand yen
Purchase of goods		3,965,350	thousand yen
Outsourcing processing expenses		472,776	thousand yen
Amount of supply of materials for a fee		1,720,883	thousand yen
Others		3,917	thousand yen
Transaction volume from non-business transactions	Interest income	4,631	thousand yen
	Dividend income	309,182	thousand yen
	Royalty income	133,120	thousand yen
	Others	5,568	thousand yen

(Non-Consolidated Statement of Changes in Equity)

Class and number of treasury shares at the end of the fiscal year under review

Common stock	33,345	shares

(Tax Effect Accounting)

Breakdown of deferred tax assets and deferred tax liabilities by major cause

Deferred tax assets

Provision for bonuses	83,468	thousand yen
Loss on valuation of inventories	35,842	thousand yen
Enterprise tax payable	23,767	thousand yen
Impairment loss	32,483	thousand yen
Loss on valuation of investment securities	1,708	thousand yen
Retirement benefit liability	63,569	thousand yen
Provision for retirement benefits for directors (and other officers)	13,542	thousand yen
Other	24,129	thousand yen
Subtotal of deferred tax assets	278,511	thousand yen
Valuation allowance	(46,620)	thousand yen
Total of deferred tax assets	231,891	thousand yen
Deferred tax assets, net	231,891	thousand yen

(Transactions with Related Parties)

Subsidiaries and associates, etc.

Category	Name of company	Voting rights ownership (owned) ratio	Relationship with related party	Transaction contents	Transaction amount (thousands of yen)	Description	Ending balance (thousands of yen)
Subsidiary	Hangzhou Techno Quartz Inc.	Ownership Direct 100%	Supply of materials	Supply for a fee (Note 1)	1,720,883	Accounts receivable - other	180,259
			Conclusion of technical support agreement	Reception of loyalty (Note 2)	132,344
			Lending funds	Lending funds (Note 3)	400,000	Short-term loans receivable from subsidiaries and associates	400,000
					–	Long-term loans receivable from subsidiaries and associates	650,000
			Purchase of products and raw materials	Procurement (Note 4)	3,965,350	Accounts payable - trade	325,512

　Transaction terms and policy on determination of transaction terms

(Notes)

1.	Raw materials purchased by the Company are supplied for the purchase price.
2.	The reception of loyalty is calculated by multiplying the amount of the relevant sales by the rate suggested by the Company.
3.	The interest rate was determined in consideration of the market interest rate.
3.	Order prices were determined in consideration of actual prices in the market.

(Revenue Recognition)

Basic information for understanding revenue from contracts with customers is omitted as the same details are stated in the consolidated financial statements “Notes to Consolidated Financial Statements, (Revenue Recognition).”

(Per Share Information)

1. Net assets per share	3,924.88 yen
2. Profit per share	598.86 yen

(Significant Subsequent Events)

(Management integration of the Company and GL Sciences Inc. by way of share transfer and transition to a holding company structure).

This note is omitted as the same details are stated in the Notes to Consolidated Financial Statements (Significant Subsequent Events).

Note: Figures presented are rounded down to the nearest thousand yen.

Accounting Auditor’s Audit Report on the Consolidated Financial Statements

Independent Auditor’s Report

May 21, 2024

To the Board of Directors

Techno Quartz Inc.

A&A Partners Chuo-ku, Tokyo
Designated Limited Liability Partner Engagement Partner	Masahito Murata, CPA

Designated Limited Liability Partner Engagement Partner	Hiromi Ito, CPA

Audit Opinion

In accordance with the provisions of Article 444, Paragraph 4 of the Companies Act, we have conducted an audit of the Consolidated Financial Statements of Techno Quartz Inc. for the fiscal year from April 1, 2023 to March 31, 2024, comprising the Consolidated Balance Sheet, Consolidated Statement of Income, Consolidated Statement of Changes to Shareholders Equity, and Notes to the Consolidated Financial Statements.

In our opinion, the aforementioned Consolidated Financial Statements present fairly, in all material aspects, the status of assets and profits and losses of the corporate group consisting of Techno Quartz Inc. and its consolidated subsidiaries during the period covered by the Consolidated Financial Statements, in accordance with accounting principles generally accepted in Japan.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in Japan. Our responsibilities under those standards are described in the Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements. We are independent of the Company and its consolidated subsidiaries as required by professional ethical requirements in Japan, and we have fulfilled our other ethical responsibilities. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Emphasis of Matter

As described in Significant Subsequent Events, the Company and GL Sciences Inc. have, at the Board of Directors meeting held on May 10, 2024, resolved to establish a joint holding company and integrate their management by way of a joint share transfer as of October 1, 2024, executed a management integration agreement, and jointly prepared a share transfer plan.

This event does not affect our opinions.

Other Information

Other information comprises the Business Report and its annexed detailed statements. The Company’s management is responsible for the preparation and disclosure of this other information. The Audit and Supervisory Committee is responsible for overseeing Directors’ execution of their duties in the establishment and operation of the Company’s reporting process for the other information.

Our opinion of the Consolidated Financial Statements does not cover the other information, and we do not express any opinion thereon.

Our responsibility is to read the other information and, in doing so, consider whether the other information is materially inconsistent with the Consolidated Financial Statements or our knowledge obtained in the audit and also to remain alert for indications that the other information is otherwise materially misstated.

If, on the basis of the work we have performed, we conclude that there is a material misstatement of this other information, we are required to report that fact.

We have nothing to report in this regard.

Responsibilities of Management and the Audit and Supervisory Committee for the Consolidated Financial Statements

The Company’s management is responsible for the preparation and fair presentation of the Consolidated Financial Statements in accordance with accounting principles generally accepted in Japan. This includes establishing and operating such internal controls as management determines are necessary to enable the preparation and fair presentation of Consolidated Financial Statements that are free from material misstatement, whether due to fraud or error.

In preparing the Consolidated Financial Statements, management is responsible for assessing whether it is appropriate to prepare the Consolidated Financial Statements on a going concern basis and disclosing, as required by accounting principles generally accepted in Japan, matters related to the going concern.

The Audit and Supervisory Committee is responsible for overseeing Directors’ execution of their duties in the establishment and operation of the Company’s financial reporting process.

Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements

Our responsibilities are to obtain reasonable assurance about whether the Consolidated Financial Statements as a whole are free from material misstatement, whether due to fraud or error, on the basis of our audit and to express an independent opinion on the Consolidated Financial Statements in our auditor’s report. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the decisions of users of the Consolidated Financial Statements.

In accordance with auditing standards generally accepted in Japan, we exercise professional judgment and maintain professional skepticism throughout the audit process in conducting the following.

×	We identify and assess the risks of material misstatements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. The selection and application of audit procedures are at the discretion of the auditor. We also obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion.
×	Although it is not the purpose of our audit to express an opinion on the effectiveness of the Company’s internal control, we do consider internal control relevant to the audit in order to design audit procedures that are appropriate to the circumstances in our assessment of the risks.
×	We evaluate the appropriateness of accounting policies adopted by management and the manner in which they are applied, as well as the reasonableness of accounting estimates made by management and the appropriateness of related supplementary notes.
×	We reach a conclusion on the appropriateness of management’s preparation of the Consolidated Financial Statements on a going concern basis and, on the basis of the audit evidence obtained, whether any material uncertainty exists related to events and conditions that may cast significant doubt on the Company’s ability to continue as a going concern. If we conclude that such a material uncertainty exists, we are required to draw attention in our auditor’s report to the related supplementary notes in the Consolidated Financial Statements or, if such supplementary notes are inappropriate, express a modified opinion that excludes those matters. Our conclusions are based on the audit evidence obtained up to the date of our auditor’s report. However, future events or conditions may cause the Company to no longer be able to continue as a going concern.
×	In addition to whether the disclosures and supplementary notes in the Consolidated Financial Statements are in conformity with accounting principles generally accepted in Japan, we also evaluate the overall presentation, structure, and contents of the Consolidated Financial Statements, including the relevant supplementary notes, and whether the underlying transactions and accounting events are fairly represented in the Consolidated Financial Statements.
×	We obtain sufficient and appropriate audit evidence of the financial information of the Company and its consolidated subsidiaries to express an opinion on the Consolidated Financial Statements. We are responsible for the direction, supervision and implementation of audits of the Consolidated Financial Statements. We are solely responsible for the audit opinion.

We report to the Audit and Supervisory Committee regarding the planned scope and timing of the audit, significant audit findings, including any significant deficiencies in internal control identified during the audit, and any other matters required by auditing standards.

We report to the Audit and Supervisory Committee on compliance with the provisions on professional ethics in Japan concerning independence, matters that are reasonably believed to affect the independence of the auditor, and the contents of measures or safeguards, if we take measures to eliminate disincentives or apply safeguards to reduce disincentives to an acceptable level.

Conflicts of Interest

There are no interests between the Company and its consolidated subsidiaries and A&A Partners or its engagement partners that require disclosure under the provisions of the Certified Public Accountants Act.

Accounting Auditor’s Audit Report on the Non-Consolidated Financial Statements

Independent Auditor’s Report

May 21. 2024

To the Board of Directors

Techno Quartz Inc.

A&A Partners Chuo-ku, Tokyo
Designated Limited Liability Partner Engagement Partner	Masahito Murata, CPA

Designated Limited Liability Partner Engagement Partner	Hiromi Ito, CPA

 Audit Opinion

In accordance with the provisions of Article 436, Paragraph 2, item 1 of the Companies Act, we have conducted an audit of the Non-consolidated Financial Statements of Techno Quartz Inc. for the 48th Business Year of the Company from April 1, 2023 to March 31, 2024, comprising the Non-consolidated Balance Sheet, Non-consolidated Statement of Income, Non-consolidated Statement of Changes to Shareholders Equity, Notes to Non-consolidated Financial Statements, and Supplementary Schedules.

In our opinion, the aforementioned Non-consolidated Financial Statements present fairly, in all material aspects, the status of assets and profit and loss of the Company during the period covered by the Non-consolidated Financial Statements, in accordance with accounting principles generally accepted in Japan.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in Japan. Our responsibilities under those standards are described in the Auditor’s Responsibilities for the Audit of the Non-consolidated Financial Statements. We are independent of the Company as required by professional ethical requirements in Japan, and we have fulfilled our other ethical responsibilities. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Emphasis of Matter

As described in Significant Subsequent Events, the Company and GL Sciences Inc. have, at the Board of Directors meeting held on May 10, 2024, resolved to establish a joint holding company and integrate their management by way of a joint share transfer as of October 1, 2024, executed a management integration agreement, and jointly prepared a share transfer plan.

This event does not affect our opinions.

Other Information

Other information comprises the Business Report and its annexed detailed statements. The Company’s management is responsible for the preparation and disclosure of this other information. The Audit and Supervisory Committee is responsible for overseeing Directors’ execution of their duties in the establishment and operation of the Company’s reporting process for the other information.

Our opinion of the Non-consolidated Financial Statements does not cover the other information, and we do not express any opinion thereon.

Our responsibility is to read the other information and, in doing so, consider whether the other information is materially inconsistent with the Non-consolidated Financial Statements or our knowledge obtained in the audit and also to remain alert for indications that the other information is otherwise materially misstated.

If, on the basis of the work we have performed, we conclude that there is a material misstatement of this other information, we are required to report that fact.

We have nothing to report in this regard.

Responsibilities of Management and the Audit and Supervisory Committee for the Non-consolidated Financial Statements

The Company’s management is responsible for the preparation and fair presentation of the Non-consolidated Financial Statements in accordance with accounting principles generally accepted in Japan. This includes establishing and operating such internal controls as management determines are necessary to enable the preparation and fair presentation of Non-consolidated Financial Statements that are free from material misstatement, whether due to fraud or error.

In preparing the Non-consolidated Financial Statements, management is responsible for assessing whether it is appropriate to prepare the Non-consolidated Financial Statements on a going concern basis and disclosing, as required by accounting principles generally accepted in Japan, matters related to the going concern.

The Audit and Supervisory Committee is responsible for overseeing Directors’ execution of their duties in the establishment and operation of the Company’s financial reporting process.

Auditor’s Responsibilities for the Audit of the Non-consolidated Financial Statements

Our responsibilities are to obtain reasonable assurance about whether the Non-consolidated Financial Statements as a whole are free from material misstatement, whether due to fraud or error, on the basis of our audit and to express an independent opinion on the Non-consolidated Financial Statements in our auditor’s report. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the decisions of users of the Non-consolidated Financial Statements.

In accordance with auditing standards generally accepted in Japan, we exercise professional judgment and maintain professional skepticism throughout the audit process in conducting the following.

×	We identify and assess the risks of material misstatements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. The selection and application of audit procedures are at the discretion of the auditor. We also obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion.
×	Although it is not the purpose of our audit to express an opinion on the effectiveness of the Company’s internal control, we do consider internal control relevant to the audit in order to design audit procedures that are appropriate to the circumstances in our assessment of the risks.
×	We evaluate the appropriateness of accounting policies adopted by management and the manner in which they are applied, as well as the reasonableness of accounting estimates made by management and the appropriateness of related supplementary notes.
×	We reach a conclusion on the appropriateness of management’s preparation of the Non-consolidated Financial Statements on a going concern basis and, on the basis of the audit evidence obtained, whether any material uncertainty exists related to events and conditions that may cast significant doubt on the Company’s ability to continue as a going concern. If we conclude that such a material uncertainty exists, we are required to draw attention in our auditor’s report to the related supplementary notes in the Non-consolidated Financial Statements or, if such supplementary notes are inappropriate, express a modified opinion that excludes those matters. Our conclusions are based on the audit evidence obtained up to the date of our auditor’s report. However, future events or conditions may cause the Company to no longer be able to continue as a going concern.
×	In addition to whether the disclosures and supplementary notes in the Non-consolidated Financial Statements are in conformity with accounting principles generally accepted in Japan, we also evaluate the overall presentation, structure, and contents of the Non-consolidated Financial Statements, including the relevant supplementary notes, and whether the underlying transactions and accounting events are fairly represented in the Non-consolidated Financial Statements.

We report to the Audit and Supervisory Committee regarding the planned scope and timing of the audit, significant audit findings, including any significant deficiencies in internal control identified during the audit, and any other matters required by auditing standards.

We report to the Audit and Supervisory Committee on compliance with the provisions on professional ethics in Japan concerning independence, matters that are reasonably believed to affect the independence of the auditor, and the contents of measures or safeguards, if we take measures to eliminate disincentives or apply safeguards to reduce disincentives to an acceptable level.

Conflicts of Interest

There are no interests between the Company and A&A Partners or its engagement partners that require disclosure under the provisions of the Certified Public Accountants Act.

Audit and Supervisory Committee’s Audit Report

Audit Report

The Audit and Supervisory Committee audited the performance of duties by Directors for the 48th Business Year from April 1, 2023 to March 31, 2024, and hereby reports on the method and results of that audit.

1.	Method and Contents of Audit

In regard to the content of resolutions of the Board of Directors regarding the matters stated in Article 399-13, Paragraph 1, items (i) (b) and (c) of the Companies Act, as well as the systems developed in accordance with those resolutions (internal control systems), the Audit and Supervisory Committee periodically received reports from Directors, employees, and others. regarding the status of the establishment and operation of those systems and, as necessary, requested explanations and expressed opinions in regard thereto, in addition to which the Audit and Supervisory Committee conducted audits using the following methods.

(i)	In conformity with the standards for auditing by the Audit and Supervisory Committee determined by the Audit and Supervisory Committee and in accordance with the audit policies, division of duties, and other requirements, the Audit and Supervisory Committee, in cooperation with the Audit Department, which is responsible for internal control of the Company, attended important meetings, received reports from Directors, employees, and others regarding matters related to the performance of their duties, requested explanations as necessary, viewed important decision-making documents, and inspected the status of operations and assets regarding the head office, sales offices, and factories, while also utilizing means via telephone lines, the internet, and other means. Additionally, in regard to subsidiaries, the Audit and Supervisory Committee communicated and exchanged information with the directors and other personnel of subsidiaries, and received business reports on a regular basis.
(ii)	The Audit and Supervisory Committee oversaw and verified whether the Accounting Auditor maintained its independent position and conducted an appropriate audit, received reports from the Accounting Auditor on the status of the performance of its duties, and requested explanations as necessary. Additionally, the Audit and Supervisory Committee received notification from the Accounting Auditor that, in accordance with the “Quality Control Standards for Audits” (Business Accounting Council), and other standards, it had developed systems in order to ensure that its duties are appropriately performed (i.e., notification of the matters stated in the items of Article 131 of the Regulations on Corporate Accounting) and requested explanations as necessary.

Using the methods above, the Audit and Supervisory Committee examined the Business Report, the supplementary schedules thereto, the Non-Consolidated Financial Statements (i.e., Non-Consolidated Balance Sheet, Non-Consolidated Statement of Income, Non-Consolidated Statement of Changes in Equity, and Notes to Non-Consolidated Financial Statements), the supplementary schedules to the Non-Consolidated Financial Statements, and the Consolidated Financial Statements (i.e., the Consolidated Balance Sheet, Consolidated Statement of Income, Consolidated Statement of Changes in Equity, and Notes to Consolidated Financial Statements) for the fiscal year under review.

2.	Audit Results
(1)	Results of the audit of Business Report and other documents
(i)	We find that the Business Report and the supplementary schedules thereto accurately present the status of the Company in accordance with laws, regulations, and the Articles of Incorporation.
(ii)	We do not find any misconduct nor any material fact constituting a violation of any law, regulation, or the Articles of Incorporation in relation to Directors’ performance of their duties.
(iii)	We find the content of the resolutions of the Board of Directors regarding internal control systems to be reasonable. Additionally, we do not find any matters that should be commented upon in regard to the statements in the Business Report or Directors’ performance of their duties relating to the internal control systems.

(2)	Results of the audit of the Non-consolidated Financial Statements and supplementary schedules thereto

We find the methods and results of the audit by the Accounting Auditor, A&A Partners, to be reasonable.

(3)	Results of audit of the Consolidated Financial Statements

We find the methods and results of the audit by the Accounting Auditor, A&A Partners, to be reasonable.

May 22, 2024

Audit and Supervisory Committee, Techno Quartz Inc.

Audit and Supervisory Committee Member (full-time)

Kazuya Ishikawa [Seal]

Audit and Supervisory Committee Member

Shigeki Taniguchi [Seal]

Audit and Supervisory Committee Member

Taketo Morita [Seal]

(Note)	Audit and Supervisory Committee Members, Kazuya Ishikawa, Shigeki Taniguchi, and Taketo Morita, are outside directors provided for in Article 2, item (xv) and Article 331, Paragraph 6 of the Companies Act

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